EXECUTION VERSION
SHARE PURCHASE AGREEMENT
by and among
FOX PARENT HOLDINGS, LLC,
FOX (PARENT) HOLDINGS, INC.,
VISTA OUTDOOR OPERATIONS LLC,
and solely for purposes of Section 10.25 of this Agreement
VISTA OUTDOOR INC.,

as the Parent

Dated as of June 30, 2022

TABLE OF CONTENTS
Page
1.    DEFINITIONS.    1
1.1.    Certain Matters of Construction    1
1.2.    Certain Definitions    2
2.    PURCHASE AND SALE OF SHARES; CLOSING.    19
2.1.    Purchase and Sale of Shares    19
2.2.    Calculation of Purchase Price    19
2.3.    The Closing    20
2.4.    Closing Deliveries and Payments    20
2.5.    Estimated Purchase Price; Purchase Price Adjustment    21
2.6.    Earn-Out Payment.    24
3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.    26
3.1.    Organization    26
3.2.    Authorization    26
3.3.    Capitalization and Subsidiaries    27
3.4.    No Violation or Approval; Consents    28
3.5.    Financial Statements, Etc.    28
3.6.    Undisclosed Liabilities    29
3.7.    Ordinary Course of Business; No Material Adverse Effect    29
3.8.    Taxes    29
3.9.    Real Property    32
3.10.    Title to Assets; Sufficiency    34
3.11.    Operations in Conformity with Law    34
3.12.    Employee Benefit Plans    34
3.13.    Intellectual Property    36
3.14.    Permits    42
3.15.    Environmental Matters    42
3.16.    Material Contracts    43
3.17.    Transactions with Affiliates    45
3.18.    Litigation; Governmental Orders    45
3.19.    Insurance    45
3.20.    Labor Matters    46
3.21.    Brokers    48
3.22.    Suppliers    48
3.23.    Customers    48
3.24.    Anti-Corruption and Trade    48
3.25.    Inventory    49
3.26.    Customer Warranties.    50
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3.27.    Product Liabilities.    50
3.28.    Accounts Receivable; Accounts Payable.    50
3.29.    COVID Measures    51
3.30.    Bank Accounts; Power of Attorney    51
3.31.    Solvency    51
4.    REPRESENTATIONS AND WARRANTIES OF SELLER.    51
4.1.    Organization    51
4.2.    Authorization    51
4.3.    Title to Shares    52
4.4.    No Violation or Approval; Consents    52
4.5.    Litigation; Governmental Orders    52
4.6.    Brokers    52
5.    REPRESENTATIONS AND WARRANTIES RELATING TO BUYER.    53
5.1.    Organization    53
5.2.    Authorization    53
5.3.    No Violation or Approval; Consents    53
5.4.    Litigation; Governmental Orders    53
5.5.    Available Funds; Solvency    54
5.6.    Brokers    54
5.7.    Investment Intent    54
6.    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.    54
6.1.    Representations and Warranties    54
6.2.    Performance of Obligations    55
6.3.    No Material Adverse Effect    55
6.4.    Company and Seller Compliance Certificates    55
6.5.    Secretary Certificate    55
6.6.    Payoff Letters    55
6.7.    FIRPTA Certificate    55
6.8.    Injunctions    55
6.9.    Regulatory Approval    55
6.10.    Escrow Agreement    56
6.11.    Restrictive Covenant Agreements    56
6.12.    Termination of Affiliate Agreements    56
6.13.    Additional Requirements    56
7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND SELLER.    56
7.1.    Representations and Warranties    56
7.2.    Performance of Obligations    56
7.3.    Buyer Compliance Certificate    56
7.4.    Injunctions    56
7.5.    Regulatory Approval    56
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7.6.    Payments    56
7.7.    Escrow Agreement    56
8.    COVENANTS OF THE PARTIES.    57
8.1.    Access to Premises and Information    57
8.2.    Conduct of Business Prior to Closing    57
8.3.    Confidentiality    59
8.4.    Preparation for Closing; Antitrust Matters    60
8.5.    Business Records    62
8.6.    Tax Matters    63
8.7.    Further Assurances    66
8.8.    Indemnification of Directors and Officers    66
8.9.    Resignations    68
8.10.    Representation and Warranty Policy    68
8.11.    Financing Cooperation    68
8.12.    Bank Accounts    71
8.13.    Notification of Certain Matters    71
8.14.    Exclusive Dealing    71
8.15.    OP Form 10    71
8.16.    Section 280G Approval    72
9.    TERMINATION.    72
9.1.    Termination    72
9.2.    Effect of Termination    73
9.3.    Regulatory Fees.    74
10.    MISCELLANEOUS.    75
10.1.    Non-Survival of Representations, Warranties, Covenants and Agreements    75
10.2.    Notices    75
10.3.    Expenses of Transaction    76
10.4.    Entire Agreement    76
10.5.    Severability    76
10.6.    Amendment    76
10.7.    Parties in Interest    76
10.8.    Assignment    76
10.9.    Governing Law    77
10.10.    Consent to Jurisdiction    77
10.11.    Waiver of Jury Trial    77
10.12.    Reliance    78
10.13.    Specific Enforcement    78
10.14.    No Waiver    78
10.15.    Negotiation of Agreement    78
10.16.    Disclosure Schedules    78
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10.17.    Non-Recourse    78
10.18.    DISCLAIMER    79
10.19.    Due Diligence Review    80
10.20.    Attorney-Client Privilege and Waiver of Conflicts    80
10.21.    Release.    81
10.22.    Headings    82
10.23.    Counterparts; Electronic Signature    82
10.24.    Debt Financing    83
10.25.    Parent Guarantee    83

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EXHIBITS

Exhibit A – Accounting Principles
Exhibit B-1 – Adjusted EBITDA Rules and Adjusted EBITDA Illustrative Example
Exhibit B-2 – Closing Net Working Capital Calculation
Exhibit C – Form of Escrow Agreement

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SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (as amended, modified, or supplemented from time to time, this “Agreement”) is made as of the June 30, 2022, by and among Fox Parent Holdings, LLC, a Delaware limited liability company (“Seller”), Fox (Parent) Holdings, Inc., a Delaware corporation (“Company”), Vista Outdoor Operations LLC, a Delaware limited liability company (“Buyer”), and solely for purposes of Section 10.25, Vista Outdoor Inc. (the “Parent”).
Whereas, Seller owns all of the 100 outstanding shares of common stock, par value $0.001 per share, of the Company (such common stock being referred to herein as the “Common Stock” and such outstanding shares being referred to herein as the “Shares”);
Whereas, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, at the Closing (as defined below) all of the Shares, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Buyer’s execution and delivery of this Agreement, certain individuals have executed and delivered to Buyer a restrictive covenant agreement (collectively, the “Restrictive Covenant Agreements”).
Now, therefore, in consideration of the premises, representations and warranties and mutual covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:
1.Definitions.
1.1.Certain Matters of Construction. For purposes of this Agreement, except as specified otherwise, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “party” will refer to Buyer, Seller and the Company. The word “including” means including without limitation. The word “will” has the same meaning as the word “shall.” The word “or” shall not be exclusive. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. Unless otherwise provided, references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. References herein to any Contract (including this Agreement) means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof; provided, that, any requirement to disclose and/or make available to Buyer any Contract shall not be considered satisfied unless each amendment, supplement or modification to such Contract has been so disclosed and/or made available to Buyer. The terms “Dollars” and “$” mean United States Dollars. The phrases “made available,” “delivered to,” “provided to” or similar phrases, when used in reference to any document made available to Buyer, shall mean only the documents uploaded in the Electronic Data Room or delivered to Buyer or its Representatives by email at least one (1) day prior to the date hereof.
1.2.Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:
“280G Vote” is defined in Section 8.16.

“Accounting Principles” means the accounting methods and principles set forth on Exhibit A.
“Accrued Income Taxes” means an amount (not less than zero dollars ($0)) equal to the aggregate liability for any accrued and unpaid Income Taxes of the Group Companies for any Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date (in each case, with respect to taxable periods (or portions thereof) ending on the Closing Date, determined in accordance with Section 8.6.3 and Section 8.6.4, as applicable), in each case, beginning after December 31, 2020 (regardless of whether due and payable as of the Closing), determined on a jurisdiction by jurisdiction basis (and which amount shall not be less than zero dollars ($0) for any jurisdiction), except as otherwise provided in the following sentence. Accrued Income Taxes shall be calculated (a) in a manner consistent with the past practice of the Group Companies, unless otherwise required by applicable Law, (b) by assuming that no actions are taken on the Closing Date after the Closing outside the ordinary course of business, (c) by excluding any Tax consequences resulting from any financing (or actions taken in respect of any financing) incurred by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement, (d) by taking into account in the Pre-Closing Tax Period or portion of the Straddle Period ending on the Closing Date, as applicable, any Transaction Tax Deductions of the Group Companies to the maximum extent permitted under applicable Income Tax Law, (e) by taking into account any prepayment of Income Taxes (including estimated Taxes) by the Group Companies prior to the Closing to the extent such prepayment (including estimated Taxes) actually reduces the liability for Income Taxes with respect to any applicable Pre-Closing Tax Period, or portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 8.6.4), (f) by excluding any deferred Tax assets and liabilities, and (g) by including in taxable income the aggregate amount of the adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. law) of an amount equal to the Section 481(a) Amount.
“Action” means any claim (including any cross-claim or counterclaim), suit, litigation, action, proceeding, compliant, petition, mediation, hearing, audit, inspection, order, inquiry, request for information, dispute resolution process, arbitration or investigation, whether civil, criminal, administrative or investigative, formal or informal, and including any appellate proceeding arising therefrom, in each case, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Authority, arbitrator or arbitration panel, mediator, or other similar tribunal.
“Actual Fraud” means an actual fraud with respect to the representations and warranties made in Articles 3, 4, or 5 of this Agreement, which involves a knowing and intentional misrepresentation of material fact in such representations and warranties with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party relied to its detriment under applicable Laws and this Agreement (including in any schedule or certificate delivered pursuant to this Agreement and for the avoidance of doubt, excluding any theory of fraud premised upon constructive fraud, negligent misrepresentation or omission, recklessness or negligence).
“Adjusted EBITDA” means earnings before interest, taxes, depreciation, and amortization, which shall be subject to the adjustments and calculated in accordance with the methodologies set forth on Exhibit B-1 attached hereto.
“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person, or, as to a Person that is a natural Person, any other Person who is a member of such natural Person’s immediate family (i.e., a spouse, parent, child (including an adopted child) or grandchild of that individual). For the purposes of this definition, “controlling”, “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliate Agreement” is defined in Section 3.17.

“Affiliated Group” means any affiliated, consolidated, combined, or unitary group for Income Tax purposes, including an “affiliated group” within the meaning of Code Section 1504(a) or any similar provision of state, local, or foreign Law.
“Agreement” is defined in the Preamble.
“Alternative Transaction” is defined in Section 8.14.
“Annual Financial Statements” is defined in Section 3.5.1.
“Bank Accounts” is defined in Section 3.30.
“Base Purchase Price” means $540,000,000.
“Business” means the business of the Group Companies as conducted as of the date hereof.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are required or authorized to close in the City of San Francisco, California or New York, New York.
“Buyer” is defined in the Preamble.
“Buyer Released Party” is defined in Section 10.21.2.
“Buyer Releasing Party” is defined in Section 10.21.1.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor Law or executive order or executive memo (including, without limitation, IRS Notice 2020-65, and IRS Notice 2021-11), and any subsequent Law or administrative guidance to the extent intended to address the consequences of coronavirus (COVID-19) disease and the severe acute respiratory syndrome coronavirus 2 (SARS-CoV2) virus, including the Health and Economic Recovery Omnibus Emergency Solutions Act.
“Closing” is defined in Section 2.3.
“Closing Cash” shall mean an amount equal to the sum as of the Measurement Time of all cash and cash equivalents of the Group Companies (including demand deposits, money market or similar accounts and short-term investments and any earned interest thereon), determined in accordance with the Accounting Principles; provided, that the Closing Cash will exclude Trapped Cash and any amounts of cash used by the Group Companies after the Measurement Time and prior to the Closing to pay or otherwise satisfy any amount that would otherwise be included in the calculation of Closing Indebtedness or Transaction Expenses.
“Closing Date” is defined in Section 2.3.
“Closing Indebtedness” shall mean the Indebtedness determined as of immediately prior to the Closing.
“Closing Net Working Capital Amount” means the Current Assets less the Current Liabilities as of the Measurement Time; provided, that the Closing Net Working Capital Amount shall not take into account any assets or liabilities otherwise taken into account in calculating the Purchase Price pursuant to Section 2.2. Closing Net Working Capital Amount shall be determined and calculated in accordance with the Accounting Principles and in a manner consistent with the presentation in the Closing Net Working Capital Calculation Schedule.

“Closing Net Working Capital Calculation Schedule” means a sample calculation of the Closing Net Working Capital Amount as of the date set forth therein, attached as Exhibit B-2, which has been provided for illustration purposes only.
“Closing Net Working Capital Excess” means the amount by which the Closing Net Working Capital Amount exceeds the Estimated Closing Net Working Capital Amount.
“Closing Net Working Capital Shortfall” means the amount by which the Estimated Closing Net Working Capital Amount exceeds the Closing Net Working Capital Amount.
“Closing Statement” is defined in Section 2.5.2.
“Closing Statement Due Date” is defined in Section 2.5.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” is defined in the Preamble.
“Company Data and Data Sets” is defined in Section 3.13.6(c).
“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Group Companies or used by the Group Companies in connection with the Business, including all Intellectual Property Rights in and to Company Technology including such rights in the Products.
“Company Material IP” is defined in Section 3.13.1.
“Company Plan” is defined in Section 3.12.1.
“Company Sensitive Information” has the meaning set forth in Section 3.13.6(a).
“Company Software” is defined in Section 3.13.8
“Company Subsidiaries” is defined in Section 3.3.2.
“Company Technology” means any and all Technology owned by the Group Companies.
“Confidentiality Agreement” is defined in Section 8.1.
“Contemplated Transactions” means the transactions contemplated by this Agreement and any other Transaction Documents.
“Contract” means any binding written or oral contract, agreement, lease, sublease, license, instrument, note, commitment or other similar undertaking.
“Copyleft Software” means any software code that is distributed under Open License Terms that: (a) require, as a condition of use, modification, and/or distribution, that other software code incorporated into, derived from or distributed with such software code also be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making modifications or derivative works, or (iii) redistributable at no charge; or (b) otherwise impose any other material limitation, restriction, or condition on the right or ability of the Group Companies to use or modify any Group Company’s products or services or distribute any Group Company’s products or services.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Actions” means any commercially reasonable actions that the Group Companies reasonably determine are necessary or prudent for the Group Companies to take in connection with or in response to (a) protect the health and safety of customers, employees and other business relationships in connection with, or in response to, COVID-19 or any other related global or regional health event or circumstance, or (b) ensure compliance with any Law, recommendations or restrictions imposed by the Centers for Disease Control and Prevention or any other Governmental Authorities or quasigovernmental authorities having jurisdiction over the Group Companies in response to COVID-19, including the COVID-19 Measures; provided, however, to the extent that any action is not legally required or recommended in accordance with the foregoing clause (b), then Seller shall consult with Buyer in good faith prior to taking any action that it reasonably determines is necessary or prudent for the Group Companies.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES), the Covid-19 Emergency Response Act (Canada), and any similar Laws from foreign jurisdictions.
“Current Assets” means the consolidated current assets of the Group Companies, determined in accordance with the Accounting Principles and including only the line items set forth on the Closing Net Working Capital Calculation Schedule; provided that (a) Closing Cash shall not constitute Current Assets and (b) Income Tax assets and deferred Tax assets will not constitute Current Assets and current non-Income Tax assets will constitute Current Assets.
“Current Liabilities” means the consolidated current liabilities of the Group Companies, determined in accordance with the Accounting Principles and including only the line items set forth on the Closing Net Working Capital Calculation Schedule; provided that (a) current non-Income Tax liabilities will constitute Current Liabilities and (b) the following will not constitute Current Liabilities: (i) Closing Indebtedness (including any accrued interest related thereto), (ii) Income Tax liabilities and deferred Tax liabilities, and (iii) Transaction Expenses.
“D&O Expenses” is defined in Section 8.8.2.
“D&O Indemnifiable Claim” is defined in Section 8.8.2.
“D&O Indemnified Person” is defined in Section 8.8.1.
“D&O Indemnifying Party” is defined in Section 8.8.2.
“D&O Insurance” is defined in Section 8.8.3.
“D&O Losses” is defined in Section 8.8.2.
“Debt Financing” is defined in Section 8.11.1.
“Debt Payoff Amount” is defined in Section 2.4.1(d).
“Deficiency Amount” is defined in Section 2.5.5.
“Designated Accounting Firm” is defined in Section 2.5.3(d).
“Disclosure Schedules” means the various disclosure schedules to this Agreement that are being delivered by Seller and the Company in connection with the execution and delivery hereof.
“Dispute Notice” is defined in Section 2.5.3(b).

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).
“Earn-Out Compensatory Payment” is defined in Section 2.6.4.
“Earn-Out Employee Portion Amount” means the sum of (a) the aggregate value of the amount of the Earn-Out Payment to be payable pursuant to the Fox Head, Inc. Long Term Incentive Plan to the individuals and in the amounts set forth on Schedule 1.2(a), plus (b) the aggregate value of the Earn-Out Payment to be payable pursuant to the Special CoC Bonus Plan to the individuals and in the amounts set forth on Schedule 1.2(b), plus (c) the employer portion of any payroll, social security, unemployment and similar Taxes related to the amounts payable pursuant to clauses (a) and (b).
“Earn-Out Milestone” has the meaning set forth in Section 2.6.1.
“Earn-Out Milestone Statement” has the meaning set forth in Section 2.6.2.
“Earn-Out Payment” has the meaning set forth in Section 2.6.1.
“Earn-Out Period” has the meaning set forth in Section 2.6.1.
“Earn-Out Target” means $55,000,000.
“Earn-Out Threshold” means $44,000,000.
“Electronic Data Room” means, collectively, the electronic data rooms established by Seller and the Company in connection with the transactions contemplated hereby located at services.intralinks.com., entitled “Project RAMPAGE Limited Data Room”, “Project Rampage Clean Room”, and “RAMPAGE Vista GT Requests”.
“Employee Plan” means any plan, program, policy, practice, agreement, material undertaking, or arrangement (whether oral or written, formal or informal, funded or unfunded) that is: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) a stock bonus, stock ownership, stock purchase, stock option, equity, phantom stock, or equity-based incentive, (c) any other deferred-compensation, severance, termination, separation, notice, change in control, retention, health or welfare, cash incentive or commission, vacation pay, sick pay, profit-sharing, retirement, supplemental retirement, pension, or material fringe-benefit plan, program, agreement or arrangement, or (d) any and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, including any medical benefit, dental treatment, drug benefit plan, life and other insurance plan including accident insurance, vision, long-term and short-term disability; and any such plan, program, policy, or arrangement that is maintained, sponsored, or contributed to by any Group Company for the benefit of employees outside of the United States.
“Enforceability Exceptions” is defined in Section 3.2.
“Environmental Claims” means any claims, notices of noncompliance or violation or Action by any Governmental Authority or Person alleging any liability arising under any Environmental Law or demanding payment, contribution, indemnification, remedial action, removal action, financial assurance or any other action or inaction with respect to any actual or alleged environmental damage, condition or event or injury to persons, property or natural resources.
“Environmental Laws” means all federal, provincial, state and local Laws, statutes, regulations, and ordinances concerning pollution or protection of human health or the environment, including any Law relating to the use, transportation, storage, disposal, release or threatened release of any Hazardous Substance, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.
“Environmental Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a company or corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.
“Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement into which the Escrow Amount will be deposited at Closing.
“Escrow Agent” means Citibank, N.A. in its capacity as escrow agent.
“Escrow Agreement” means the Escrow Agreement to be entered into on or prior to the Closing Date by and among Buyer, the Escrow Agent and Seller, in substantially the form attached as Exhibit C.
“Escrow Amount” means $5,000,000.
“Estimated Closing Cash” is defined in Section 2.5.1.
“Estimated Closing Indebtedness” is defined in Section 2.5.1.
“Estimated Closing Net Working Capital Amount” is defined in Section 2.5.1.
“Estimated Closing Net Working Capital Excess” means the amount by which the Estimated Closing Net Working Capital Amount exceeds the Target Net Working Capital Amount.
“Estimated Closing Net Working Capital Shortfall” means the amount by which the Target Net Working Capital Amount exceeds the Estimated Closing Net Working Capital Amount.
“Estimated Closing Statement” is defined in Section 2.5.1.
“Estimated Purchase Price” means an amount equal to (a) the Base Purchase Price, plus (b) the Earn-Out Payment (solely for purposes of the calculation of which, the parties hereto agree that the Earn-Out Payment shall be deemed to equal zero dollars ($0)), plus (c) the Estimated Closing Cash, minus (d) the Estimated Closing Indebtedness, minus (e) the Estimated Transaction Expenses, and (f) either plus the Estimated Closing Net Working Capital Excess or minus the Estimated Closing Net Working Capital Shortfall, as applicable.
“Estimated Transaction Expenses” is defined in Section 2.5.1.
“Excess Amount” is defined in Section 2.5.4.
“Existing Employment Agreements” is defined in Section 3.20.3.

“Expert Calculations” is defined in Section 2.5.3(d).
“Expiration Date” is defined in Section 9.1.4.
“Expiration Date Reverse Termination Fee” is defined in Section 9.3.1.
“Financial Statements” is defined in Section 3.5.1.
“Financing Parties” means the Financing Sources, their respective Affiliates, the Financing Sources’ and their respective Affiliates’ respective equityholders, members, general or limited partners, investment vehicles and Representatives, and the respective permitted successors and assigns of each of the foregoing.
“Financing Sources” means each Person that has committed to provide or arrange or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Buyer or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative agent or collateral agent, trustee or a similar representative in respect of, any Debt Financing.
“Foreign Working Capital Needs” means in respect of (a) Fastco Asia Limited, $100,000, (b) Fox Head Europe S.L.U. and its Subsidiaries, $400,000, (c) Fox Head Canada, Inc., $0, and (d) Fox Asia Sourcing and Trading Company Ltd, $0.
“Fox Holdco” means Fox Holdco, Inc., a Delaware corporation directly and wholly owned by the Company.
“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization and Subsidiaries), Section 3.4.5 (No Violations of Organizational Documents), Section 3.21 (No Brokers), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Titles to Share) and Section 4.6 (No Brokers).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any United States, or any foreign, federal, state, provincial, municipal or local government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency, body, board, registrar, ministry or commission entitled to exercise any administrative, executive, judicial, quasi-judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, or any tribunal or legislative representative or body thereof.
“Governmental Order” means any ruling, award, decision, injunction, judgment, order, stipulation, determination, decree or subpoena entered, issued or made by, or settlement or agreement with, any Governmental Authority.
“Group Company/ies” means, collectively, the Company and the Company Subsidiaries.
“Hazardous Substance” means (a) any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material, substance or waste, under any applicable Environmental Law (b) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), (g) Per- and Polyfluoroalkyl Substances and (h) infectious waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Illegal Business Practice Laws” means, collectively, all anti-bribery, anti-corruption, anti-fraud and anti-money laundering Laws to which any Group Company is subject, including Chapter 11 of Title 18 of the United States Code, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada), all U.S., Canada, and foreign Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and any other Laws, including those of any state, province or municipality, that prohibit the (a) corrupt payment, transfer, or offer, promise, or authorization of, or acquiescence in, directly or indirectly, the payment, transfer or provision, of anything of value (including gifts or entertainment) to, or for the benefit or at the behest of, any representative of a Governmental Authority or commercial entity or (b) any other payment or provision, or any improper offer, promise or authorization of, or acquiescence in, anything of value or any other payment in connection with any business activity of the Group Companies, including any pay-for-play practices; in each case, whether to obtain or maintain any business opportunity or advantage, prevent or limit any business disadvantage or detriment or otherwise.
“Inbound IP Contracts” is defined in Section 3.13.2.
“Income Tax” means any Taxes imposed on or based on or measured with respect to net income (however denominated).
“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Indebtedness” means with respect to the Group Companies and without duplication, all outstanding liabilities of the Group Companies: (a) in respect of indebtedness for borrowed money (including the current portion thereof and amounts outstanding under any overdraft facilities) (b) evidenced by notes, debentures or similar instruments (other than surety bonds or similar instruments), but only to the extent called or drawn prior to the Closing, (c) for the capitalized liability under all capital leases of the Group Companies (determined in accordance with the Accounting Principles), (d) all deferred payments, and other obligations of such Person to secure all or part of the purchase price of property, securities, goods or services (including seller notes, earn-out payments, contingent bonuses or similar obligations) (other than ordinary trade accounts payable or accruals included in the calculation of Closing Net Working Capital Amount), (e) the amount of Accrued Income Taxes, (f) the amount of the employer portion of any payroll Taxes of any Group Company that have been deferred from a Pre-Closing Tax Period to a Post-Closing Tax Period pursuant to the CARES Act, the Covid-19 Emergency Response Act (Canada), or any other similar Law, to the extent unpaid immediately prior to the Closing, (g) all Liabilities of the Group Companies in regard to guaranties or sureties of third parties by such Group Company, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty; (h) deferred revenues to the extent they are customer deposits paid in cash for products sold or cash receipts in advance of a sale, (i) all amounts payable to the participants of the Fox Head, Inc. Long Term Incentive Plan, excluding clause (a) of the Earn-Out Employee Portion Amount, (j) all amounts due under any future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities, including the net cost of unwinding and terminating such arrangements, (k) with respect to guarantees of obligations of the types described in clauses (a) through (j) above of any other Person or (l) any accrued interest or due and payable prepayment penalties or premiums related to any of the foregoing, and excluding, for the avoidance of doubt, all Tax liabilities other than with respect to clauses (e) and (f) above; provided, that any Accrued Income Taxes included in Indebtedness will be calculated as of the close of the Closing Date disregarding any payments made on or after the Closing Date from Closing Cash that reduce the amount of any Taxes that would otherwise be included in the calculation of Accrued Income Taxes; provided further, that Indebtedness shall be reduced by any net asset position of any amounts due under clause (j) above; provided further, that Indebtedness shall not take into account any (i) amount included in Transaction Expenses or otherwise treated as a liability in the calculation of Closing Net Working Capital Amount, (ii) intercompany obligations between or among the Group Companies or (iii) obligations related to leases classified as operating in nature, in accordance with GAAP, in the Financial Statements.
“Information Privacy and Security Laws” means all applicable Laws relating to data privacy, data protection, or data security, including, the EU General Data Protection Regulation (GDPR), the Personal Information Protection and Electronic Documents Act (Canada), the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, Canadian Anti-Spam Law, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security Laws, state social security number protection Laws, state data breach notification Laws, and Laws concerning the communication of electronic messages requirements for website and mobile application privacy policies and practices, electronic monitoring or recording of any outbound communications.
“Inside Date Period” means the period of twenty (20) consecutive Business Days immediately following the date of this Agreement, provided that the period from and including July 1, 2022 to and including July 5, 2022 shall not be considered Business Days for purposes of the Inside Date Period.
“Intellectual Property Rights” means all right, title, and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the universe, including: (a) patents, industrial designs, and inventions whether or not patentable, along with any improvements, ideas, concepts, formulas, techniques, methods, prototypes, protocols, and processes associated with the foregoing, (“Patents”), (b) copyrights and works of authorship, whether or not copyrightable, mask work rights, (c) confidential information, trade secrets, know-how, data, data sets, database rights, and any other information that derives independent economic value (actual or potential) from not being generally known to and not being readily ascertainable by proper means by a person able to obtain economic value from its use or disclosure, including drawings, bills of material and other tangible or electronic materials embodying the foregoing and relating to products or services made or sold or otherwise distributed by any Group Company; (d) trademarks, trade names, service marks, service names, brands, corporate names (including “doing business as” or “d/b/a” registrations), trade dress and logos, including in each case, those associated with domain names and all other indicia or identifiers of source or origin, and the goodwill and activities associated in connection with the foregoing (“Trademarks”); (e) domain names and social media account names or identifiers; (f) Software; (g) hardware; and (h) all other intellectual and related proprietary rights, whether protected, created, or arising by operation of law, in each case whether (i) granted under common law or by statute; (ii) registered or unregistered; (iii) published or unpublished; (i) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and (j) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
“Interim Financial Statements” is defined in Section 3.5.1.
“IP Contracts” is defined in Section 3.13.2.
“Knowledge of the Company” means the actual knowledge of Jeff McGuane, Tanya Fischesser, Marci Gerlach, Julian Bretagne, Kelly Carioti and Kyle Beaird, after reasonable due inquiry of such individuals’ applicable direct reports.

“Law” means any federal, state, supra-national, provincial, regional, municipal or local statute, law, principle of common law or equity, by-law, treaty, ordinance, code, rule, regulation, guidance by any Governmental Authority, or Governmental Order, in each case whether domestic or foreign.
“Leased Real Property” is defined in Section 3.9.2.
“Liability” means any and all liabilities and obligations of any kind or nature, whether accrued or fixed, asserted or unasserted, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable and whether or not required under GAAP to be accrued on financial statements, including any liability for Taxes.
“Lien” means any hypothec, mortgage, pledge, lien (statutory or otherwise), prior claim, security interest, encumbrance, servitude, charge, condition, equitable interest, option, easement, right of way, right of first refusal, right of first offer, or other similar right or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Lookback Date” means January 1, 2019.
“Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered individually or in the aggregate with all other events, changes, facts, conditions, circumstances or occurrences, has or would reasonably be expected to have a material adverse effect on, or material adverse change in, the Business (including its assets and operations), financial condition or results of operations of the Group Companies, taken as a whole; provided, however, that any such event, change, fact, condition, circumstance, occurrence or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (a) the announcement, pendency or consummation of the Contemplated Transactions, or the execution of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on the antitrust, competition, foreign direct investment, trade, pre-merger notification or other regulatory process and relationships with customers, suppliers, employees or independent contractors, (b) conditions affecting the global economy or the financial, credit, commodities or capital markets as a whole (including changes in interest rates or the availability of the Debt Financing), or generally affecting the industries in which the Group Companies conduct their Business, (c) any change in, adoption of, or change in the interpretation or adoption of any applicable Law or GAAP, (d) any national or international political or social conditions, including the engagement or continuation of the United States in hostilities or the escalation thereof, or the occurrence or the escalation of any military or terrorist attack upon the United States, any of its territories, possessions, diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or any cyber terrorism, or the conflict between the Russian Federation and Ukraine including the impact of any sanctions or embargos related thereto and any involvement of member states of the North Atlantic Treaty Organization and any effects thereof (e) pandemics, earthquakes, hurricanes, floods or other natural disasters (including COVID-19 and COVID-19 Actions), (f) the failure by any of the Group Companies to meet any revenue or earnings projections, forecasts or predictions, (g) any action taken by, or with the consent of, Buyer or any of its Affiliates with respect to the Contemplated Transactions or with respect to the Group Companies, or (h) any action by Seller or its Affiliates required to be taken, or permitted to be taken, by this Agreement; except, in the case of any of the foregoing clauses (b), (c) (d) and (e) to the extent such changes or effects would have a materially disproportionate effect on any of the Group Companies compared to other Persons in the industries and geographic regions in which the Group Companies conduct their Business.
“Material Contract” is defined in Section 3.16.1.
“Material Customers” is defined in Section 3.23.
“Material Vendors” is defined in Section 3.22.

“Measurement Time” means 12:01 a.m. (San Francisco, California time) on the Closing Date.
“Non-Reviewed Return” is defined in Section 8.6.2(e).
“Non-Recourse Party” is defined in Section 10.17.
“Occurrences” means any individual or set of existences, events, developments, omissions, situations, occurrences, circumstances, facts or takings.
“Off-The-Shelf Software” means any commercially-available software, product or service used by the Group Companies in the Business that is licensed from a third party with fees less than $10,000 per year.
“OP Form 10” means the registration statement on Form 10 to be filed by Buyer or one of its Affiliates with the Securities and Exchange Commission in connection with the OP Spin-Off, including any exhibits attached thereto, and any amendments or supplements thereto.
“OP Spin-Off” means the proposed separation of the Outdoor Products segment and the Sporting Products segment of Parent into two independent, publicly traded companies via a spin-off of the Outdoor Products segment to shareholders of Parent, and any transactions related to such separation.
“Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification, and/or distribution of the Work (or any portion thereof) or of any other software, libraries, or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with a Work (collectively, “Related Software”), any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property Rights (including Patents) regarding the Work alone, any Related Software alone, or the Work or Related Software in combination with other hardware or software; (d) the imposition of any restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property Rights through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only, Open License Terms includes any versions of the following agreements, licenses, or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkley Software Distribution (BSD); (xi) the Mozilla Public License (MPL); or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the opensource.org website.
“Open Source Software” means any software, libraries, or other code that is licensed under, or is otherwise subject to, Open License Terms.
“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its affairs, such as the certificate or articles of incorporation, public deed, organization or formation of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.

“Outbound IP Contracts” is defined in Section 3.13.2.
“Parent” is defined in the Preamble.
“Parent Obligations” is defined in Section 10.25.
“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“Payoff Letters” means the payoff letters from each of the holders of Closing Indebtedness for borrowed monies to be paid at Closing, indicating in such payoff letter that, upon payment of a specified amount, the amount of such Closing Indebtedness owed or owing to the holder of Closing Indebtedness thereunder shall be fully paid and discharged, with no further obligations or Liabilities of the Company or the Business in respect thereof, and that all Liens in respect of such Closing Indebtedness shall be released upon payment of the amount set forth in such Payoff Letter.
“Permits” is defined in Section 3.14.
“Permitted Liens” means (a) statutory Liens for current Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable, or Liens for Taxes the amount or validity of which is being contested in good faith or for which an adequate reserve has been established in accordance with GAAP, (b) landlords’, warehousepersons’, mechanics’, materialmens’ or carriers’ Liens to secure claims for labor, material or supplies and other similar Liens, (c) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations, (d) zoning, building, entitlement and other land use regulations or restrictions, (e) the interests of the lessors and sublessors of any leased properties and leases and notices of leases, (f) easements, servitudes, or rights of way and other imperfections of title, encroachments or encumbrances that do not materially interfere with the present use of the property related thereto, (g) any non-exclusive license of Intellectual Property Rights or other intangible assets granted in the ordinary course of business and (h) Liens incurred in the ordinary course of business that do not secure or relate to monetary obligations and that have not had and would not reasonably be expected to have a material impact on the Group Companies.
“Person” means any natural person or any corporation, general or limited partnership, company (including any limited liability company or joint stock company), limited liability partnership, joint venture, estate, trust, firm, association, organization, or other legal entity or Governmental Authority.
“Personal Information” means any information or data (i) that can be used, directly or indirectly, alone or in combination with other information possessed or controlled by the Group Companies, to identify an individual (including name, address, telephone number, email address, credit or payment card information, bank account number, financial data or account information, password combinations, customer account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, photograph and mental or physical health or medical information) or (ii) defined as “personal data”, “personal information”, “personally identifiable information” or any similar term by applicable Information Privacy and Security Laws.
“Post-Closing Representation” is defined in Section 10.20.
“Post-Closing Tax Period” means any taxable period or portion of a Straddle Period beginning after the Closing Date.
“Potential Parachute Payments” is defined in Section 8.16.

“Pre-Closing Period Income Tax Return” is defined in Section 8.6.2(a).
“Pre-Closing Period Non-Income Tax Return” is defined in Section 8.6.2(e).
“Pre-Closing Representation” is defined in Section 10.20.
“Pre-Closing Tax Period” means any taxable period or portion of a Straddle Period ending on or prior to the Closing Date.
“Prior Company Counsel” is defined in Section 10.20.
“Products” is defined in Section 3.27.
“Purchase Price” is defined in Section 2.2.1.
“Qualifying Termination” is defined in Section 9.3.1.
“R&W Insurance Policy” means the representations and warranties insurance policy issued to Buyer in connection with the transactions contemplated hereby.
“Real Property Leases” is defined in Section 3.9.2.
“Records” is defined in Section 8.1.
“Reference Balance Sheet” is defined in Section 3.5.1.
“Reference Balance Sheet Date” is defined in Section 3.5.1.
“Regulatory Reverse Termination Fee” is defined in Section 9.3.1.
“Related Party” means any officer, director, shareholder or Affiliate of any Group Company or any immediate family member of any such Person.
“Related Software” has the meaning set forth in the definition of “Open License Terms”.
“Relevant Service Provider” is defined in Section 3.12.5.
“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Required Financial Information” means (a) (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2020 and December 31, 2021 and (ii) the related audited consolidated statements of comprehensive income and cash flows for the fiscal years ended December 31, 2020 and December 31, 2021, in each case audited in accordance with the American Institute of Certified Public Accountants (“AICPA”) standards, (b) (i) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the end of any subsequent fiscal quarter (other than the fiscal quarter ended March 31, 2022 and other than the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Closing Date and (ii) the related unaudited consolidated statements of comprehensive income and cash flows for the year to date period ended as of the date of such balance sheet (together with comparative information for the corresponding period in the prior fiscal year), in each case reviewed by the Company’s independent accountants as provided in the Statement on Auditing Standards No. 100 (Interim Financial Information) issued by the AICPA Auditing Standards Board, at Buyer’s sole cost and expense, and (c) all other financial information of the Company and the Company Subsidiaries reasonably requested by Buyer the preparation of which does not unreasonably interfere with the operations of the Group Companies (i) to permit Buyer and its

Affiliates to prepare customary pro forma financial statements in accordance with Regulation S-X, (ii) of the type and form customarily included in an offering memorandum for private placements of non-convertible debt securities pursuant to Rule 144A promulgated under the Securities Act or (iii) in connection with the filing of the OP Form 10 to the extent customarily provided in other Form 10s filed with the Securities and Exchange Commission by registrants that have acquired a business with a similar level of significance under Regulation S-X as the Company and the Company Subsidiaries.
“Restrictive Covenant Agreements” is defined in the Recitals.
“Review Period” is defined in Section 2.5.3(b).
“Section 280G” is defined in Section 8.16.
“Section 481(a) Amount” means (a) if the Closing occurs in 2022, an amount equal to $306,000 or (b) if the Closing occurs in 2023, an amount equal to $0.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Breach” means any (i) unauthorized disclosure of, or unlawful access to, or acquisition of, Personal Information requiring notice under applicable Information Privacy and Security Laws or any other data included as part of the Company Data and Data Sets, or (ii) a ransomware, denial of service (DoS) or other cyberattack or data security incident that results in a material business disruption affecting the Systems of the Group Companies or material harm to the Group Companies.
“Seller” is defined in the Preamble.
“Seller Pre-Closing Communications” is defined in Section 10.20.
“Seller Released Party” is defined in Section 10.21.1.
“Seller Releasing Party” is defined in Section 10.21.2.
“Sensitive Data” means all confidential information, proprietary information, Personal Information, trade secrets and any other information protected by Information Privacy and Security Laws or contract that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for a Group Company.
“Shares” is defined in the Recitals.
“Software” means computer software, programs, data, and databases in any form, including internet web sites, and all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.
“Solvent” shall mean, with respect to any Person, that (i) the sum of the assets, at a fair market valuation, of such Person and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) exceeds their respective liabilities, (ii) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due and (iii) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has sufficient capital with which to conduct its business in which it is engaged or will be engaged.

“Special CoC Bonus Plan” means the cash bonus plan providing for bonuses to be paid at the Closing, and at the time of the Earn-Out Payment, if any, payable to those individuals in accordance with Schedule 1.2(b).
“Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.
“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person.
“Systems” means all Software, hardware, firmware, networks, databases, electronics, platforms, servers, interfaces, applications, websites and related information technology systems and services used or held for use by any of the Group Companies in the Business.
“Target Net Working Capital Amount” means $60,869,000.00.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, payroll, employment, excise, stamp, franchise, profits, withholding, social security real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, sales, use, transfer, customs, duties, real property, personal property, capital stock, or other taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, in each case in the nature of taxes, and any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in respect of the foregoing or the failure to comply with any requirement imposed with respect to any Tax Return.
“Tax Refund” is defined in Section 8.6.1(a).
“Tax Returns” means any return, declaration, report, or information return or statement relating to Taxes filed or required to be filed with any Governmental Authority reporting liability for any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (other than any Contract, the principal purpose of which does not relate to Taxes), including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document entered into outside of the ordinary course of business.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment, or collection of any Tax.
“Technology” means all inventions, works, discoveries, innovations, know-how, information, trade secrets, confidential information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer and other hardware, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by Patent, copyright, trade secret Law, or otherwise, and all documents and other materials recording any of the foregoing.
“Trade Laws” is defined in Section 3.24.3.

“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.
“Transaction Documents” means this Agreement and the documents, agreements, exhibits, schedules, statements, instruments and certificates being executed and delivered in connection with this Agreement and the Contemplated Transactions, including the Escrow Agreement and the Restrictive Covenant Agreements.
“Transaction Expenses” means, to the extent unpaid as of immediately prior to the Closing: all out-of-pocket fees, costs and expenses incurred by Group Companies solely in connection with the negotiation, documentation and consummation of the Contemplated Transactions, including (a) all legal fees and expenses, including the fees of Ropes & Gray LLP, (b) all of the accounting, tax, investment banking and financial advisory fees and expenses of the Company, and (c) the payments of any retention, sale, change in control, transaction or other similar bonus, including, for the avoidance of doubt, the portion of the Special CoC Bonus Plan that is payable at the Closing (i.e., the amounts payable pursuant to the Special CoC Bonus Plan, excluding clause (b) of the Earn-Out Employee Portion Amount), and the employer portion of any Taxes payable thereon (without regard to any ability of the Group Companies to defer such Taxes under the CARES Act or the Covid-19 Emergency Response Act (Canada)), that is accelerated or payable as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, and (d) the Transfer Taxes required to be paid by Seller pursuant to Section 8.6.6; provided, that Transaction Expenses shall not take into account any amount included in Closing Indebtedness or otherwise treated as a liability in the calculation of the Closing Net Working Capital Amount.
“Transaction Tax Deductions” means, without duplication and to the extent “more likely than not” deductible under applicable Income Tax Law, any Income Tax deductions attributable to or relating to (a) any pay down or satisfaction of Indebtedness, including the Debt Payoff Amount, as well as any related fees and expenses (including any breakage fees or accelerated deferred financing fees), in each case, economically borne by Seller, (b) any Transaction Expenses and the amount of any expenses paid by any Group Company prior to the Closing that would be treated as Transaction Expenses if paid at or after the Closing, and (c) any other deductible payments, costs, or expenses attributable to the transactions contemplated by this Agreement and economically borne by Seller. For this purpose, any success-based fees shall be treated as deductible in accordance with Rev. Proc. 2011-29.
“Transfer Taxes” is defined in Section 8.6.6.
“Trapped Cash” means, without duplication, cash (a) of the Group Companies which is not freely usable because it is subject to restrictions or limitations on use under Contract or applicable Laws, (b) in the form of deposits in transit and outstanding checks issued by any Group Company, or (c) held by any Group Company to the extent that (i) the distribution or upstreaming of such cash would be subject to withholding Tax under applicable Law (net of an estimate of any applicable foreign tax credits arising from such withholding as reasonably determined by Buyer; provided; however, that Buyer shall provide Seller with reasonable supporting detail to such calculation as reasonably requested by Seller), to the extent of such withholding Tax, and (ii) any such cash is in excess of the Foreign Working Capital Needs in each applicable jurisdiction, at such time.
“Treasury Regulations” means the regulations promulgated under the Code.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Willful Breach” means a breach that is a consequence of an act or omission knowingly undertaken or knowingly omitted by the breaching party with the intent of causing a breach of this Agreement.
“Work” has the meaning set forth in the definition of “Open License Terms”.

2.Purchase and Sale of Shares; Closing.
2.1.Purchase and Sale of Shares.
2.1.1.Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, free and clear of all Liens (other than Liens under the Securities Act and any other applicable state or foreign securities Laws), and Buyer shall purchase from Seller, all right, title and interest in and to the Shares.
2.1.Calculation of Purchase Price.
2.2.1.Purchase Price. The aggregate consideration for the purchase and sale of the Shares pursuant to this Agreement will be an amount in cash (such amount, as adjusted pursuant to Section 2.5, the “Purchase Price”) calculated as follows:
(a)the Base Purchase Price, plus
(b)the Earn-Out Payment (to the extent earned in accordance with Section 2.6), plus
(c)the Closing Cash, minus
(d)the Closing Indebtedness, minus
(e)the Transaction Expenses, plus
(f)the amount, if any, by which the Closing Net Working Capital Amount exceeds the Target Net Working Capital Amount, or minus the amount, if any, by which the Target Net Working Capital Amount exceeds the Closing Net Working Capital Amount.
2.2.1.Withholding. Buyer, Seller, their respective Affiliates or other applicable withholding agents will be entitled to deduct and withhold from amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld in accordance with this paragraph; provided, however, that payments of Purchase Price to Seller in respect of the Shares shall be made free and clear of, and without deduction for, any and all withholding Taxes that are imposed under Section 1445 of the Code with respect to the Shares provided that Seller provides Buyer with the documentation set forth in Section 6.11. To the extent any such amounts are so deducted or withheld, such amounts will be timely paid over to the applicable Taxing Authority. The applicable withholding agent shall use commercially reasonable efforts to provide or cause to be provided to Seller written notice ten (10) days in advance of the amounts being so deducted or withheld (assuming in the case of withholding under Section 897 and Section 1445 of the Code that the certificate contemplated by Section 6.4 has been provided in the time described therein), and such withholding agent shall take commercially reasonable steps to reduce or eliminate any such withholding and assist such Person with obtaining any exemption from or reduction of any such withholding Taxes. To the extent that any such amounts are so deducted or withheld and paid over to the applicable Taxing Authority pursuant to this paragraph, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.2.The Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”), shall take place electronically, as promptly as practicable, but in no event later than the third (3rd) Business Day, after the satisfaction or waiver of each of the conditions set forth in Articles 6 and 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as Buyer and Seller may agree in writing; provided, however, that notwithstanding the foregoing, in no event shall Buyer be obligated to consummate the Closing prior to the Business Day immediately following the final day of the Inside Date Period (the day on which the Closing takes place, the “Closing Date”). Subject to the provisions of Article 9, the failure of any party to consummate the Closing on the date and time determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement.
2.3.Closing Deliveries and Payments.
2.4.1.Buyer Closing Deliveries and Payments. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver or cause to be delivered at the Closing the following:
(g)to Seller, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer prior to the Closing Date, an amount in cash equal to the Estimated Purchase Price less the Escrow Amount;
(h)to the Escrow Agent, by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent prior to the Closing Date, an amount in cash equal to the Escrow Amount;
(i)to accounts designated by payees of the Estimated Transaction Expenses prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Estimated Transaction Expenses (other than any Transaction Expenses that are compensatory for applicable Income Tax purposes and payable to any current or former employee of a Group Company, which compensatory amounts will be paid to the Company for further distribution to the applicable recipient, net of any applicable withholding Taxes, through the applicable Group Company’s payroll procedure);
(j)to the account or accounts designated in the Payoff Letters, by wire transfer of immediately available funds, the amounts payable under the Payoff Letters (the “Debt Payoff Amount”); and
(k)the various certificates, instruments and documents referred to in Article 7.
2.4.2.Seller and Company Closing Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall deliver or cause to be delivered at the Closing the following:
(l)to Buyer, with respect to all Shares to be purchased and sold by Seller hereunder, certificates representing all Shares, duly endorsed (or accompanied by duly executed transfer powers) and in proper form for transfer to Buyer; and
(m)to Buyer, the various certificates, instruments and documents referred to in Article 6.
2.4.Estimated Purchase Price; Purchase Price Adjustment.
2.5.1.Seller shall prepare and deliver to Buyer, at least three (3) Business Days prior to the Closing Date, a statement (the “Estimated Closing Statement”) that sets forth Seller’s good faith estimates of the Closing Net Working Capital Amount (the “Estimated Closing Net Working Capital Amount”), as well as the resulting Estimated Closing Net Working Capital Excess (if any) or Estimated Closing Net Working Capital Shortfall (if any), as the case may be, the Closing Cash (the “Estimated Closing Cash”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), Transaction Expenses (the “Estimated Transaction Expenses”) and the Estimated Purchase Price, along with the supporting detail therefor, such estimates to be prepared in accordance with the definitions herein, and the Accounting Principles. For the avoidance of doubt, solely for purposes of the calculation of the Estimated Closing Statement, the parties hereto agree that the Earn-Out Payment at Closing shall be zero dollars ($0). Seller shall provide Buyer and any accountants or advisors retained by Buyer with reasonable access to the Records of the Group Companies for the purpose of enabling Buyer and its accountants and advisors to calculate, and to review Seller’s calculation of the Estimated Closing Net Working Capital Amount, Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Transaction Expenses and Estimated Purchase Price. Seller shall consider in good faith any suggested revisions; provided, however, that such reasonable access shall be (i) at Buyer’s sole cost and expense, (ii) granted upon reasonable prior notice and during normal business hours, and (iii) conducted in a manner that does not interfere with the normal business operations of Seller, any of the Group Companies, or their respective Affiliates. To the extent Seller agrees, in its good faith discretion, to any such revisions suggested by Buyer, Seller shall deliver to Buyer a revised Estimated Closing Statement reflecting such revisions, which revised Estimated Closing Statement shall be deemed to have been delivered at the time Seller delivered the initial Estimated Closing Statement; provided that any disagreement between Buyer and Seller with respect to the Estimated Closing Statement will not delay the Closing and Seller’s calculation will be used to determine the Estimated Purchase Price.
2.5.2.Within ninety (90) days following the Closing Date (the “Closing Statement Due Date”), Buyer shall, at its expense, (a) cause to be prepared a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of the Closing Net Working Capital Amount, as well as the resulting Closing Net Working Capital Excess (if any) or Closing Net Working Capital Shortfall (if any), as the case may be, Closing Cash, Closing Indebtedness, Transaction Expenses and Purchase Price, in each case without giving effect to the Contemplated Transactions or any purchase accounting or similar adjustments resulting from the consummation of the Contemplated Transactions except to the extent the definitions herein explicitly provide otherwise (including the amount of Accrued Income Taxes included in the Closing Indebtedness) and (b) deliver to Seller the Closing Statement. For the avoidance of doubt, solely for purposes of the calculation of the Closing Statement, the parties hereto agree that the Earn-Out Payment at Closing shall be zero dollars ($0). The accounts included in the Closing Statement, including the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses and the Purchase Price, shall be prepared in accordance with the definitions herein and the Accounting Principles. The parties agree that the purpose of preparing the Closing Statement and the components thereof is solely to assess the accuracy of the amounts set forth in the Estimated Closing Statement, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, reserves classifications or estimation methodologies unless in accordance with the Accounting Principles.
2.5.3.Review; Disputes.
(n)From and after the Closing, Buyer shall provide Seller and any accountants or advisors retained by Seller with reasonable access to the Records of the Group Companies for the purpose of enabling Seller and its accountants and advisors to calculate, and to review Buyer’s calculation of, the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses, Purchase Price, and the Earn-Out Payment; provided, however, that such reasonable access shall be (i) at Seller’s sole cost and expense, (ii) granted upon reasonable prior notice and during normal business hours, and (iii) conducted in a manner that does not interfere with the normal business operations of Buyer, any of the Group Companies, or their respective Affiliates.
(o)If Seller disputes the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses and Purchase Price set forth in the Closing Statement or the Earn-Out Payment set forth in the Earn-Out Milestone Statement, as applicable, then Seller shall deliver a written notice (a “Dispute Notice”) to Buyer at any time during the forty-five (45) day period commencing upon receipt by Seller of the Closing Statement or the Earn-Out Milestone Statement, as

applicable (the “Review Period”); provided that in the event that Buyer does not provide any materials reasonably requested by Seller within five (5) days of request therefor (or such shorter period as may remain in such forty-five (45) day period), such forty-five (45) day period shall be extended by one day for each additional day required for Buyer to fully respond to such request. The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.
(p)If Seller does not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, Buyer’s calculation of Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses and Purchase Price set forth in the Closing Statement, or of the Earn-Out Payment as set forth in the Earn-Out Milestone Statement, as applicable, shall be deemed final and binding for all purposes of this Agreement.
(q)If Seller delivers a Dispute Notice to Buyer prior to the expiration of the Review Period, then Seller and Buyer shall use commercially reasonable efforts to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses, Purchase Price, or Earn-Out Payment that are in dispute. If Seller and Buyer are unable to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses, Purchase Price, or Earn-Out Payment that are in dispute within twenty (20) days after the end of the Review Period, either party shall have the right to refer such dispute to an independent nationally recognized accounting firm, that is not currently servicing or expected to service Buyer, Seller or any of their Affiliates, that is mutually agreed upon by Buyer and Seller (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day. In connection with the resolution of any such dispute by the Designated Accounting Firm: (i) each of Seller and Buyer shall have a reasonable opportunity to submit a written statement to the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses, Purchase Price, or Earn-Out Payment; (ii) each of Seller and Buyer shall promptly provide, or cause to be provided or made available, to the Designated Accounting Firm all information as is reasonably necessary to permit the Designated Accounting Firm to resolve such disputes; (iii) Buyer and Seller agree that all adjustments shall be made without regard to materiality, and that the scope of the disputes to be resolved by the Designated Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Accounting Principles, the methodologies set forth on Exhibits A, B-1 and B-2, as applicable, and the terms of this Agreement, and no other matters; (iv) Seller and Buyer shall direct the Designated Accounting Firm (acting as an expert and not an arbitrator) to determine the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses, Purchase Price, or Earn-Out Payment that are in dispute in accordance with the terms of this Agreement within thirty (30) days after such referral, and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to Seller and Buyer; (v) absent manifest error, bias or actual fraud, the determination made by the Designated Accounting Firm of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses, Purchase Price, or Earn-Out Payment that are in dispute shall be conclusive, binding upon the parties hereto, non-appealable, and not be subject to further review; (vi) in calculating the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses, Purchase Price, or Earn-Out Payment, the Designated Accounting Firm shall be limited to addressing only those particular disputed items referred to in the Dispute Notice; and (vii) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Buyer in the Closing Statement or Earn-Out Milestone Statement, as applicable, or Seller in a Dispute Notice (if with respect to the Earn-Out Milestone Statement, such Dispute Notice contains an amount), as the case may be, and no lower than the lower amount calculated by Buyer in the Closing Statement or Earn-Out Milestone Statement, as applicable, or

Seller in a Dispute Notice (if with respect to the Earn-Out Milestone Statement, such Dispute Notice contains an amount), as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses, the Purchase Price, or Earn-Out Payment reflected therein and the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses or Purchase Price set forth in the Closing Statement or Earn-Out Payment set forth in the Earn-Out Milestone Statement, as applicable. The fees and expenses of the Designated Accounting Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. Until the date on which the Earn-Out Payment and Earn-Out Milestone Statement shall become final and binding on the parties, Buyer shall cause the Group Companies to preserve the accounting books and records of the Group Companies on which the Earn-Out Milestone Statement is to be based and shall not take any actions with respect to such books and records that would obstruct or prevent the procedures set forth in this Section 2.5 and Section 2.6.
2.5.4.If (a) the Purchase Price (for the avoidance of doubt, excluding the amount of the Earn-Out Payment which shall be determined solely in accordance with Section 2.6) as finally determined in accordance with this Section 2.5 is greater than (b) the Estimated Purchase Price, then, no later than five (5) Business Days after such determination (such excess amount, the “Excess Amount”), (i) Seller and Buyer shall direct the Escrow Agent to disburse to Seller or its designee all of the Escrow Amount, in accordance with the terms of the Escrow Agreement, and (ii) Buyer shall cause to be paid to Seller or its designee in cash an amount equal to the Excess Amount. Buyer shall not have any liability for any amount due pursuant to this Section 2.5.4 in an amount in excess of $5,000,000.
2.5.5.If (a) the Purchase Price (for the avoidance of doubt, excluding the amount of the Earn-Out Payment which shall be determined solely in accordance with Section 2.6) as finally determined in accordance with this Section 2.5 is less than (b) the Estimated Purchase Price (such deficiency amount, the “Deficiency Amount”), then Seller and Buyer shall, no later than five (5) Business Days after such determination, (i) direct the Escrow Agent to pay to Buyer an amount equal to the lesser of the Deficiency Amount and the Escrow Amount in accordance with the terms of the Escrow Agreement and (ii) release to Seller or its designee, any Escrow Amount remaining in the Escrow Account in excess of the amount paid to Buyer under this Section 2.5.5. Buyer shall not be entitled to receive any amount on account of the adjustment set forth in this Section 2.5 in excess of the Escrow Amount.
2.5.6.If (a) the Purchase Price (for the avoidance of doubt, excluding the amount of the Earn-Out Payment which shall be determined solely in accordance with Section 2.6) as finally determined in accordance with this Section 2.5 is equal to (b) the Estimated Purchase Price, then, no later than five (5) Business Days after such determination, Seller and Buyer shall direct the Escrow Agent to disburse to Seller or its designee all of the Escrow Amount, in accordance with the terms of the Escrow Agreement.
2.5.7.Any payments made pursuant to Section 2.5 shall constitute an adjustment of the purchase price as determined for applicable Tax purposes and shall be treated as such by the parties hereto on their Tax Returns to the extent permitted by any Law.
2.5.Earn-Out Payment.
2.6.1.Earn-Out Payment. If, during the period beginning January 1, 2022 and ending on December 31, 2022 (the “Earn-Out Period”), the Group Companies achieve certain Adjusted EBITDA targets as set forth in this Section 2.6.1 (the “Earn-Out Milestone”), then Buyer shall pay, or cause to be paid, to Seller and to the individuals set forth on Schedule 1.2(a) and Schedule 1.2(b) an aggregate amount not to exceed $50,000,000 subject to the proviso in Section 2.6.1(c) (the “Earn-Out Payment”), which shall be payable in accordance with Section 2.6.2. The Earn-Out Payment shall be calculated as follows:

(r)If the Adjusted EBITDA of the Group Companies during the Earn-Out Period is less than the Earn-Out Threshold, the Earn-Out Payment shall be zero dollars ($0); and
(s)If during the Earn-Out Period, the Group Companies achieve an Adjusted EBITDA (i) equal to or greater than the Earn-Out Target, the Earn-Out Payment shall be $50,000,000 (subject to the proviso in Section 2.6.1(c)); or (ii) less than the Earn-Out Target, but greater than the Earn-Out Threshold, the Earn-Out Payment shall be an amount equal to the product of: (A) $50,000,000 (subject to the proviso in Section 2.6.1(c)) multiplied by (B) a fraction (1) the numerator of which shall be the amount by which the Adjusted EBITDA achieved exceeds the Earn-Out Threshold and (2) the denominator of which shall be an amount equal to the Earn-Out Target minus the Earn-Out Threshold.
(t)Notwithstanding anything to the contrary, in no event shall the Earn-Out Payment exceed $50,000,000; provided, that the amount of the Earn-Out Payment will be increased by the lesser of (i) the amount of the final calculation of Accrued Income Taxes solely with respect to clause (g) of the definition of Accrued Income Taxes and (ii) the product of (y) the amount of the Earn-Out Compensatory Payment (if any) and (z) 26%.
For the avoidance of doubt, an illustrative example of the calculation of Adjusted EBITDA is set forth on Exhibit B-1.
2.6.2.Determination of Earn-Out Payment. If the Closing occurs (a) prior to the expiry of the Earn-Out Period, Buyer shall prepare and deliver (or cause to be prepared and delivered) to Seller, not later than sixty (60) days following the completion of Parent’s first quarterly audit following December 31, 2022, a statement setting forth Buyer’s good faith calculation of the Adjusted EBITDA and determination as to whether the Earn-Out Milestone was achieved, and, if applicable, the Earn-Out Payment calculation, together with all supporting calculations and reasonable detail related thereto and calculated in accordance with Exhibit B-1 or (b) after the expiry of the Earn-Out Period, Seller shall prepare and deliver (or cause to be prepared and delivered) to Buyer, not later than sixty (60) days after the expiry of the Earn-Out Period, a statement setting forth Seller’s good faith calculation of the Adjusted EBITDA and determination as to whether the Earn-Out Milestone was achieved, and, if applicable, the Earn-Out Payment calculation, together with all supporting calculations and reasonable detail related thereto and calculated in accordance with Exhibit B-1 (the relevant statement referred to in clauses (a) and (b), the “Earn-Out Milestone Statement”). In the event Seller delivers the Earn-Out Milestone Statement in accordance with clause (b) above, the review and dispute resolution procedures applicable to Seller with respect to the Earn-Out Milestone Statement and calculation of the Earn-Out Payment set forth in Section 2.5.3 shall apply mutatis mutandis to Buyer. Subject to the last sentence of this Section 2.6.2, within ten (10) Business Days after the Earn-Out Payment and the corresponding Earn-Out Milestone Statement shall have been finally determined in accordance with Section 2.5.3, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds, (a) to Seller, the Earn-Out Payment less the Earn-Out Employee Portion Amount, and (b) to the Company, the Earn-Out Employee Portion Amount, for further distribution to the applicable recipient (in the amounts to be provided by Seller to Buyer in writing at least five (5) Business Days after the Earn-Out Payment and the corresponding Earn-Out Milestone Statement shall have been finally determined in accordance with Section 2.5.3), net of any applicable withholding Taxes, through the applicable Group Company’s payroll procedure.
Notwithstanding anything to the contrary contained herein, (x) the Earn-Out Payment will not be paid in the event that this Agreement is terminated for any reason and the Closing does not occur, and (y) in the event that the Closing occurs following the expiration of the Earn-Out Period, the Earn-Out Payment will be paid at the later of (1) the Closing and (2) ten (10) Business Days after the Earn-Out Payment and the corresponding Earn-Out Milestone Statement shall have been finally determined in accordance with Section 2.5.3.

2.6.3.Business Discretion. Subject to the last sentence of Section 2.5.3(d), Buyer shall have sole discretion with regard to operation of the business of the Company from and after the Closing; provided, however, that if the Closing occurs prior to the expiry of the Earn-Out Period, following the Closing and for the duration of the Earn-Out Period, Buyer hereby covenants and agrees to not take (or omit to take), and cause its applicable Affiliates (including the Group Companies) not to take (or omit to take), directly or indirectly, any action with the purpose or intent of avoiding, reducing, impairing, adversely impacting, or preventing the achievement of the Earn-Out Payment and the Earn-Out Milestone.
2.6.4.Tax Treatment. Seller and Buyer shall treat (i) the portion of any Earn-Out Payment payable to Seller pursuant to this Section 2.6 as additional purchase price for the Shares for all applicable Income Tax purposes, and (ii) the portion of any Earn-Out Payment payable to the individuals set forth on Schedule 1.2(a) and Schedule 1.2(b) pursuant to this Section 2.6 as compensation payable through the applicable Group Company’s payroll procedure (such payment the “Earn-Out Compensatory Payment”), less any applicable withholding Taxes. The parties shall file all Tax Returns in a manner consistent with the Tax treatment set forth in this Section 2.6.4. In the event that any Governmental Authority disputes the Tax treatment set forth in this Section 2.6.4, the party receiving notice of such dispute shall promptly notify the other party.
3.Representations and Warranties of the Company.
Except as provided in the Disclosure Schedules, the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
3.1.Organization. Except as set forth on Schedule 3.1(a), each Group Company is (a) duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has made available to Buyer a true and correct copy of each Organizational Document of each Group Company. Other than “Fox Head, Inc.,” “Fox Racing” and “SHIFT MX,” the Company has not conducted any business under any trade name, fictitious names, assumed names or “doing business as” names.
3.2.Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and any other Transaction Documents to which the Company is a party and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The Company has taken all corporate actions or proceedings required to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement and any other Transaction Documents to which the Company is a party and the consummation by the Company of the Contemplated Transactions. This Agreement and any other Transaction Documents to which the Company is a party has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity (the “Enforceability Exceptions”).
3.3.Capitalization and Subsidiaries.
3.3.1.The authorized capital stock of the Company consists of 100 shares of Common Stock with a par value of $0.001 per share. All of the outstanding Shares are held of record and beneficially owned by Seller. All of the issued and outstanding Shares are duly authorized, validly issued and are fully paid and non-assessable, have been issued in compliance with applicable federal and state securities Laws and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive rights, or similar rights. There are no accrued and unpaid dividends or distributions with respect to Shares. The Company has not issued any Equity Interests other than the Shares, and there are no other agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any Equity Interests by the Company, or any other rights convertible into or exchangeable or exercisable for Shares. The Company does not have any outstanding or authorized stock appreciation, phantom stock, or stock-based performance units related to the Shares or any other Equity Interests (or any phantom equity or contractual rights that mimic Equity Interests) of the Company. Except as set forth on Schedule 3.3.1 and other than the Company’s Organizational Documents, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of the Company. All of the outstanding Equity Interests of the Company are owned free and clear of any Liens, other than restrictions included in its Organizational Documents and restrictions on future transfers arising under the Securities Act and applicable state or foreign securities Laws.
3.3.2.Each Subsidiary of the Company (collectively, the “Company Subsidiaries”), together with its outstanding Equity Interests, is set forth on Schedule 3.3.2. The Company is the direct or indirect record and beneficial owner of all of the Equity Interests in the Company Subsidiaries free and clear of all Liens, other than restrictions on future transfers arising under the Securities Act and applicable state or foreign securities Laws and the current restrictions pursuant to the documents listed on Schedule 3.3.1, each of which will be removed in their entirety at or prior to the Closing. All of the outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar rights held by a third party, and have been issued in compliance with applicable Law. There are no options, warrants, convertible, exercisable or exchangeable securities or similar rights existing or outstanding, that relate to any Equity Interests of any Company Subsidiary or other similar rights that are linked to the value of any Equity Interests of any Company Subsidiary or provide for the sale, transfer, conversion, issuance or allotment of any Equity Interests by or in Company Subsidiary. None of the Company Subsidiaries have any outstanding or authorized stock appreciation, phantom stock, or stock-based performance units. Other than each Company Subsidiary’s Organizational Documents and the current restrictions pursuant to the documents listed on Schedule 3.3.1, each of which will be removed in their entirety at or prior to the Closing, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of any Company Subsidiary. No Group Company is obligated to make, nor is any Group Company bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other Person. No Group Company has any interest in, nor has any Group Company agreed to acquire, any Equity Interests (or rights relating to any Equity Interest) of any Person or other than the Company Subsidiaries.
3.4.No Violation or Approval; Consents. Except as set forth on Schedule 3.4 and assuming the taking of each action (including the obtaining of each necessary consent, authorization or approval) or the making of all necessary filings with Governmental Authorities as set forth on Schedule 3.4, neither the execution and delivery of this Agreement by the Company nor its consummation of the Contemplated Transactions in accordance with this Agreement will (whether by notice, lapse of time, or both):
3.4.1.require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than (a) required filings under the HSR Act or any other antitrust or competition Laws and (b) other consents, waivers, approvals, orders, authorizations or filings with, any Governmental Authority that, if not obtained or made would not have, or would not reasonably be expected to have a material impact on the operations of the Group Companies;
3.4.2.(a) result in a material breach, violation or termination of, or acceleration of rights or obligations under, or material default under, or require notice to or the consent of any third party under, any Material Contract, or (b) violate any Governmental Order to which any Group Company is subject, except, in the case of (b) as would not have, and would not reasonably be expected to have, a material impact on the operations of the Group Companies;

3.4.3.result in a violation in any material respect of any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Group Companies;
3.4.4.result in the creation or imposition of any Lien (other than Permitted Liens) on any properties or assets of any Group Company; or
3.4.5.result in a breach or violation of, or default under, the Organizational Documents of any Group Company.
3.5.Financial Statements, Etc.
3.5.1.Schedule 3.5.1 sets forth a copy of each of (a) the audited consolidated balance sheet of Fox Holdco and its Subsidiaries as of December 31, 2021, December 31, 2020, and December 31, 2019 and the related audited consolidated statements of income and cash flows of Fox Holdco and its Subsidiaries for the fiscal years then ended (the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of Fox Holdco and its Subsidiaries as of April 30, 2022 (respectively, the “Reference Balance Sheet,” and the “Reference Balance Sheet Date”) and the related unaudited consolidated statement of income of Fox Holdco and its Subsidiaries for the four (4) month period then ended (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position of Fox Holdco and its Subsidiaries and the results of operations of Fox Holdco and its Subsidiaries as of the respective dates thereof and for the period covered thereby and were prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby. The Financial Statements are consistent with the books and records of the Company subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, none of which are material, and the absence of notes, and have been regularly kept and maintained in accordance with the Group Companies’ normal and customary practices.
3.5.2.The Group Companies, in all material respects, maintain a system of internal accounting controls and procedures appropriate for its size and the industry in which it operates that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of their financial statements in accordance with GAAP. The Company has not identified or been made aware of (a) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group Companies, which are reasonably likely to materially impact the ability to record, process, summarize and report financial information of the Group Companies, (b) any fraud, whether or not material, that involves the management of the Company or any personnel who have a role in the preparation of Financial Statements or the internal accounting controls utilized by the Company, or (c) any claim or allegation regarding any of the foregoing.
3.5.3.Schedule 3.5.3 contains a true, correct and complete list of the Contracts for all Indebtedness for borrowed money of the Group Companies as of the date hereof.
3.6.Undisclosed Liabilities. Except for Liabilities incurred in connection with the Contemplated Transactions or as disclosed on Schedule 3.6, no Group Company has had any liabilities of a type required by GAAP to be set forth on a consolidated balance sheet, and to the Knowledge of the Company, there is no Occurrence that would reasonably be expected to result in, any such Liabilities, except for (a) Liabilities reflected or reserved against on the face of the Financial Statements, (b) Liabilities incurred in the ordinary course of business since the Reference Balance Sheet Date (none of which are material to the Group Companies taken as a whole) and (c) Liabilities that would not, and would not reasonably be expected to be material to the Group Companies. No Group Company has any (i) deferred revenues (other than any deferred revenues that are customer deposits paid in cash for products sold or cash receipts in advance of a sale) or (ii) off balance sheet Liabilities that would be required to be set forth on the balance sheet in accordance with GAAP.

3.7.Ordinary Course of Business; No Material Adverse Effect. Since the Reference Balance Sheet Date through the date hereof (other than the Contemplated Transactions): (a) except for any COVID-19 Actions, the Group Companies have operated the Business in the ordinary course of business in all material respects; (b) no Material Adverse Effect has occurred; and (c) no Group Company has taken any action which, if taken after the execution and delivery of this Agreement, would have required the prior consent of Buyer pursuant to Section 8.2, or has entered into any agreement, commitment or transaction with respect to any of the foregoing.
3.8.Taxes.
3.8.1.Except in each case as set forth on Schedule 3.8.1:
(a)Each Group Company has timely filed all material Tax Returns required to be filed by it on or before the Closing Date. All such Tax Returns are true, correct and complete in all material respects. Each Group Company has fully and timely paid all Taxes required to be paid by it (whether or not shown on any Tax Returns), other than Taxes which individually or in the aggregate are not reasonably expected to be material. Each Group Company has withheld, collected and paid over to the appropriate Taxing Authority all Taxes required by Law to be withheld or collected from amounts paid or owing to any employee, equityholder, creditor, holder of securities or other third party, other than Taxes which individually or in the aggregate are not reasonably expected to be material, and has complied, in all material respects, with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.
(b)Since the Reference Balance Sheet Date, no Group Company has incurred any material amount of liability for Taxes other than in the ordinary course of business, made or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of accounting or policy or reversed any accruals (except as required by a change in Law or GAAP), filed any amended Tax Returns, entered into any Tax Sharing Agreement, signed or entered into any closing agreement or settlement agreement, settled or compromised any claim or assessment of Tax liability, surrendered any right to claim a refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment (other than in connection with automatic extensions of time to file Tax Returns), in each case with respect to Taxes.
(c)No Group Company has been subject to any audit involving Taxes by any Taxing Authority that has not been resolved or withdrawn by such Taxing Authority and the Group Company has paid in full any Taxes required to be paid to the extent related thereto. There is no dispute or claim concerning any Tax liability of any Group Company currently pending, or threatened, claimed in writing or raised in writing by any Taxing Authority.
(d)None of the Group Companies has been a member of an Affiliated Group filing a consolidated United States federal Income Tax Return other than such an Affiliated Group with respect to which any of the Group Companies was the common parent.
(e)None of the Group Companies is a party to or bound by any Tax Sharing Agreement with any Person, and no Group Company has any contractual liability or obligation to indemnify any other Person with respect to Taxes pursuant to any such Tax Sharing Agreement.
(f)None of the Group Companies has any liability with respect to the Taxes of any other Person (excluding any another Group Company) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, by operation of Law, as a transferee, or a successor, or by Contract (other than any Contract entered into in the ordinary course of business, the primary purpose of which is not Taxes).
(g)No written claim has been made by a Taxing Authority in a jurisdiction where the Group Companies do not file Tax Returns that a Group Company is or may be subject to taxation by that jurisdiction, which claim has not been settled or withdrawn.
(h)No Group Company is currently subject to any Liens for Taxes, other than those Liens set forth in clause (a) of the definition of “Permitted Liens”.
(i)No Group Company has agreed to, or is currently a beneficiary of, any extension of time with respect to any Tax deficiency or any Tax that may be assessed or collected, or any extension or waiver of a statute of limitations in respect of Taxes of the Company or any of its Subsidiaries, other than in each case automatic extensions or waivers in connection with extensions of the due date for filing Tax Returns.
(j)No Group Company has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed by Section 355 of the Code in the last two (2) years.
(k)No Group Company is or has been a party to any (i) “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations, (ii) “transaction of interest”, as defined in Section 1.6011-4(b)(6) of the Treasury Regulations, (iii) transaction that is “substantially similar” (within the meaning of Section 1.6011-4(c)(4) of the Treasury Regulations) to a “listed transaction” or “transaction of interest”, or (iv) other transaction that required or will require the filing of an Internal Revenue Service Form 8886.
(l)No Group Company has received any private letter ruling or similar ruling from any Taxing Authority.
(m)No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) use, prior to the Closing, of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) entered into prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received on or prior to the Closing; or (vi) any election made under Section 965(h) of the Code.
(n)No Group Company has made an election pursuant to Treasury Regulation Section 301.7701-3.
(o)There is no liability or claim against any Group Company pursuant to unclaimed property, escheat, or similar Laws, other than liabilities or claims which individually or in the aggregate are not reasonably expected to be material.
(p)Each Group Company has properly (i) collected and remitted all sales, use, valued added, goods and services, and similar Taxes with respect to sales or leases made or services provided to its customers, other than Taxes which individually or in the aggregate are not reasonably expected to be material and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added, goods and services, and similar Taxes and that were made without charging or remitting sales, use, valued added, goods and services, or similar Taxes, other than Taxes which individually or in the aggregate are not reasonably expected to be material, received and retained any appropriate Tax exemption certificates and other material documentation qualifying such sale, lease or provision of services as exempt.
(q)No Group Company is or has ever had a presence in any jurisdiction resulting in a material amount of Tax liability other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid.
(r)No Group Company is a party to any joint venture, partnership, other arrangement or contract which is reasonably expected to be treated as a partnership for U.S. federal income Tax purposes.
(s)There are no closing agreements, ruling requests, subpoenas or requests for information or similar arrangements with any Governmental Authority with respect to the determination of the Tax liability of any Group Company that would have continuing effect on periods (or portions thereof) ending after the Closing Date.
(t)No power of attorney has been given by or is binding upon any Group Company with respect to Taxes or Tax Returns for any period for which the statute of limitations (including any waivers or extensions thereof) has not yet expired.
(u)No Group Company has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act, the Covid-19 Emergency Response Act (Canada),or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19 that has not or will not be fully repaid as of the Closing.
(v)No Group Company has any material Liability under Section 482 of the Code (or similar provisions of state, local or foreign Law). Each Group Company has maintained, in all material respects, adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign Law) to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or under any similar provision of state, local or foreign Law).
(w)No Group Company has claimed any amount under the Canada Emergency Wage Subsidiary or any other COVID-19 related assistance or subsidies in respect of any Pre-Closing Tax Period that it was not otherwise entitled to in accordance with the Income Tax Act (Canada) and satisfied at all times the relevant criteria and conditions entitling it to such amounts and, for greater certainty, subsection 125.7(6) of the Income Tax Act (Canada) did not and does not apply in respect of any such amounts.
(x)No Group Company has acquired property or services from, or disposed of property or rendered services to, a person with whom it did not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) for consideration the value of which was other than the fair market value of the property or services, as the case may be.
(y)There are no circumstances which exist and would result in or which have existed and resulted in, the application of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any equivalent provision of applicable Law, to any of the Group Companies.
(z)None of the Group Companies has ever made an “investment” (within the meaning of subsection 212.3(10) of the Income Tax Act (Canada)) in circumstances where paragraph 212.3(2)(a) of the Income Tax Act (Canada) has applied to deem such Group Company to have paid an amount as a dividend to any person.
3.9.Real Property.

3.9.1.The Group Companies do not own any real property.
3.9.2.Schedule 3.9.2 sets forth a list of the addresses of all real property leased, subleased, or licensed by the Group Companies (collectively, the “Leased Real Property”). Schedule 3.9.2 also identifies with respect to each Leased Real Property each lease, sublease, license, or other Contract under which such Leased Real Property is occupied or used (collectively, the “Real Property Leases”), and whether such Group Company is the tenant, landlord, sublessee, sublessor, licensee, licensor, or otherwise thereunder. The Group Companies do not sublease, license, or otherwise use any real property other than the Leased Real Property. The Group Companies have accepted possession of the Leased Real Property as of the date hereof.
3.9.3.Except as set forth on Schedule 3.9.3, each Real Property Lease is currently in effect, conveys a good and valid leasehold interest in the Leased Real Property to the applicable Group Company, and is binding on the applicable Group Company and, to the Knowledge of the Company, the other relevant parties thereto, enforceable in accordance with its terms in all respects (subject to the Enforceability Exceptions). Except as set forth on Schedule 3.9.3, no Group Company has received written notice of any material default under any Real Property Lease that remains uncured or unresolved as of the date hereof.
3.9.4.Except as set forth in Schedule 3.9.4(a), no Group Company has granted to any Person the right of use or occupancy of, or Lien (other than Permitted Lien) interest in, any of the Leased Real Property, and there is no Person (other than any Group Company) in possession of any of the Leased Real Property. The Company has made available to Buyer true, complete, and correct copies of the Real Property Leases, in each case as amended or otherwise modified and in effect. No eminent domain, expropriation, condemnation, or other similar Action is pending or, to the Knowledge of the Company, threatened, that would preclude or materially impair the use of any Leased Real Property (or would otherwise affect any portion thereof), and the Group Companies have not received any notice of the same. Except as set forth on Schedule 3.9.4(b), the applicable Group Company has all right, title, and interest in all leasehold estates and other rights purported to be granted to it by each Real Property Lease, in each case free and clear of any Lien (other than Permitted Liens). To the Knowledge of the Company, no Occurrence has occurred or exists which, with notice or lapse of time or both, may give rise to, serve as a basis for, or would constitute an event of material default under any Real Property Lease or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
3.9.5.The current use of the Leased Real Property does not violate in any material respect any instrument of record.
3.9.6.The Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws or Liens affecting the Leased Real Property, and the Company has not received any written notice of any material violation or claimed material violation by any of them of any such Laws or Liens with respect to the Leased Real Property which have not been resolved.
3.9.7.To the Knowledge of the Company, there are no proposed special assessments, or proposed changes in property Tax or land use or other Laws affecting the Leased Real Property.
3.9.8.There is no pending or, to the Knowledge of the Company, threatened Action that would reasonably be expected to interfere with the use or quiet enjoyment of any of the Leased Real Property by the applicable Group Company prior to or after the Closing.
3.9.9.The Leased Real Property, in all material respects, is adequate to service the normal operations of the applicable Group Company at each Leased Real Property as conducted in the last twelve (12) months and, all Permits required in connection with the normal operation of the Leased Real Property as operated in the last twelve (12) months have been obtained and are in full force and effect.

3.9.10.No Group Company is a land owning company for the purposes of section 242 of the BVI Business Companies Act (As Revised).
3.10.Title to Assets; Sufficiency. The Group Companies collectively own, or hold a valid leasehold interest in or license or similar right to use, all material machinery, equipment, assets, properties and other property (including, for the avoidance of doubt, the Company Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, including all assets reflected in the Interim Financial Statements and all of the assets purchased or otherwise acquired by the Group Companies since the Reference Balance Sheet Date (except in each case for assets and properties disposed of since the Reference Balance Sheet Date in the ordinary course of business). Immediately following the consummation of the Contemplated Transactions, the Group Companies will own or have the right to use all material assets (whether tangible, intangible or mixed) reasonably necessary for the continued conduct of the Group Companies’ business after the Closing in the same manner as conducted immediately prior to the Closing. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property that are material to the operation of the Group Companies’ business are structurally sound, are in good operating condition and repair, and adequate for the uses to which they are being put in all material respects, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost to the Group Companies, taken as a whole. All properties and assets of the Group Companies are held by the Group Companies free and clear of all Liens other than Permitted Liens.
3.11.Operations in Conformity with Law. The Group Companies are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws, in all material respects, and no Group Company has received any written notice, or to the Knowledge of the Company, other notice from a Governmental Authority asserting any material violation of applicable Laws. Since the Lookback Date, none of the Group Companies have been subject to any material and adverse inspection, finding, investigation, penalty, assessment, audit, other recommendation, or other material compliance or enforcement action by a Governmental Authority.
3.12.Employee Benefit Plans.
3.12.1.Schedule 3.12.1 contains a true and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each Employee Plan that is sponsored, maintained for or available to any employees, directors or officers or former employees, directors or officers of any Group Company, or any spouses, dependents or survivors of any employee or former employee of any Group Company, or in respect of which any Group Company is a party to or bound by or is obligated to contribute or in any way liable, whether or not insured or whether or not subject to any Law. With respect to each Company Plan, the applicable Group Company has made available to Buyer true and correct copies of each of the following, as applicable: (a) the plan document together with all amendments thereto or, if unwritten, a summary of the material terms of the plan, (b) the summary plan description and any material modifications with respect thereto, if any, (c) each trust, insurance, annuity or other funding contract related thereto, (d) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (e) copies of all applicable non-discrimination tests performed under the Code or other applicable Tax Laws, (f) the most recent annual report on Form 5500 required to be filed with a Governmental Authority with respect thereto, (g) all non-routine communications with any Governmental Authority relating to a Company Plan since the Lookback Date, and (h) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS or such other applicable or required Governmental Authority. The Group Companies (or any one of them) are not a party to or bound by, nor does any Group Company have any Liability with respect to, any material Company Plan other than those provided to Buyer. All data necessary to administer each Company Plan, in all material respects, is in the possession of the applicable Group Company or its respective agent(s) and is in a form which is sufficient for the proper administration of the Company Plan in accordance with its terms and all applicable Laws in all material respects, and such data is true and correct in all material respects.

3.12.2.No Group Company or any other Person that would be considered a “single employer” with any Group Company under Section 414 of the Code or Section 4001 of ERISA, or that would have comparable status under local non-U.S. applicable Laws, is required to contribute to, was within the past six (6) years required to contribute to, or has any Liability (either potential or assessed) under any Employee Plan that is (a) subject to or that has any material liability under Title IV of ERISA or Code Section 412, (b) a pension plan that is subject to funding obligations under other local non-U.S. applicable Laws; (c) a “multiemployer plan”, as defined in Section 3(37) of ERISA, (d) a “multiple employer plan” as defined in Section 413(c) of the Code, (e) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (f) a multi-employer plan as defined under local non-U.S. applicable Laws.
3.12.3.Each Company Plan that is intended to be qualified under Code Section 401(a) is the subject of a favorable determination or opinion letter from the IRS or other Governmental Authority to that effect, and to the Knowledge of the Company, nothing has occurred that would or would reasonably be expected to cause the loss of such qualification. Each Company Plan has been established and administered in accordance with its terms in all material respects, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations, including all applicable Laws of any non-U.S. jurisdiction.
3.12.4.Except for coverages described in Section 6.01 et seq. of ERISA or other applicable Law, and other than the Company Plans that are qualified under Code Section 401(a), no Company Plan provides pension, income protection, health, life or disability benefits following retirement or other termination of employment, including for any dependent or survivor of any former employee, except as may be required by applicable Laws.
3.12.5.Except as set forth on Schedule 3.12.5, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will, with respect to any employee, officer, former employee or former officer of any Group Company, or any other current or former individual service provider to any Group Company (each a “Relevant Service Provider”), (a) entitle such Relevant Service Provider to severance pay, compensation, or benefits or any increase in severance pay, compensation, or benefits upon any termination of employment, (b) accelerate the timing of payment, funding, or vesting, or trigger any payment, funding, or vesting, of any compensation or benefits under any Company Plan, (c) entitle such Relevant Service Provider to increase the level of benefits under any Company Plan, (d) constitute a change of control under any Company Plan, or (e) result in the triggering or imposition of any restrictions or limitations on the right of a Group Company to amend or terminate any Company Plan.
3.12.6.Except as set forth on Schedule 3.12.6, no amount that will be received (whether in cash or property or vesting of property), or benefit provided to, any officer, director or employee of any Group Company who is a “disqualified individual” (within the meaning of Section 280G(c) of the Code) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect as a result of Contemplated Transactions will be an “excess parachute payment” (as such term is defined under 280G(b)(1) of the Code); and no such person is entitled to receive any additional payment from the Company in the event that the excise tax under 4999(a) of the Code is imposed on such person.
3.12.7.No Group Company has engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan that would be reasonably likely to subject any Group Company to any material Tax or material penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.
3.12.8.There is no pending, or, to the Knowledge of the Company, threatened or anticipated Action relating to any Company Plan (other than non-material or routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof or any of the assets of any trust of any Company Plan. No Company Plan has since the Lookback Date been the subject of an examination or audit by any Governmental Authority.

3.12.9.No Company Plan is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code or other applicable Tax Law). No Relevant Service Provider is entitled to receive any gross-up, indemnification, or additional payment in connection with the Tax required by Section 409A of the Code or other applicable Tax Law.
3.12.10.Except as set forth on Schedule 3.12.10, and except as would not reasonably be expected to result in material liability to the Group Companies, all Company Plans have been fully funded, all benefits, contributions, premiums, and similar payments required to be made by the Company with respect to any Company Plan have been timely paid in accordance with the terms of such Company Plan and all applicable Laws, and all benefits due under any unfunded Company Plan have been properly accrued for and are reported in the Financial Statements.
3.12.11.Each Company Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material Liability to any of or one of the Group Companies other than ordinary administrative expenses typically incurred in a termination event. The Group Companies (or any one of them) have no legally binding commitment or obligation to any employee, officer, director, or individual consultant of the Group Companies, to adopt, amend, modify or continue any Company Plan in connection with the consummation of the transactions contemplated by this Agreement.
3.13.Intellectual Property.
3.13.1.Schedule 3.13.1 sets forth a complete and correct list of all (a) registered Patents, pending Patent applications, (b) all registered trademarks, tradenames, and service mark registrations and applications to register any trademarks (including those associated with domain names) therefor, (c) material unregistered trademarks, tradenames, and service marks, (d) copyright registrations and applications therefor, (e) internet domain name registrations, and (f) industrial design registrations and applications therefor, in each case that are owned or purported to be owned by any Group Company (collectively with all other material Company Intellectual Property Rights, the “Company Material IP”).
3.13.2.IP Contracts. Schedule 3.13.2 identifies each Contract (a) under which the Group Companies license any Intellectual Property Rights of any Person (other than Contracts for Off-The-Shelf Software) (the “Inbound IP Contracts”) and (b) under which the Group Companies have granted to any Person any right or interest in any Company Material IP (other than the grant of any such rights in the ordinary course of business as incidental to the purchase or use of any Products by customers) (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”). Except as set forth in Schedule 3.13.2(b), no Group Company has granted a license under any IP Contract to any Person to use any material Company Intellectual Property Rights other than licenses granted in the ordinary course of business.
3.13.3.Company IP. Except as disclosed on Schedule 3.13.3:
(aa)The Group Companies own, or have adequate rights to use, all Company Intellectual Property Rights without any infringement of, the Intellectual Property Rights of others;
(ab)No Person other than a Group Company has any ownership interest in any Company Material IP;
(ac)No Group Company has granted any exclusive licenses to Company Intellectual Property Rights to third parties;
(ad)The Company Intellectual Property Rights and the Intellectual Property Rights of the Group Companies under the Inbound IP Contracts include all of the Intellectual Property Rights used or purported to be used by the Group Companies for the conduct of the Business, and there are no other Intellectual Property Rights that are required to operate the Business as currently conducted;

(ae)All Company Intellectual Property Rights that are owned or purported to be owned by the Group Companies (i) are solely owned (both beneficially and with respect to registrations and applications, as the record owner) by a Group Company free and clear of all Liens, other than Permitted Liens, and (ii) used or held for use in, or necessary to conduct, the Business as currently conducted, including to design, develop, manufacture, license, market, distribute, maintain, repair, offer for sale, sell, or use such Group Company’s Products, are subsisting, valid and enforceable;
(af)All fees have been timely paid and all required communications and responses timely filed with regard to all Company Intellectual Property Rights that are owned by the Group Companies subject to registration with a Governmental Authority or other registrar, and the applicable Group Company and its Representatives have complied with the duty of candor and disclosure, and have not made any material misrepresentations in connection with the prosecution and maintenance of any registered Patents or Patent application owned by a Group Company;
(ag)No grants, funding, facilities, or personnel of any Governmental Authority or university, research institution or similar entity was used to develop or create (in whole or in part) any Company Intellectual Property Rights that are owned by the Group Companies;
(ah)Neither the validity, enforceability nor scope of, nor any Group Company’s title or other rights to, any Company Intellectual Property Rights that are owned by the Group Companies is currently being, or, in the six (6) years prior to the date hereof, has been, challenged in any Action, and none of any of the Company Intellectual Property Rights relating to Intellectual Property Rights that is owned by third parties and used or held for use in, and material to the operation of, the business of any Group Company is currently being, or, in the six (6) years prior to the date hereof, has been, challenged in any Action involving any of the Group Companies;
(ai)(i) there are no Actions pending or, to the Knowledge of the Company, threatened against any Group Company or otherwise affecting the Business in any material respect, alleging that any Group Company or, in connection with the Business, any Person, is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any of the Intellectual Property Rights of any third party Person; (ii) there are no Actions pending or threatened by any Group Company, or by any Person on behalf of the Business, against any Person alleging infringement, misappropriation or other violation of any Company Intellectual Property Rights; (iii) neither the operation or conduct of the Business (including the use of any Company Intellectual Property Rights), as currently conducted and conducted in the past six (6) years, nor any of the Products has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person, in any material respect, and there has been no Action asserted or, to the Knowledge of the Company, threatened in the last six (6) years against any Group Company alleging any Group Company’s infringement, misappropriation, or violation of any Intellectual Property Rights of another Person; and (iv) no Person has infringed or otherwise violated any Company Intellectual Property Rights; and
(aj)The consummation of the Contemplated Transactions will not result in the loss or impairment of any Group Company’s right to own or use any Company Intellectual Property Rights including any Intellectual Property Rights licensed under any Inbound IP Contracts; and there are no third party consents or other permissions, with respect to any Company Intellectual Property Rights (including the Inbound IP Contracts), required for the completion of the Contemplated Transactions.
3.13.4.Patents. All Patents in which any member of the Group Companies has any right, title or interest have been duly filed or registered (as applicable) with the applicable Governmental Authority, and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Authority, and have not been terminated early, lapsed or been abandoned (other than in relation to the normal prosecution and processing activities of applicable Governmental Authorities in relation to applications for Company Intellectual Proprietary Rights owned or purposed to be owned by a Group Company). Each member of the Group Companies has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and all relevant foreign patent offices with respect to all Patents and have made no material misrepresentations in connection with the prosecution or maintenance of any Patent. All Patents owned by or purported to be owned by any member of the Group Companies, all correspondence with the applicable Governmental Authority related to the Patents and all Patents exclusively licensed to any member of the Group Companies, in each case, disclose patentable subject matter, have been prosecuted in good faith, are subsisting and in good standing and are not subject to any terminal disclaimer; there are no inventorship challenges to any such Patents nor does there exist any fact that could lead to any such challenge; and in the past six (6) years, no interference, reissue, reexamination, post grant proceeding (including inter partes review) or any equivalent proceeding or Action in any foreign jurisdiction has been attempted, declared or provoked relating to any such Patents. There is no fact with respect to any Patent applications owned by a Group Company that would (A) preclude the issuance of an issued Patent from any Patent application, (B) render any issued Patent issuing from such Patent application invalid or unenforceable or (C) cause the claims included in such Patent application or issued Patent to be narrowed.
3.13.5.Trademarks. All Trademarks owned by a Group Company or otherwise used in or held for use in the Business (including all Trademarks associated with the Products and other brands associated with the Business of the Group Companies): (i) all are in and have been in continuous use in commerce since their first use in commerce; (ii) all are used in the form appearing in, and in connection with the goods and services listed in, their registration certificates (with respect to registered Trademarks) or applications (with respect to unregistered Trademarks for which an application has been filed) and material but unregistered Trademarks or have otherwise been used in a manner that is associated with quality and brand recognition that is associated with the Business of the Group Companies; (iii) all have been associated with quality control in a manner that is meant to protect and preserve all rights in the Group Companies and that has sufficiently protected and preserved all such rights; (iv) all reasonable actions have been taken by each Group Company to protect such Trademarks including their ownership rights in such Trademarks; and (v) all other necessary actions have been performed by each Group Company to retain and protect all rights in all such Trademarks. In the past six (6) years, no Trademark owned by any Group Company is involved in any ownership challenge, dispute relating to overlapping rights, opposition, cancellation or equivalent proceeding or Action, and, no such proceeding or Action has been threatened in writing, nor does there exist any fact that could lead to any such proceeding or Action and all registration and extension fees have been fully and timely paid with respect to such Trademarks owned by the Group Company. There is no fact with respect to any Trademark application owned by a Group Company relating to any right, title or interest that would (A) preclude the registration of such Trademark from such application, (B) render any registered Trademark as unenforceable or (C) cause any rights associated with such registered Trademark to be narrowed.
3.13.6.Confidentiality.
(ak)Each Group Company has (i) taken commercially reasonable measures, consistent with customary practices in the industry in which it operates, to protect the confidentiality of all of its trade secrets, including proprietary software source code, Company Data and Data Sets, and all other confidential and proprietary information of the Group Companies including Sensitive Data maintained by of for the Group Companies (collectively, the “Company Sensitive Information”) and (ii) executed either written confidentiality and invention assignment agreements or written agreements incorporating confidentiality and invention assignment provisions with all of its past and present employees and independent contractors and other agents who have been employed or engaged to develop or who have otherwise developed any Intellectual

Property Rights for any Group Company and pursuant to which such employees or independent contractors and other agents who have (A) as to employees, acknowledged that all such Intellectual Property Rights are “works made for hire” for such Group Company under applicable Law, and as to both employees and independent contractors and other agents, granted to such Group Company a present, irrevocable assignment to all their rights in and to all Intellectual Property Rights they developed in the course of their engagement with such Group Company as well a perpetual license to any other Intellectual Property Rights they incorporate into or link to such developed Intellectual Property Rights, (B) agreed to hold all trade secrets and other confidential and proprietary information of such Group Company in confidence both during and after their employment or engagement, and (C) have waived or provided a covenant not to enforce any moral or other rights that may exist or attach to such developed Intellectual Property Rights (each such agreement, a “CIIA”). No manager, founder, director, officer, employee, consultant, or other representative of any Group Company owns or, claims any rights in any Intellectual Property Rights owned, purported to be owned, or used by any Group Company. Except as set forth on Schedule 3.13.6(a), (y) no such Person is in breach, in any material respect, of their respective CIIA, and (z) there has not been any disclosure of or access to any trade secret of any Group Company or any other trade secret disclosed to the Business to any Person in a manner that has resulted or is reasonably likely to result in the loss of trade secret in and to such information. No such Person owned or currently owns any Intellectual Property Rights that were or are used in the operation of the business of any of the Group Companies that have not been licensed to a Group Company. All material content and other copyrightable subject matter and Product designs used by the Group Companies in the Business are original works, and not derivative works or works which are licensed from or previously owned by another Person or the product of any disclosure of or access to any trade secret of any third party that has been provided to any Group Company.
(al)No Group Company has made any Company Sensitive Information available to any Person except pursuant to valid and enforceable written confidentiality agreements. All use, disclosure or appropriation of any trade secret or other confidential or proprietary information not owned by a Group Company that had been provided to a Group Company under a confidentiality agreement has been used pursuant to the terms of such written agreement between such Group Company and the owner of such trade secret or confidential or proprietary information. No Group Company has received any notice from any Person that there has been an unauthorized use or disclosure of any trade secrets or other confidential or proprietary information provided in relation to the Group Companies’ business. No Person that has received any Company Sensitive Information from any Group Company has refused to provide to such Group Company, after request therefor, a certificate of return or destruction of any documents or materials containing such Company Sensitive Information if such certificate is required by the terms of a confidentiality agreement. There has not been any breach of confidentiality obligations with respect to, or unauthorized use or disclosure of, any Company Sensitive Information.
(am)A Group Company is in actual possession of and has sufficient control and rights over, and has complete, valid and enforceable rights to use all data, data sets and databases used in, held for use in, or necessary for the conduct of the Business as currently conducted (collectively, “Company Data and Data Sets”). Any data included in the Company Data and Data Sets that is owned by, or in relation to which other third parties have rights, have been provided, accessed, stored, collected, used, and processed under a valid and enforceable, written license or consent that authorizes the applicable Group Company to use such data as such data had been, is presently being accessed, stored, collected, used and processed in the operation of the Business.
3.13.1.IT Systems. All of the Systems are owned by, or validly licensed, leased or supplied under a valid and enforceable written contract to a Group Company, and (i) they comprise all of the Systems that are required to carry on the Group Companies’ Business as currently conducted and as it was carried out in the twelve (12) months prior to the date hereof; (ii) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology, and data processing operations necessary for the conduct of the Group Companies’ Business; (iii) are free of any material viruses, defects, bugs, and errors; and (iv) are in compliance with all Laws, applicable contracts, and data protection and business continuity policies and procedures. The Group Companies’ rights with respect to the Systems will not be lost or rendered liable to termination by virtue of the performance of this Agreement. The Group Companies have in place disaster recovery and business continuity plans, procedures, and facilities that are, at minimum, commercially reasonable and sufficient in all material respects, given the nature of the business and operations of the Group Companies and compliant with Information Privacy and Security Laws. (i) The Systems have not caused any Group Company to fail to comply with any specifications, warranties or service level obligations in its Contracts with customers for the Group Companies’ Products in any material respect, and (ii) none of the data (including Company Data and Data Sets, Personal Information, and Sensitive Data including data owned by customers that is used in or otherwise for the benefit of the Business) that any member of the Group Companies collect, store or process has been corrupted to a material extent. Each Group Company is and has been in compliance with all applicable Laws and contractual obligations concerning the security and privacy of Systems and all information contained therein. There have been no failures, breakdowns, continued substandard performance or other adverse events affecting the Systems used by the Group Companies in the Business that have caused a material disruption or interruption in or to the use of such Systems.
3.13.2.Schedule 3.13.8 sets forth a true, correct, and complete list of all Software owned or purported to be owned by any of the Group Companies (“Company Owned Software” and together with all other Software used in the business of the Group Companies, the “Company Software”). All Company Software is either owned by a Group Company or licensed to one or more of the Group Companies under a valid and enforceable written Contract. All payments due in relation to any Company Software that is licensed by any of the Group Companies prior to the Closing Date are or will be paid by the Group Companies prior to the Closing. None of the Company Owned Software references, incorporates, or links to (dynamically or statically) any Open Source Software subject to a Copyleft Software license. The Group Companies are in compliance with and have not breached any of the applicable Contracts relating to any Company Software, and, to the Knowledge of the Company, the other party thereto is in compliance with and has not breached any such Contract.
3.13.3.Privacy and Data Security.
(an)Each Group Company that maintains a web site has posted on its web site a privacy policy regarding the collection, use and disclosure of Personal Information that it collects, is in its possession, or in its custody or control. Each Group Company has complied in all material respects with all Information Privacy and Security Laws and material agreements to which it is a party that contain, involve or deal with receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) Personal Information. No Group Company has been notified in writing of any Action or any other claim related to data security or privacy or alleging a violation of any of its privacy policies, or any Information Privacy and Security Law, nor, to the Knowledge of the Company, has any such claim been threatened in writing. Each Group Company has taken commercially reasonable administrative, physical and technical measures designed to protect and maintain the confidentiality, security, integrity and accessibility (as applicable) of: (a) Systems and all data contained therein (including Company Data and Data Sets and other data subject to confidentiality obligations), (b) all Personal Information and other Sensitive Data collected by or on behalf of the Group Companies in connection with their business, including in each case, in accordance with all Information Privacy and Security Laws and Group Company’s published policies. Each Group Company has taken commercially reasonable steps to ensure that all material third party service providers, outsourcers, contractors, or other persons who access, process, store or otherwise handle Personal Information for or on behalf of a Group

Company have agreed in writing to materially comply with applicable Information Privacy and Security Laws and taken reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure.
(ao)There are no unsatisfied written requests that any Group Company has received from individuals seeking to exercise their data protection rights under Information Privacy and Security Laws. Except as set forth on Schedule 3.13.9(b), there is not and has not been any (i) Action or (ii) written allegation that a Group Company has received by any private party, any data protection authority, or any other Governmental Authority with respect to the Group Companies’ collection, use, storage, transfer, or processing of Personal Information or compliance with Information Privacy and Security Laws, nor has any such Action been threatened. There has been no material Security Breach involving Systems, Company Data and Data Sets, Personal Information or other Sensitive Data in the possession or control of any Group Company. No Group Company has notified, or been required to notify, any Person or Governmental Authority of any Security Breach, nor has the Group Company paid a ransom to any perpetrator as a result of any actual or threatened cyber-attack.
3.14.Permits. Schedule 3.14 sets forth a correct and complete list of all material permits, licenses, approvals, certificates, consents, registrations, waivers, orders, rights, and other authorizations of and from all Governmental Authorities necessary for the lawful conduct of the Business (the “Permits”). No Group Company is in default or violation of any Permit in any material respect. To the Knowledge of the Company, no Occurrence has occurred that, with or without notice or lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any such Permit. No Action is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any Permit, except for any revocation, modification or termination that has not had and would not result in a material loss.
3.15.Environmental Matters. Except as set forth on Schedule 3.15.1:
3.15.1.(a) each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws, and (b) there has been no Environmental Release by or on behalf of any Group Company, of any material amount of any Hazardous Substance on, upon, into or from any Leased Real Property, or to the Knowledge of the Company, any other site previously owned, leased or otherwise operated or used by any Group Company that, individually or in the aggregate, would result in material Liability for the Group Companies, taken as a whole;
3.15.2.without limiting the generality of the foregoing, the Group Companies hold and are in compliance with all Permits that are required pursuant to Environmental Laws, except for such failure to obtain or noncompliance that would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole;
3.15.3.there are no material pending or, to the Knowledge of the Company, threatened, Environmental Claims against the Group Companies;
3.15.4.there has been no generation, manufacture, sale, handling, treatment, recycling, storage, transportation, disposal of, arrangement for the disposal of, or placement of Hazardous Substance by any Group Company that would result in material Liability for the Group Companies pursuant to any Environmental Laws, taken as a whole;
3.15.5.no Group Company has agreed to assume any actual or potential liability under any Environmental Laws of any other Person;
3.15.6.Buyer has been provided with access to true and correct copies of all material reports, investigations, audits, and inspections in possession, custody or control of the Group Companies pertaining or relating to Hazardous Substances or Environmental Claims in connection with any real property now or previously owned, leased used, or occupied by any Group Company;
3.15.7.Since the Lookback Date, no Group Company has received any written notice that any property now or previously owned, operated or leased by such Group Company is listed or is proposed for listing on the National Priorities List pursuant to CERCLA (or similar foreign Law), the Comprehensive Environmental Response, Compensation and Liability Information System List or on any similar state or foreign list of sites requiring investigation or cleanup, and no Lien (other than Permitted Liens) has been filed against either the personal or real property owned or leased by such Group Company under any Environmental Law regulation promulgated thereunder or order issued with respect thereto; and
3.15.8.since the Lookback Date, no Group Company has received any written notice of any material violation of, or material liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws.
3.16.Material Contracts.
3.16.1.Schedule 3.16.1 sets forth, by applicable subsection, a correct and complete list of all executory Contracts of the types described below, as amended or otherwise modified and in effect, to which any Group Company is a party or by which any of the Group Companies’ assets or properties are bound or subject as of the date hereof and that are in effect on the date hereof any invoices or purchase orders (such Contracts, and together with the Existing Employment Agreements and the Real Property Leases, collectively, the “Material Contracts”):
(ap)all Contracts pursuant to which any Group Company (i) made payments to any third party in the twelve (12) month period prior to the date hereof, in excess of $1,000,000; or (ii) received payments from any third party in the twelve (12) month prior to the date hereof, in excess of $1,000,000 prior to the date hereof;
(aq)all Contracts with Material Vendors;
(ar)all Contracts with Material Customers;
(as)any Contract with any Governmental Authority;
(at)any Contract pursuant to which a partnership, joint venture or other similar arrangements was established;
(au)any Contract which imposes a restriction on the geographies or businesses in which any Group Company may operate the Business;
(av)any Contract providing for the employment of any executive officer, excluding any such Contract that provides for at-will employment with no severance obligations;
(aw)any Contract containing covenants that (or in any way purport to) (i) restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer or suppliers) of any Group Company or any Affiliate thereof,(ii) limit the freedom of any Group Company or any Affiliate thereof to engage in any line of business or compete with any Person, or (iii) contain or provide for “most favored nation” terms;
(ax)any Contract under which any Group Company has advanced or loaned an amount to any of its Affiliates;
(ay)any IP Contract;

(az)any material agency, dealer, distributor, sales representative, marketing or other similar Contract;
(ba)all collective bargaining or similar agreements with a labor union;
(bb)(i) any indenture, mortgage, pledge, security agreement, note or other Contract evidencing Indebtedness of any Group Company for borrowed money or otherwise placing a Lien on any asset or property of any Group Company or the Business (other than Permitted Liens), (ii) any guaranty or any other evidence of Liability held by any Group Company for any Indebtedness or obligation of any other Person that is not a Group Company, or (iii) any letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which any Group Company is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of such entity);
(bc)any Contract providing for the engagement of temporary foreign workers;
(bd)all outstanding powers-of-attorney granted by any Group Company for any purpose whatsoever;
(be)each form of Contract used by any Group Company as a standard form in the ordinary course of business;
(bf)each Contract with a Material Customer or Material Vendor that is inconsistent in all material respects with the form of Contract set forth on Schedule 3.16.1(p);
(bg)each Contract that relates to the disposition or acquisition of Equity Interests, assets or properties of any Group Company (other than any disposition or acquisition in the ordinary course), or any merger or business combination with respect to any Group Company and pursuant to which such Group Company has an outstanding obligation, in each case entered into at anytime during the last three (3) years; provided, that the foregoing shall not apply to non-disclosure agreements entered into in connection therewith; and
(bh)all Contracts related to capital projects and capital expenditures in excess of $500,000 individually in any single year or $1,000,000 in the aggregate, that is not terminable by a Group Company on notice of ninety (90) calendar days or less without cost or liability.
3.16.2.The Company has made available to Buyer a true and correct copy of each Material Contract, in each case, as amended or otherwise modified and in effect. Except as set forth on Schedule 3.16.2 and except as has not had, and would not reasonably be expected to have, a material impact on the Group Companies, (a) each Material Contract is a valid and binding agreement of the applicable Group Company and, to the Knowledge of the Company, the other parties thereto and is in full force and effect in all material respects, (b) no Group Company is, and, to the Knowledge of the Company, no other party thereto is, in default under, or in breach or violation of (or, to the Knowledge of the Company, is alleged to be in breach or default under) any Material Contract in any material respect, and (c) to the Knowledge of the Company, no Occurrence has occurred on or prior to the date hereof that (with or without notice, lapse of time or both) would constitute a material default by any Group Company or, to the Knowledge of the Company, the other party thereto, under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.
3.17.Transactions with Affiliates. Schedule 3.17 sets forth all Contracts (other than employment agreements, equity or incentive equity documents, Organizational Documents, and

Employee Plans that have been made available to Buyer) between any Group Company, on the one hand, and any (a) Affiliate of any Group Company, (b) officer, director or employee of any Group Company, or (c) to the Knowledge of the Company, member of the immediate family of any of the Persons described in the foregoing clause (a) and (b) (in each case, other than a Group Company), on the other hand (other than compensation, benefits, equity interests or expense reimbursement received as employees or directors in the ordinary course of business) (collectively, “Affiliate Agreements”).
3.18.Litigation; Governmental Orders.
3.18.1.Litigation. Except as disclosed on Schedule 3.18.1, since the Lookback Date there have been no Actions, and as of the date hereof, there are no Actions pending against, or to the Knowledge of the Company, threatened against any Group Company, its assets or the Business, or any Representatives of any Group Company in their capacity as such in each case to the extent that any such Action would, if determined adversely against any Group Company or any Representatives of any Group Company in their capacity as such, reasonably be expected to result in material liability to the Group Companies.
3.18.2.Governmental Orders. Except as disclosed on Schedule 3.18.2, no Governmental Order has been issued that is applicable to any Group Company or its assets or the Business, except as would not have, and would not reasonably be expected to have, a material impact on the operations of the Group Companies.
3.19.Insurance. Schedule 3.19 contains a list of each policy and binder of insurance of each Group Company (including property, casualty, liability, life, health, accident, workers’ compensation and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by a Group Company (collectively, the “Insurance Policies”). All Insurance Policies are in full force and effect, and no written notice of cancellation or termination has been received by any Group Company with respect to any such policy. All premiums due and payable under the Insurance Policies have been paid in full or have been fully accrued for on the Interim Financial Statements. No Group Company has received (a) any written notice that would reasonably be expected to be followed by a notice of cancellation or non-renewal of any Insurance Policy, (b) any written notice of denial of coverage or reservation of rights with respect to any pending or threatened claims against any such Insurance Policy, (c) any written notice that any issuer of such Insurance Policy has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated, or (d) any other written indication that any such Insurance Policy may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder.
3.20.Labor Matters.
3.20.1.A true, correct and complete listing of all employees of the Group Companies as of five (5) days prior to the date hereof (collectively, the “Company Employees”) has been provided to Buyer, including each such Person’s name, job title or function and job location, credited service date, full- or part-time status, exempt or non-exempt status under the Fair Labor Standards Act (the “FLSA”), or as applicable under local employment standards Law, as well as a true, correct and complete listing of his or her current and prior calendar year salary or wage payable by the applicable Group Company, the amount of all incentive compensation paid or payable to such Person for the current and prior calendar year, the amount of accrued but unused vacation time and/or paid time off, each as of five (5) days prior to the date hereof, and whether any Company Employee is on an employer-sponsored non-immigrant visa and if so, the type and expiration date. Except as identified on Schedule 3.20.1(a), no Group Company has paid in the prior or current calendar year or promised to pay any bonuses, commissions or incentives to any Company Employee, including any officer, manager or director.
3.20.2.Each Group Company is, and since the Lookback Date has been, in material compliance with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration, verification of work authorization, payment of social security, government, pension remittances, and other

Taxes, labor relations, fair employment practices, employment discrimination (including harassment), retaliation, reprisal, benefits, classification under the FLSA and other applicable state and local Laws, pay equity, hours, overtime compensation, vacation pay, child labor, hiring, promotion and termination of employees, employee privacy, data protection, working conditions, tracking of working time, meal and break periods, occupational health and safety, workers’ compensation, leaves of absence, plant closings and mass layoffs, employment eligibility verification, affirmative action, employment and reemployment rights of members of uniformed services, secondment, civil rights and unemployment insurance. No Group Company has any material Liability with respect to the misclassification of employees as independent contractors, or with respect to the misclassification of employees as exempt versus non-exempt. Since the Lookback Date, no allegations of any human rights breaches or sexual harassment have been made against any officer or director (or equivalent) of a Group Company with respect to their work for such Group Company.
3.20.3.True and complete copies as of the date hereof of each separate written employment Contract between a Group Company and any individual employee or officer of such Group Company, other than any at-will offer or promotion letters that do not provide for severance, change of control payments, or similar benefits (collectively, the “Existing Employment Agreements”) have been provided to Buyer.
3.20.4.To the Knowledge of the Company, no officer of any Group Company or any Company Employee earning base compensation in excess of $210,000 has disclosed any plans to the Group Company to terminate his or her employment or relationship with such Group Company prior to the twelve (12) month anniversary of the Closing.
3.20.5.Each Group Company has paid or made provisions for payment of all salaries, wages, social security contributions, overtime, and other compensation, which are payable by a Group Company to any Company Employees of any Group Company, accrued through the Closing Date.
3.20.6.Except as set forth on Schedule 3.20.5, the Group Companies are not bound by any collective bargaining agreement with a labor union or employee association with respect to their employees; have not voluntarily recognized the bargaining or certification rights of any labor union or employee association; to the Knowledge of the Company, no labor union or employee association has claimed that any of the Group Companies is related to or a common employer to any other company that may be subject to bargaining rights; and no labor union or employee association has bargaining rights in respect of any employees of any Group Company, with respect to their employment with such Group Company. Except as set forth on Schedule 3.20.6, no collective bargaining agreement is currently being negotiated by the Group Companies with any labor union or employee association with respect to their employees.
3.20.7.Since the Lookback Date, there have been no, and there is no pending or, to the Knowledge of the Company threatened, labor strike, work stoppage, lock out, walkout, slowdown, or other similar material labor dispute. No Group Company is or since the Lookback Date has been subject to any material unfair labor practice charges before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices. No petition has been filed nor has any proceeding been instituted by any Company Employee or group of Company Employees, or to the Knowledge of the Company threatened to be filed, with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement.
3.20.8.To the Knowledge of the Company, there is no labor union organizing campaign or other similar effort in progress or threatened by, or on behalf of any labor union involving any employees of any Group Company and there have been no such efforts since the Lookback Date.
3.20.9.No Group Company has received written notice, or to the Knowledge of the Company, other notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to an alleged material violation by any Group Company of any Law applicable thereto and, to the Knowledge of the Company, no such investigation is in progress. There is no notice of material and adverse assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment which any Group Company has received since the Lookback Date from any occupational safety, workplace safety and insurance, or workers’ compensation board, or similar Governmental Authority in any jurisdiction where any Group Company carries on business, nor are there any pending claims or charges.
3.20.10.During the past twelve (12) months, no Group Company has effectuated: (a) a “plant closing” (as defined in the WARN Act, or mass termination under any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Group Companies; or (b) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of any Group Company. No Group Company has any material outstanding liability arising from a failure to comply with the WARN Act, as amended, or any similar state or local Law.
3.20.11.Each Group Company has properly classified all individuals providing services to each such entity as employees or non-employees for all relevant purposes since the Lookback Date, and no written notice, or to the Knowledge of the Company, other notice from any Governmental Authority has been received by any Group Company disputing such classification. A true, correct and complete listing of all individuals who are currently performing services as independent contractors under a contract and their current rate of compensation and total fees paid last year and this year has been provided to Buyer.
3.20.12.The Company maintains a valid U.S. Citizenship and Immigration Services Form I-9 (Employment Eligibility Verification) for each Company Employee located in the United States.
3.20.13.The Company has effectuated any required COVID-19 safety policies and protocols in compliance in all material respects with all applicable COVID-19 Measures that have the force of Law. None of the Group Companies have received any written complaints from any current Company Employees regarding any material and adverse failure of the Company to comply with applicable COVID-19 Measures that have the force of Law regarding worker safety.
3.21.Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Seller or the Company other than fees (if any) that will (a) be paid as contemplated by Section 2.4.1 or (b) otherwise be paid by Seller and its Affiliates and for which Buyer and its Affiliates (including, after the Closing, the Company) will have no responsibility to pay.
3.22.Suppliers. Schedule 3.22 sets forth a list of the Group Companies’ top twenty (20) suppliers and third party service providers (the “Material Vendors”) based on expenditures for the twelve (12) month period ending on December 31, 2021, the total expenditures in the aggregate associated with each such supplier or third party service provider during such period. Except as set forth on Schedule 3.22, since January 1, 2021, no Material Vendor has cancelled, terminated or otherwise materially altered any Contract with any Group Company to which it is a party (including any material change in the rate or amount of sales or in the prices charged, except as required by contract or otherwise in the ordinary course of business), or provided written notice to any Group Company of an intention to do any of the foregoing.
3.23.Customers. Schedule 3.23 sets forth a list of the Group Companies’ top twenty (20) largest customers (the “Material Customers”), taken as a whole, based on actual revenue received by the Group Companies for the twelve (12) month period ending on December 31, 2021, the total revenue in the aggregate associated with each such customer during such period. Except as set forth on Schedule 3.23, since January 1, 2022, no Material Customer has cancelled, terminated or otherwise materially altered any Contract with any Group Company to which it is a party (including any material change in the rate or amount of purchases, except as required by contract or otherwise in the ordinary course of business), or provided written notice to any Group Company an intention to do any of the foregoing.
3.24.Anti-Corruption and Trade.
3.24.1.In the past six (6) years, each Group Company, and to the Knowledge of the Company, its current and former Representatives acting on behalf of any Group Company in the past six (6) years (when acting in such capacity or otherwise on behalf of such Group Company, as applicable), has been in compliance with all applicable Illegal Business Practice Laws in all material respects. Since the Lookback Date, to the Knowledge of the Company, none of the current or former Representatives of any Group Company acting on behalf of any Group Company: (i) is using or has used, any funds of the Group Companies for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity or for reimbursement, in whole or in part, of any such expenditure; (ii) is using or has used, any funds of the Group Companies for any direct or indirect unlawful payments to any person, including any foreign or domestic government officials or employees; (iii) has been in material violation of any provision of the Foreign Corrupt Practices Act of 1977, U.K. Bribery Act of 2010, or any other Illegal Business Practice Law; (iv) is maintaining or has established or maintained, any unlawful or unrecorded fund of the Group Companies’ monies or other properties; (v) has made, at any time since their respective dates of formation, any false or fictitious entries on the books and records of the Group Companies; or (vi) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or otherwise engaged in any pay-for-play practices, using any funds or otherwise on behalf of the Group Companies.
3.24.2.No Group Company has (a) been the subject of any investigations, reviews, audits, or inquiry by any Governmental Authority alleging actual or potential violation of any applicable Illegal Business Practice Laws or (b) made a voluntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Illegal Business Practice Laws. The Group Companies have established sufficient internal controls and procedures reasonably calculated to ensure compliance with applicable Illegal Business Practice Laws and has made available all of such documentation to Buyer.
3.24.3.In the past six (6) years, the Group Companies have (a) been in material compliance with all, and no Group Company has made any pending voluntary self-disclosures with respect to any, applicable import, export or re-export control, or sanctions Laws, orders or regulations of any and all applicable jurisdictions, including the United States, the United Kingdom, the European Union and any jurisdiction in which a Group Company is established or from which it imports, exports or re-exports any items, or in which it provides services, including import requirements administered by the U.S. Customs and Border Protection and the Office of the United States Trade Representative, the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, all as amended from time to time (collectively, “Trade Laws”), (b) no Group Company has received written notice from any Governmental Authority that any Group Company is under criminal or civil investigation concerning any of the Trade Laws, and (c) no Group Company has made any or has any pending voluntary self-disclosures with respect to applicable Trade Laws. In the past six (6) years, the Group Companies have at all times acted without violation and in compliance with the Trade Laws in all material respects. The Group Companies have established sufficient internal controls and procedures reasonably calculated to ensure compliance with Trade Laws and has made available all of such documentation to Buyer.
3.24.4.Since the Lookback Date, no Group Company has received any notice from any Governmental Authority of non-compliance with any of the Trade Laws which could subject the Company to civil or criminal fines, penalties or other measures. Each Group Company, and its current and former Representatives (when acting in such capacity or otherwise on behalf of such

Group Company, as applicable), is in compliance with and has since the Lookback Date, complied with all Trade Laws.
3.25.Inventory. Except as otherwise adequately reserved for in the Reference Balance Sheet in accordance with GAAP, (i) all inventory of the Group Companies (including all raw materials, works-in-process or finished goods related thereto) consists of items of good, usable and merchantable quality in the ordinary course of business and none of such inventory is damaged in any material respect or obsolete and (ii) the quantities of each item of such inventory are not excessive in any material respect, but are reasonable in the present and projected circumstances of the operation of the business of the Group Companies and are saleable in the ordinary course of business. All such inventory not written off in the Reference Balance Sheet has been valued in accordance with GAAP consistently applied. Since the Reference Balance Sheet Date, the inventory of the Group Companies has been replenished in a normal and customary manner consistent with past practice.
3.26.Customer Warranties. (a) All Products manufactured, sold or delivered by any Group Company with respect to which such Group Company’s standard warranty or warranties have not yet expired conform with such warranties in all material respects and (b) no Group Company has any material Liability for replacement thereof other than in the ordinary course of business. Except as set forth in Schedule 3.26(b), no material claims have been made under the customer warranties or guarantees of the Group Companies and no reasonable basis exists for such a claim. The Group Companies have not modified or expanded its warranty obligation to any customer beyond that set forth in their respective standard warranties in any material respect.

3.27.Product Liabilities. Each product manufactured, sold, leased, licensed, delivered or installed by a Group Company and all services performed by a Group Company for customers (collectively, the “Products”) is, and at all times since the Lookback Date has been, in all material respects (i) in compliance with all applicable Laws, (ii) fit, in all material respects, for the ordinary purposes for which it is intended to be used, (iii) in conformity in all material respects with any and all Contracts, express and implied warranties, promises and affirmations of fact made by any Group Company. No Group Company has any material Liability (and, to the Knowledge of the Company, there is no fact, situation, circumstance, condition or other basis for any present or future Action giving rise to any material Liability) for replacement or repair of any Products or other damages in connection with any Products, subject only to the reserve for product warranty claims set forth on the face of the Reference Balance Sheet, as adjusted for the passage of time in accordance with GAAP. None of the Products sold by any Group Company since the Lookback Date has been the subject of any replacement, retrofit, modification or recall campaign by any Group Company (voluntary or otherwise), and to the Knowledge of the Company, there is no reasonable basis for any replacement, retrofit, modification or recall campaign relating to such Product. There are not and there have not been any material disputes or material controversies involving any customer, distributor, supplier or any other Person regarding the quality, merchantability or safety of or defect in, or involving a claim of breach of warranty which has not been fully resolved with respect to, or involving a claim for product liability damages directly or indirectly caused by, any Product purchased, manufactured or sold by any Group Company.

3.28.Accounts Receivable; Accounts Payable.
3.28.1.The accounts receivable reflected on the Interim Financial Statements and the accounts receivable that have arisen after the date of the Reference Balance Sheet Date, in all material respects, (a) have arisen from bona fide transactions entered into by the Group Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of a Group Company not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the unaudited Financial Statements or, with respect to accounts receivable arising after the Reference Balance Sheet Date, on the accounting records of the Group Companies have in all material respects been determined in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.28.2.No Group Company is materially delinquent in its payment of any material amounts with respect to any accounts payable as of the date hereof, and no such accounts payable have been deferred (regardless of whether such Group Company and such third party have agreed to such deferral).
3.29.COVID Measures. No Group Company has directly or indirectly, sought, pursued, applied for, claimed, obtained, received, accepted or otherwise availed itself of any loan, grant, funding, tax benefit or other benefit, relief or assistance under (a) the CARES Act, (b) Covid-19 Emergency Response Act (Canada), (c) any government program established or expanded thereunder, related thereto or funded thereby or (d) any other legislation enacted, any rule or regulation promulgated, or any other program established or expanded, by any Governmental Authority in connection with, or in response to, COVID-19 or designed to provide economic or other benefit, relief or assistance to Persons in connection therewith or in relation thereto (including (i) the U.S. Small Business Administration’s Economic Injury Disaster Loan program, and (ii) any program or facility established or expanded by the Federal Reserve in response to COVID-19, including the Main Street Lending Program, the Main Street New Loan Facility, the Main Street Priority Loan Facility, the Main Street Expanded Loan Facility, the Primary Market Corporate Credit Facility and the Secondary Market Corporate Credit Facility). Each Group Company has complied in all material respects with all applicable COVID-19 Measures that have the force of Law.
3.30.Bank Accounts; Power of Attorney. Schedule 3.30 sets forth a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Group Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship (collectively, the “Bank Accounts”), and (b) each such Bank Account, indicating in each case the account number and the names of the respective Representatives of the Group Companies having signatory power with respect thereto.
3.31.Solvency. No insolvency proceeding of any character, including, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting any Group Company or any of their respective assets or properties is pending or, to the Knowledge of the Company, threatened. No Group Company has taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. No obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Group Companies, Seller or any of their respective Affiliates.
4.Representations and Warranties of Seller.
Except as set forth on the Disclosure Schedules, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
4.1.Organization. Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Seller has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.
4.2.Authorization. Seller has the limited liability company power and authority to execute and deliver this Agreement and any other Transaction Documents to which Seller is a party and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Seller has taken all limited liability company actions or proceedings required to be taken by or on the part of Seller to authorize and permit the execution and delivery by Seller of this Agreement and any other Transaction Documents to which Seller is a party and the consummation by Seller of the Contemplated Transactions. This Agreement and any other Transaction Documents to which Seller is a party has been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.
4.3.Title to Shares. Seller is the record and beneficial owner of and has good and valid title to the Shares, free and clear of any Liens (other than restrictions on future transfers arising under the

Securities Act and applicable state or foreign securities Laws). Other than this Agreement or the Organizational Documents of Seller or the Company, there are no Contracts to which Seller is a party or by which it is bound with respect to the voting, sale, transfer, or other disposition of the Shares. Immediately upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Liens (other than restrictions on future transfers arising under the Securities Act and applicable state or foreign securities Laws).
4.4.No Violation or Approval; Consents. Except as set forth on Schedule 4.4, neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the Contemplated Transactions will:
4.4.1.require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act or any other antitrust or competition Laws;
4.4.2.result in a breach, violation or termination of, constitute a default or an Occurrence that, with or without notice or lapse of time or both, would constitute a default under, or acceleration of obligations under, or default under, or require the consent of any third party under, any Contract to which Seller is party or Governmental Order to which Seller is subject, except for such breaches, violations, terminations, accelerations, defaults or consents as would not reasonably be expected to prevent or materially impair or materially delay the ability of Seller to consummate the Contemplated Transactions in accordance with the terms hereof;
4.4.3.result in a violation in any material respect of any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Seller, except for any violation as would not reasonably be expected to prevent or materially impair or materially delay the ability of Seller to consummate the Contemplated Transactions in accordance with the terms hereof;
4.4.4.result in the creation or imposition of any Lien on the Shares (other than restrictions on future transfers arising under the Securities Act and applicable state or foreign securities Laws); or
4.4.5.result in a breach or violation of, or default under, the Organizational Documents of Seller.
4.5.Litigation; Governmental Orders.
4.5.1.Litigation. There is no Action pending or, to the knowledge of Seller threatened against Seller or any of its properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.
4.5.2.Governmental Orders. No Governmental Order has been issued that is applicable to Seller or any of its properties, assets or businesses that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.
4.6.Brokers. Except as set forth on Schedule 4.6, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the Contemplated Transactions (which such fees and commissions shall be included as Transaction Expenses) based upon arrangements made by and on behalf of Seller.
5.Representations and Warranties Relating to Buyer.
Buyer hereby represents and warrants to Seller and the Company as of the date hereof and as of the Closing Date as follows:

5.1.Organization. Buyer is a Delaware limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.
5.2.Authorization. Buyer has the requisite power and authority to execute and deliver this Agreement and any other Transaction Documents to which Buyer is a party and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer has taken all requisite actions or proceedings required to be taken by or on the part of Buyer to authorize and permit the execution and delivery by Buyer of this Agreement and any other Transaction Documents to which Buyer is a party and the consummation by Buyer of the Contemplated Transactions. This Agreement and any other Transaction Documents to which Buyer is a party has been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.
5.3.No Violation or Approval; Consents. Neither the execution and delivery by Buyer of this Agreement nor the consummation by Buyer of the Contemplated Transactions will:
5.3.1.require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act or any other antitrust or competition Laws;
5.3.2.result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, any Contract to which Buyer is party or Governmental Order to which Buyer is subject, except for such breaches, violations, terminations, accelerations, defaults or consents as would not reasonably be expected to prevent or materially impair or materially delay the ability of such Buyer to consummate the Contemplated Transactions in accordance with the terms hereof;
5.3.3.result in a violation in any material respect of any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Buyer, except for any violation as would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to consummate the Contemplated Transactions in accordance with the terms hereof;
5.3.4.result in the creation or imposition of any Lien on any properties or assets of Buyer; or
5.3.5.result in a breach or violation of, or default under, the Organizational Documents of Buyer.
5.4.Litigation; Governmental Orders.
5.4.1.Litigation. There is no Action pending or, to the knowledge of Buyer threatened in writing against Buyer or any of its Affiliates or any of their properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.
5.4.2.Governmental Orders. No Governmental Order has been issued that is applicable to Buyer or any of its Affiliates or any of their respective properties, assets or businesses that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.
5.5.Available Funds; Solvency. Buyer has, or as of the Closing will have, immediately available funds in an amount sufficient to pay in cash all amounts payable pursuant to Article 2 and all fees and expenses of Buyer incurred in connection with the Contemplated Transactions. Buyer is, and

(assuming the accuracy of the representations and warranties of the Company and Seller set forth herein) after giving effect to the Contemplated Transactions will continue to be, Solvent.
5.6.Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Buyer or any of its respective Affiliates other than fees (if any) that will be paid by Buyer or its Affiliates and for which Seller and its respective Affiliates (including, prior to Closing, the Company) will have no responsibility to pay.
5.7.Investment Intent. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of their participation in the Contemplated Transactions. Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof. Buyer acknowledges that the Shares and the sale thereof have not been registered under the Laws of any jurisdiction.
6.Conditions Precedent to the Obligations Of Buyer.
The obligations of Buyer to consummate the Closing are subject to the satisfaction or written waiver on or prior to the Closing of each of the following conditions:
6.1.Representations and Warranties. (a) The Fundamental Representations, shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date); (b) the representations and warranties of the Company (other than the Fundamental Representations) contained in Article 3, without giving effect to any qualifications or exceptions as to “materiality” or “Material Adverse Effect” set forth therein, shall be true and correct as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except for such failures to be so true and correct as shall not have had, and would not reasonably be expected to have, a Material Adverse Effect; and (c) the representations and warranties of Seller contained in Article 4 (other than the Fundamental Representations), without giving effect to any qualifications or exceptions as to “materiality” set forth therein, shall be true and correct as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except for such failures to be so true and correct as shall not have had, and would not reasonably be expected to materially impair or delay Seller’s ability to perform its respective obligations under this Agreement and the other Transaction Documents or consummate the Contemplated Transactions.
6.2.Performance of Obligations. Seller and the Company will have performed in all material respects all covenants and agreements required by this Agreement to be performed by Seller or the Company, as applicable, on or prior to the Closing.
6.3.No Material Adverse Effect. Since the date of this Agreement, there has not been any Occurrence which has had or would reasonably be expected to have a Material Adverse Effect.
6.4.Company and Seller Compliance Certificates. Each of the Company and Seller will have delivered to Buyer a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Sections 6.1, 6.2, and 6.3, as applicable, has been satisfied.
6.5.Secretary Certificate. The Company will have delivered to Buyer a certificate, dated as of the Closing Date, of the Secretary or executive officer of the Company certifying that (a) attached thereto is a complete and correct copy of the resolutions adopted by the board of directors (or similar governing body) of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the

Contemplated Transactions, and (b) such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the Closing Date.
6.6.Payoff Letters. The Company will have delivered to Buyer (a) the Payoff Letters, duly executed by the applicable holders of Closing Indebtedness to be paid at Closing, and (b) any other customary applicable releases, termination statements or other similar documentation (to the extent not included in the Payoff Letters), releasing and terminating any and all Liens (other than Permitted Liens), relating to borrowed money of the Company, in each case, in form and substance reasonably satisfactory to Buyer.
6.7.FIRPTA Certificate. Seller will have delivered to Buyer a certificate substantially in the form provided for in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that the Shares do not constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the Regulations thereunder, together with an accompanying notice satisfying the requirements of Treasury Regulations 1.897-2(h) to be delivered promptly to the IRS following Closing; provided, however, that notwithstanding the foregoing, the sole remedy under this Agreement for the failure of Seller to provide such certificate specified in this Section 6.7 to Buyer shall be to withhold in accordance with Section 2.2.2 any Taxes required to by withheld by reason of such failure from any payment otherwise payable pursuant to this Agreement.
6.8.Injunctions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.
6.9.Regulatory Approval. (a) Any waiting period (and any extensions thereof) applicable to consummation of the Contemplated Transactions required under the HSR Act and under any foreign antitrust, competition or pre-merger notification Laws shall have expired or been terminated, and (b) all other foreign antitrust, competition, foreign direct investment, trade, pre-merger notification or other regulatory approvals as may be required to consummate the Contemplated Transactions shall have been made or obtained, as applicable.
6.10.Escrow Agreement. Buyer will have received a copy of the Escrow Agreement, duly executed by Seller and the Escrow Agent.
6.11.Restrictive Covenant Agreements. All Restrictive Covenant Agreements shall be in full force and effect as of the Closing.
6.12.Termination of Affiliate Agreements. The Company will have delivered to Buyer duly executed and delivered termination agreements, in form and substance reasonably acceptable to Buyer, with respect to all Affiliate Agreements providing for the termination of such Affiliate Agreements at or prior to the Closing , in a form and substance reasonably acceptable to Buyer.
6.13.Additional Requirements. The Company will have delivered to Buyer the deliverables set forth on Schedule 6.13, in each case in form and substance reasonably acceptable to Buyer.

7.Conditions Precedent to Obligations of the Company and Seller.
The obligations of the Company and Seller to consummate the Closing are subject to the satisfaction or written waiver on or prior to the Closing of each of the following conditions:
7.1.Representations and Warranties. The representations and warranties of Buyer contained in Article 5, without giving effect to any qualifications or exceptions as to “materiality” set forth therein, shall be true and correct as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except for such failures to be so true and correct as shall not have had, and would not reasonably be expected to materially impair or delay Buyer’s ability to perform its respective obligations under this Agreement and the other Transaction Documents or consummate the Contemplated Transactions.
7.2.Performance of Obligations. Buyer will have performed in all material respects all covenants and agreements required by this Agreement to be performed by Buyer on or prior to the Closing.
7.3.Buyer Compliance Certificate. Buyer will have delivered to Seller a certificate of Buyer dated as of the Closing Date to the effect that each of the conditions specified above in Sections 7.1 and 7.2 has been satisfied.
7.4.Injunctions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.
7.5.Regulatory Approval. (a) Any waiting period (and any extensions thereof) applicable to consummation of the Contemplated Transactions required under the HSR Act and under any foreign antitrust, competition or pre-merger notification Laws shall have expired or been terminated and (b) all other foreign antitrust, competition, foreign direct investment, trade, pre-merger notification or other regulatory approvals as may be required to consummate the Contemplated Transactions shall have been made or obtained, as applicable.
7.6.Payments. Buyer shall have made the payments set forth in Section 2.4.
7.7.Escrow Agreement. Seller will have received a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent.
8.Covenants of the Parties.
8.1.Access to Premises and Information. During the period from the date hereof until the earlier of Closing or the date on which this Agreement is terminated in accordance with Article 9, upon reasonable notice from time to time prior to the Closing Date, the Company will permit Buyer, and its Representatives to have reasonable access during normal operating hours to the records and books of account of the Group Companies (the “Records”) in possession of the Group Companies and to the premises of the Group Companies during normal business hours (but excluding sampling or testing of the environment or building materials without Seller’s prior written consent in Seller’s sole discretion), in each case, to the extent they relate in any manner to the conduct or operations of the Group Companies; provided, however, that such access shall be at Buyer’s expense and Buyer and its Representatives shall not unreasonably disrupt the personnel and operations of the Group Companies or their Affiliates. All information exchanged pursuant to this Section 8.1 shall be subject to that certain confidentiality letter agreement between Parent and Fox Head, Inc. dated January 31, 2022 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained in this Section 8.1, the Company may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement, (b) that may constitute privileged attorney-client communications or attorney work product, the transfer of which, or the provision of access to which, as determined in good faith by the Company after consultation with counsel, could reasonably be expected to constitute a waiver of such privilege or (c) if the provision of access to such document (or portion thereof) or information, as determined by the Company in good faith after consultation with counsel, could reasonably be expected to conflict with applicable Laws; provided that, in each case, the Company will use reasonable efforts to provide such requested document (or portions thereof) or information in a manner that would not give rise to the consequences described in forgoing.
8.2.Conduct of Business Prior to Closing. During the period from the date hereof until the earlier of Closing or the date on which this Agreement is terminated in accordance with Article 9, except as set forth on Schedule 8.2, the Group Companies shall (a) conduct the Business in all material respects in the ordinary course of business, consistent with past practices and (b) preserve intact the Company’s present business, organization, assets and operations and maintain its relations and goodwill with the suppliers, customers, key employees, and others having a business relationship with the Company; provided, that, notwithstanding the foregoing, (x) the Group Company may take any COVID-19 Actions in good faith, (y) the Group Company may use all available cash to repay any Indebtedness or Transaction Expenses prior to the Closing, and (z) the Group Company may take into account the Contemplated Transactions in calculating and paying estimated Taxes. Without limiting the generality of the foregoing, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), no Group Company will:
8.2.1.grant or announce any new incentive awards, bonus or similar compensation or any material increase in the wages, salaries, compensation, bonuses, or incentives payable to any Company Employee or individual independent contractor providing similar services, except for increases in the ordinary course of business or to employees or independent contractors earning annual base compensation less than $210,000 or provided for in any Contracts or Company Plans in effect on the date hereof or that would constitute Transaction Expenses;
8.2.2.(a) except as set forth on Schedule 8.2.2, issue, sell or otherwise dispose of any equity interest or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests, (b) redeem, purchase or otherwise acquire, or make or declare any dividend or any other distribution in respect of, any of its Equity Interests, or (c) effect any recapitalization, reclassification, profits interests or like change in capitalization;
8.2.3.incur, assume or guarantee any Indebtedness, other than under credit facilities in existence on the date hereof;
8.2.4.make any material changes in its methods of accounting or accounting practices (including with respect to reserves), other than as required by GAAP (or any interpretation thereof);
8.2.5.make (outside of the ordinary course of business), change or revoke any income or other material Tax election (except as otherwise required by applicable Law), change or adopt any method of Tax accounting (except as otherwise required by applicable Law), settle or otherwise compromise any claim with respect to a material amount of Taxes, waive any right to claim a material Tax refund, file any amended Tax Return, sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability, consent to any extension or waiver of the limitations period applicable to any claim or assessment (other than in connection with automatic extensions of time to file Tax Returns), in each case, with respect to Taxes;
8.2.6.except as set forth on Schedule 8.2.6, amend its Organizational Documents;
8.2.7.acquire or dispose of any business or investment or any assets having a value in excess of $150,000, except for acquisitions or dispositions of assets in the ordinary course of business;
8.2.8.(i) establish or materially increase or promise to materially increase any benefits under any Company Plan, (ii) adopt, materially amend or terminate any employment agreement for an employee whose base salary is at least $210,000, (iii) implement any employee layoffs that would, solely by reason thereof and not in aggregation with any employment losses implemented as of or following the closing, trigger obligations under the WARN Act, or (iv) hire or engage any individual on a full-time, part-time, consulting, independent contractor, or other basis, except for any employee with an annualized salary or equivalent compensation not in excess of $210,000;
8.2.9.enter into, adopt, materially amend, or terminate any collective bargaining agreement, works council agreement, trade union agreement, employee representation agreement, or similar agreement or arrangement;

8.2.10.enter into any Contract with any Related Party;
8.2.11.except as set forth on Schedule 8.2.11, enter into, materially amend or terminate any Material Contract or any Insurance Policy;
8.2.12.except in the ordinary course of business, sell, transfer, assign, lease, exclusively license, exclusively sublicense, abandon, permit to lapse or expire (other than expiration of registered Intellectual Property Rights in accordance with its maximum statutory term) or otherwise dispose of any registrations or applications included in the Company Material IP;
8.2.13.permit any material Permit to lapse or expire;
8.2.14.change or modify in any manner the existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including (a) acceleration of collections of receivables in any material respects (including through the use of discounts for early payment, requests for early payment or otherwise) and (b) failure to pay payables when due or delay in payment of payables compared to past practices in any material respects (including continuation of past practices with respect to the early payment of payables to obtain the benefit of any payment discounts);
8.2.15.make or commit to make any capital expenditures that are in the aggregate in excess of $500,000, except for such capital expenditures or commitments therefor that are reflected in the current budget of the Group Companies provided to Buyer, or fail to make any capital expenditures in accordance with such budget;
8.2.16.waive any material claims or rights of material value of any Group Company or enter into any compromise, settlement or release with respect to any Action affecting any Group Company, other than any settlement or release involving less than $100,000 (net of any insurance amounts) per claim that contemplates only the payment of money (which payment shall be fully paid prior to the Closing Date) without admission of wrongdoing or misconduct, without ongoing limits on the ownership, conduct or operation of the Group Companies and results in a full and absolute release of the claims giving rise to such Actions (other than confidentiality, non-disparagement and other similar administrative provisions);
8.2.17.merge, combine or consolidate with any Person; or
8.2.18.agree or commit to do any of the things referred to in this Section 8.2.
8.3.Confidentiality.
8.3.1.Confidentiality Agreement; Confidentiality. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, from and after the Closing, Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose documents and information concerning Seller or its Affiliates (other than the Group Companies) furnished to Buyer or its Affiliates or its or their respective Representatives in connection with the Contemplated Transactions. Effective upon the Closing and for a period of four (4) years thereafter, Seller shall, and shall cause its controlled Affiliates and each of their respective Representatives to, treat and hold as confidential, and shall not disclose (a) any confidential and proprietary documents and information concerning Buyer, or any of its Affiliates, furnished to it by Buyer or its Representatives in connection with this Agreement or the transactions contemplated hereby, and (b) any confidential and proprietary information regarding any Group Company and/or the Business, including trade secrets, know-how, confidential and proprietary information, in each case other than information that is generally known to the public or that is generally known within any industry in which Seller and its Affiliates or Buyer and its Affiliates operate (such information in clauses (a) and (b), the

“Confidential Information”). In the event that Seller, its Affiliates, or their respective Representatives are requested or required (by oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller shall, and shall cause its controlled Affiliates, and their respective Representatives to, reasonably promptly, to the extent permitted by applicable Law, notify Buyer of the request or requirement so that Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 8.3.1. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller, its Affiliates, or their respective Representatives are, on the advice of counsel, legally required to disclose any such information, Seller, its Affiliates, or their respective Representatives may disclose such information to the requesting authority; provided, however, that Seller shall, and shall cause its Affiliates, and their respective Representatives use commercially reasonable efforts to obtain, at the reasonable request of Buyer and at Buyer’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Buyer shall designate in good faith. Notwithstanding the foregoing or anything else in this Agreement or the Confidentiality Agreement, each party to this Agreement and the Confidentiality Agreement (and each Affiliate and Representative of such party) may disclose (i) to any and all Persons, to the extent necessary, without limitation of any kind, the tax treatment and tax structure of, and tax strategies relating to, the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment, tax structure or tax strategies; provided that the recipient of such information is subject to a customary confidentiality and non-disclosure obligation, (ii) Confidential Information to its Representatives who have a need to know such information; provided that the recipient of such information is subject to a customary confidentiality and non-disclosure obligation or (iii) Confidential Information to the extent requested by a Governmental Authority as part of an audit or inquiry that is not specifically targeting the Company.
8.3.2.Announcements. Subject to Section 8.3.3, any public announcements, reports, statements or press releases by any party hereto or any of its Affiliates or Representatives regarding the Contemplated Transactions must be approved in advance (as to form, content, timing and manner of distribution) by each of Buyer, the Company and Seller, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that at any time after the initial press release regarding this Agreement is issued, Buyer, Seller and their respective Affiliates or Representatives may issue or make any subsequent press release or public statement (including press release or public statement posted on a website) with respect to the Contemplated Transactions as long as such press release or public statement contains solely information previously provided in the initial press release.
8.3.3.Permitted Disclosures. No provision of this Section 8.3 will be construed to prohibit (a) confidential disclosures by any Group Company to suppliers, customers, lenders, employees, agents and independent contractors of such Group Company to the extent reasonably necessary or desirable, in such Group Company’s judgment, to preserve the Business or to facilitate the Contemplated Transactions, (b) confidential disclosures to legal counsel, accounting advisors and financial advisors, (c) disclosures pursuant to the requirements of a Governmental Order to the extent necessary, (d) disclosures required in connection with legal proceedings between the parties, including to the extent reasonably necessary to enforce the parties’ respective rights hereunder, (e) disclosures required under applicable Law or regulatory rules (including any listing agreement with any securities exchange or stock market), (f) disclosures by Buyer or any of its Affiliates or any of their respective Representatives to the Financing Parties, any lenders or potential lenders or any investors or potential investors in connection with the Debt Financing, subject to the receipt of customary confidentiality undertakings from such Financing Parties and (g) disclosures in the OP Form 10.
8.4.Preparation for Closing; Antitrust Matters.
8.4.1.Subject to the terms and conditions hereof, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Contemplated Transactions as promptly as practicable, including: (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary in connection with the Contemplated Transactions; (ii) cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals; and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith.
8.4.2.In furtherance (and not in limitation) of the foregoing, each of the Company and Buyer agrees to make all appropriate filings pursuant to (a) the HSR Act with respect to the Contemplated Transactions in the most expeditious manner practicable, but in any event within five (5) Business Days after the date hereof, including any “pull and refile” pursuant to the HSR Act to the extent necessary, and to supply promptly any additional information and documentary material that may be reasonably requested of such party by the relevant Governmental Authorities in connection with the HSR Act, and (b) any applicable foreign antitrust and competition Laws with respect to the Contemplated Transactions as soon as reasonably practicable and to supply promptly any additional information and documentary material that may be requested of such party by the relevant Governmental Authorities in connection with such applicable antitrust or competition Laws. Buyer shall pay the filing fees associated with HSR filings and any applicable foreign antitrust and competition Laws.
8.4.3.The parties commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates or any of their respective Representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review any proposed written communication by such party to any Governmental Authority.
8.4.4.Each of the Company and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Contemplated Transactions unless it consults with the other party in advance, if at all possible, and, to the extent not prohibited by such governmental antitrust authority, gives the other party the opportunity to attend and participate. Each party hereto shall, and shall cause its Affiliates and its and their respective Representatives to, coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as the other party hereto may reasonably request in connection with the foregoing provided, however, that materials may be redacted (i) as necessary to comply with contractual arrangements or applicable Laws; and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. The parties to this Agreement shall, and shall cause their respective Affiliates and their respective Representatives to, upon request by the other party, provide each other’s outside counsel with copies of all substantive correspondence or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party may, as it deems advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 8.4.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the written consent of the party providing such materials, which consent shall not be unreasonably conditioned or delayed. Subject to applicable Law, the parties shall reasonably consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any party.
8.4.5.None of the parties hereto shall, or shall permit its respective Affiliates to, (i) acquire or agree to acquire (by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, licenses, rights, operations or businesses of any Person in the United States, or (ii) take any other action with respect to a third party, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation in the United States or such other action would be reasonably expected to impose any material delay in the obtaining of, or increase in any material respect the risk of not obtaining, approval under the HSR Act or increase in any material respect the risk of entry of a Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement.
8.4.6.Nothing in this Section 8.4 or otherwise in this Agreement shall require (i) Buyer to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Buyer or its Affiliates (including the Group Companies), the ownership or operation by Buyer, its Affiliates or the Group Companies of any portion of their respective businesses or assets, or compel Buyer, its Affiliates or the Group Companies to dispose of, divest, hold separate or license any portion of their respective businesses, assets or intellectual property rights, respectively, in each case as a result of the transactions contemplated by this Agreement, or (ii) any party to this Agreement to respond to any “second request” or similar request for additional information or documentary material from any Governmental Authority pursuant to the HSR Act or any other Governmental Authority relating to any applicable foreign filings, or to otherwise engage in any litigation with respect to the filings contemplated by this Section 8.4; provided; however, that this Section 8.4.6(ii) shall not apply if Buyer extends the Expiration Date in accordance with Section 9.1.4.
8.4.7.Other than filings under the HSR Act which is dealt with in Section 8.4.2 above, each of Buyer and the Company shall cooperate with one another in a commercially reasonable manner (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from third parties to any Real Property Leases or Material Contracts, in connection with the consummation of the Contemplated Transactions and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, that nothing in this Agreement shall obligate or be construed to obligate Seller or the Company to make or cause to be made any payment or concession to any third party in order to obtain any such action, consent, approval or waiver under any Real Property Lease or Material Contract.
8.5.Business Records. Buyer acknowledges that Seller may from time to time for at least seven (7) years following the Closing require access to the Records, and agrees that upon reasonable prior written notice, it will, and will ensure that the Group Companies will, during normal business hours, provide Seller and its Representatives with either access to or copies of the Records. If the Company shall desire to dispose of any such Records prior to the seventh (7th) anniversary of the Closing Date, the Company shall, prior to any such disposition, notify Seller and provide to Seller and its Representatives a reasonable opportunity, at Seller’s expense, to make copies of or remove such Records. Notwithstanding the foregoing, (a) any such access or availability shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Group Companies and (b) none of the Group Companies shall be required to provide or offer to surrender any access or information: (i) if it reasonably determined upon the advice of counsel that doing so would violate any Contract, fiduciary duty or Law to which any Group Company or any of their respective Affiliates are a party or are subject or bound by; (ii) if it reasonably determined upon the advice of counsel that doing so could result in the loss of the ability to successfully assert attorney-client, work product or similar legal privileges; or (iii) if Buyer reasonably determines in good faith that such information would constitute non-financial trade secrets or non-financial proprietary information and should not be disclosed due to its competitively sensitive nature.
8.6.Tax Matters.
8.6.1.Tax Refunds.

(a)Seller shall be entitled to the amount of any Income Tax refunds (or any Tax credits received in lieu thereof to the extent such credit in lieu thereof actually reduces Taxes for a Post-Closing Tax Period) that are actually received by Buyer, any Group Company, any of their respective Affiliates, or a consolidated, combined, unitary, or similar group of which any Group Company is a member after the Closing, in each case, for any Pre-Closing Tax Period ending on the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 8.6.4), including any such Tax refunds resulting from any Transaction Tax Deductions, and net of any Taxes and reasonable out-of-pocket expenses incurred in connection with obtaining such Tax refunds (or credits in lieu thereof), in each case, to the extent such Tax refund (or credit in lieu thereof) is with respect to Taxes paid by a Group Company prior to the Closing Date or included in the final calculation of the Closing Statement (any such Income Tax refund or credit in lieu thereof, a “Tax Refund”); provided, however, that Seller shall not be entitled to any Tax Refund (x) required to be paid over by any Group Company (or any Affiliate thereof) to any Person under a provision of a Contract (other than this Agreement) to which such Person was a party prior to the Closing, (y) resulting from the payment of Income Taxes by Buyer or any of its Affiliates (including any Group Company) made after the Closing Date to the extent such Income Taxes were not included in the final calculation of the Closing Statement, and (z) resulting from a carryback of a Tax attribute from any period ending after the Closing Date.
(b)Buyer shall promptly pay, or cause to be paid, over to Seller by wire transfer of immediately available funds any Tax Refunds that Seller is entitled to pursuant to this Section 8.6.1 within ten (10) Business Days of the actual receipt of the Tax Refund giving rise to Buyer’s obligation to make a payment pursuant to Section 8.6.1 with respect thereto (or, in the case of a credit in lieu of a refund, the Due Date for the filing of a Tax Return that reflects the actual reduction in Taxes resulting from such credit).
(c)The Group Companies shall use commercially reasonable efforts to promptly obtain (or cause to be obtained) any reasonably available Tax Refunds with respect to any applicable Pre-Closing Period Income Tax Return by filing, or causing to file, any such Tax Returns as promptly as practicable after the Closing Date, in each case, as finally resolved pursuant to the provisions of Section 8.6.2; provided, however, that the Group Companies shall not be required to file IRS Form 4466 (or any comparable form for state or local Tax purposes). The Group Companies shall not elect to apply any applicable Tax Refund as a credit against Taxes payable for a taxable period (or portion thereof) beginning after the Closing Date.
(d)For applicable Tax purposes, Buyer, Seller and each of their respective Affiliates shall treat all payments to Seller made pursuant to this Section 8.6.1 as an adjustment to purchase price to the maximum extent permitted by applicable Law.
8.6.2.Preparation and Filing of Tax Returns.
(e)Pre-Closing Period Income Tax Returns. Buyer, the Group Companies and their respective Affiliates shall prepare and timely file, at their sole expense, all applicable Tax Returns of the Group Companies relating to Income Taxes for any Pre-Closing Tax Period or Straddle Period of the Group Companies not yet filed as of the Closing Date with a Due Date after the Closing Date (each such Tax Return, a “Pre-Closing Period Income Tax Return”). Such Pre-Closing Period Income Tax Returns shall be prepared consistent with the past practice of the applicable Group Companies (except to the extent otherwise required by applicable Law) and in accordance with Section 8.6.2(b). At least thirty (30) days prior to the Due Date of any Pre-Closing Period Income Tax Return, Buyer shall deliver such Pre-Closing Period Income Tax Return to Seller for its review and comment and Buyer shall consider in good faith all reasonable comments proposed by Seller. If Seller disputes in good faith the amount of any Taxes shown to be due on such Pre-Closing Period Income Tax Return (or the amount of any Tax Refund), it shall notify Buyer (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period Income Tax Return) of such disputed item (or items), the basis for its objection and the proposed revisions, and any dispute shall be resolved (and such Pre-Closing Period Income Tax Return filed) pursuant to the provisions of Section 8.6.2(b) below. If Seller does not object by written notice within such period, the amount of Taxes relating to such Pre-Closing Period Income Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Agreement. Notwithstanding anything to the contrary set forth in this Section 8.6.2(a), Buyer, the Group Companies and their respective Affiliates shall have no obligations to Seller pursuant to this Section 8.6.2(a) if the amount of Taxes (or Tax Refunds) payable that are reflected on a Pre-Closing Period Income Tax Return would be reasonably expected to not affect the amounts Seller is entitled to receive pursuant to Section 8.6.1 or pursuant to Section 2.5.3.
(f)Disputes Relating to Tax Returns. Seller and Buyer shall act in good faith to resolve any dispute prior to the Due Date of any Pre-Closing Period Income Tax Return, and if Seller and Buyer agree on any such Tax Return, then the parties shall file or cause to be filed the applicable Tax Return in such agreed-upon manner. If Seller and Buyer cannot resolve any disputed item with respect to any such Tax Return within a period of ten (10) days following the receipt of a written notice of such disputed item(s) pursuant to Section 8.6.2(a), the item in question shall be resolved by the Designated Accounting Firm as promptly as practicable in accordance with the procedures set forth in Section 2.5.3, whose determination shall be final and conclusive for purposes of this Section 8.6.2(b). The fees and expenses of the Designated Accounting Firm shall be paid in accordance with the procedures set forth in Section 2.5.3. Notwithstanding anything to the contrary in this Agreement, in the event that the parties or, in the case of a dispute, the Designated Accounting Firm, have not resolved a dispute by an applicable Due Date, the parties shall file or cause to be filed, the applicable Tax Return in such manner as Buyer reasonably determines under applicable Law, and the parties shall amend such Tax Returns to the extent necessary to conform to the parties’ final agreement or the Designated Accounting Firm’s final determination, as the case may be.
(g)Each Pre-Closing Period Income Tax Return shall be prepared in a manner that treats any Transaction Tax Deductions as being allocable to the Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 8.6.4) to the extent “more likely than not” correct (or at a higher level of confidence) under applicable Income Tax Law, and shall elect to treat 70% of any applicable “success-based fees” arising from the transactions contemplated by this Agreement as deductible pursuant to IRS Rev. Proc. 2011-29.
(h)In the event that the Due Date for an applicable Pre-Closing Period Income Tax Return is reasonably expected to be within ninety (90) days following the Closing Date, during the period from the date hereof to the Closing Date, Seller shall, and shall cause the Group Companies to, reasonably cooperate with Buyer in connection with the preparation of any such Pre-Closing Period Income Tax Return, including promptly furnishing to Buyer such information as Buyer may reasonably request with respect thereto.
(i)Pre-Closing Period Non-Income Tax Returns. Buyer shall prepare any Tax Returns of the Group Companies relating to non-Income Taxes for any Pre-Closing Tax Period or Straddle Period not yet filed as of the Closing Date that will be filed prior to the final determination of the Closing Statement (each such Tax Return, a “Pre-Closing Period Non-Income Tax Return”). To the extent the content of any Pre-Closing Period Non-Income Tax Return would reasonably be expected to result in a reduction of the purchase price set forth in the final determination of the Closing Statement by an amount equal to or more than $5,000, then, as promptly as practicable, Buyer shall deliver such Pre-Closing Period Non-Income Tax Return to Seller. Any Pre-Closing Period Non-Income Tax Return shall be prepared consistent with the past practice of the applicable

Group Companies, unless otherwise required by applicable Law. When delivering any Pre-Closing Non-Income Tax Return to Seller, Buyer shall notify Seller whether such Pre-Closing Non-Income Tax Return (i) will be subject to the same review, approval, comment and dispute rights as the rights Seller has with respect to a Pre-Closing Income Tax Return pursuant to Section 8.6.2(a) and 8.6.2(b) or (ii) will not be subject to such review, approval, comment and dispute rights (such an identified Tax Return, a “Non-Reviewed Return”). Any Pre-Closing Non-Income Tax Return that Buyer identifies pursuant to clause (i) hereof will be subject to the same procedures as a Pre-Closing Income Tax Return set forth in Section 8.6.2(a) and 8.6.2(b), mutatis mutandis. Alternatively, any Pre-Closing Non-Income Tax Return that Buyer identifies as a Non-Reviewed Return will not be subject to the procedures set forth in Section 8.6.2(a) and 8.6.2(b), but the content of such Non-Reviewed Return shall not prejudice or otherwise impact the determination of any dispute pursuant to Section 2.5.3. If Buyer does not notify Seller regarding whether a Pre-Closing Non-Income Tax Return is a Non-Reviewed Return or instead a Tax Return described in clause (i) hereof pursuant to the procedures set forth in this Section 8.6.2(e), such Pre-Closing Non-Income Tax Return will be deemed to be a Non-Reviewed Return.
8.6.1.Closing of Tax Years. The parties intend that any of the Group Companies that are members of the consolidated group for United States federal Income Tax purposes the parent of which is the Company, will join Buyer’s consolidated group for United States federal Income Tax purposes upon the consummation of the transactions contemplated by this Agreement, and shall be included in such consolidated group’s consolidated federal Income Tax Return as of the beginning of the day immediately following the Closing Date. With respect to any other Tax years, to the extent relevant to determining any amount Seller is entitled to receive pursuant to this Agreement (including pursuant to the Escrow Agreement), the parties will elect to end the year on the Closing Date to the extent such election is permitted under applicable Law. Items of income, loss, deduction and credit will be allocated for United States federal Income Tax purposes between years ending on the Closing Date and years beginning on the day after the Closing Date based on an interim closing of the books as of the end of the day on the Closing Date to the extent permitted by applicable Law, and a ratable election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) shall not be made.
1.1.1.Straddle Periods; Pre-Closing Tax Periods. In the case of any Straddle Period, for purposes of this Agreement, the amount of Taxes of the Group Companies that is attributable to the applicable Straddle Period for Taxes that are property, ad valorem or similar Taxes assessed on a periodic basis will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes (or Tax Refunds) of the Group Companies that relate to the Pre-Closing Tax Period portion of a Straddle Period will be determined based on an interim closing of the books as of the end of the Closing Date; provided, however, that (i) any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis, (ii) any items included in the income of any Group Company under Section 951(a) of the Code or Section 951A of the Code shall be apportioned as though the taxable year of the applicable “controlled foreign corporation” (within the meaning of Section 957 of the Code) giving rise to such inclusion of income ended on the Closing Date and (iii) any items included in the income of any Group Company resulting from any partnership or other pass-through entity in which any Group Company holds a beneficial interest, shall be apportioned as though the taxable year of the applicable partnership or other pass-through entity ended on the Closing Date.
8.6.3.Cooperation and Tax Record Retention. Subject to the provisions of this Section 8.6, at Seller’s reasonable request, Buyer shall, and shall cause the Group Companies to, reasonably cooperate with Seller in connection with the preparation of Tax Returns and in connection with any Tax proceeding. Buyer shall, and shall cause the Group Companies to, promptly furnish to Seller such information as Seller may reasonably request with respect to Tax Returns, Tax proceedings, claims for Tax Refunds and other Tax matters relating to the Group

Companies that affect Seller, including by providing reasonable access to the relevant books and records. Buyer shall, and shall cause the Group Companies to, retain all Records with respect to Tax matters pertinent to the Group Companies relating to taxable periods or portions thereof ending on the Closing Date or that could affect amounts which Seller is entitled to receive pursuant to this Agreement (including, pursuant to the Escrow Agreement) until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods.
8.6.4.Transfer Taxes. Buyer shall be responsible for fifty percent (50%) of, and Seller shall be responsible for fifty percent (50%) of, the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording, and other similar Taxes, fees, and costs, together with all interest thereon, penalties, fines, costs, additions to Tax and other additional amounts with respect thereto (“Transfer Taxes”), which may be imposed in connection with the transactions contemplated by this Agreement. Buyer shall timely file any Tax Return with respect to such Transfer Taxes and, if required by applicable Law, Seller will join in the execution of any such Tax Returns and other documentation.
8.6.5.No Code Section 336 or 338 Election. The parties agree that no election under Section 336 or Section 338 of the Code or any similar provisions of state, local, or non- United States Law shall be made with respect to the transactions contemplated by this Agreement.
8.6.6.Negative Tax Covenants. Except as contemplated by this Agreement or as required by applicable Law, unless first consented to in writing by Seller (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause the Group Companies not to, (a) make or change any material Tax election of the Group Companies that affects or has retroactive effect to any Pre-Closing Tax Period, (b) amend any Tax Return for a Pre-Closing Tax Period, (c) settle or compromise any audit or other proceeding with respect to Taxes for a Pre-Closing Tax Period or (d) voluntarily approach a Governmental Authority with responsibility for Taxes, or initiate or enter into any voluntary disclosure agreement or similar or analogous program with a Taxing Authority, regarding Taxes or Tax Returns for a Pre-Closing Tax Period; provided; however, that the negative Tax covenants set forth in this Section 8.6.8 shall apply only if the applicable action would reasonably be expected to affect the amounts Seller is entitled to receive pursuant to Section 8.6.1 or pursuant to Section 2.5.3.
8.7.Further Assurances. Each of Seller, the Company and Buyer, upon the request of one another from time to time after the Closing, and at the expense of the requesting party but without further consideration, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to make more fully effective the consummation of the Contemplated Transactions.
8.8.Indemnification of Directors and Officers.
8.8.1.For a period of six (6) years after the Closing, Buyer shall not, and shall not permit any Group Company to, amend, repeal or modify any provision in any Organizational Documents of any Group Company relating to the exculpation, indemnification or advancement of expenses of any Persons who at any time prior to or at the Closing are or were officers, directors or employees (or their equivalent) of any Group Company (each, a “D&O Indemnified Person”) with respect to acts or omissions existing or occurring at or prior to the Closing (unless and to the extent required by Law), it being the intent of the parties that all such officers, directors and employees of each Group Company shall be entitled to exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person.
8.8.2.In addition to the other rights provided for in this Section 8.8 and not in limitation thereof, from and after the Closing, Buyer shall and shall cause each Group Company (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law and are required by the terms of the Group Companies’ Organizational Documents in effect as of the date hereof, (i) indemnify and hold harmless (and exculpate and release from any liability to Buyer or any Group Company) the D&O Indemnified Persons against all D&O Expenses and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed Action, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a officer, director or employee of any Group Company and arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the Contemplated Transactions) (a “D&O Indemnifiable Claim”) and (ii) advance, unconditionally and interest-free, to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor; provided, however, that, to the extent required by applicable Laws that cannot be waived, the Person to whom D&O Expenses are to be advanced provides an unsecured undertaking to repay such advances to the extent it is ultimately and finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification. Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully and finally satisfied. For the purposes of this Section 8.8, “D&O Expenses” shall include attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses).
8.8.3.Buyer shall cause the Group Companies as of the Closing to obtain and fully pay for, at Buyer’s expense, “tail” insurance policies with a claims period of at least six (6) years from and after the Closing, from an insurance carrier with the same or better credit ratings as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the Persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in connection with this Agreement and the Contemplated Transactions), the premium of which shall be reasonably acceptable to Buyer, it being agreed that a policy premium which does not exceed 300% of annual premium paid by the Company and the Company Subsidiaries in the aggregate in respect of the directors’ and officers’ liability insurance is acceptable to Buyer. Buyer shall cause the Company to maintain such D&O Insurance in full force and effect for its full term; provided, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring on or prior to the Closing.
8.8.4.In the event that Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, Buyer or the Company, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth on this Section 8.8.
8.8.5.The provisions of this Section 8.8 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person referred to in Section 8.8.1, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 8.8, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.
8.9.Resignations. The Company shall use commercially reasonable efforts to cooperate with Buyer and its Representatives in the resignation and removal of the members of the board of directors (or similar governing body) and officers (or equivalent) of the Group Companies as requested by Buyer in writing at least three (3) Business Days prior to the Closing.
8.10.Representation and Warranty Policy. The Group Companies shall use commercially reasonable efforts to cooperate with Buyer in connection with Buyer’s procurement of the R&W Insurance Policy, including responding to reasonable requests for information from the underwriter necessary to obtain the R&W Insurance Policy and no later than ten (10) Business Days following the Closing, Seller shall deliver to Buyer three (3) digital USB copies of all contents of the Electronic Data Room (or such other electronic method as agreed by Buyer and Seller), as of the day that is one (1) day preceding the Closing Date (which shall include, for the avoidance of doubt, all contents that were located in, or uploaded to, the Electronic Data Room at any time prior to the Closing). The premium payable to the underwriters in respect of the R&W Insurance Policy, and all other expenses, fees, costs or deductibles associated therewith, shall be borne by Buyer. Buyer agrees to not amend the R&W Insurance Policy following the Closing in a manner that would materially and adversely affect the rights of Seller or Seller’s Affiliates set forth herein without the prior written consent of Seller. Buyer shall cause the R&W Insurance Policy to expressly provide that the policy provider shall not have the right to, and will not, pursue any subrogation rights against Seller, Seller’s Affiliates or any of its direct or indirect equity holders in connection with any claim made by Buyer or any of its Affiliates thereunder, except in the case of Actual Fraud.
8.11.Financing Cooperation.
8.11.1.Buyer may determine, in its sole discretion, to obtain debt financing to fund any portion of the Purchase Price (the “Debt Financing”); provided that the Buyer shall, promptly after such Debt Financing is obtained (x) provide Seller and the Company with written notice that such Debt Financing has been obtained and (y) deliver (or cause to be delivered) to Seller and the Company true, correct and complete copies of all arrangements pursuant to which any Financing Parties shall have committed to provide any portion of the Debt Financing; provided that any fee letters may be redacted in a customary manner; provided further that, in no event shall the receipt of such Debt Financing be a condition to Closing and Buyer confirms that it will have at Closing sufficient cash to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder. Prior to the Closing, subject to Section 8.11.2, the Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Company Subsidiaries and its and their respective Representatives to, in each case at Buyer’s sole expense, provide to Buyer such cooperation reasonably requested by Buyer that is reasonably necessary in arranging, obtaining and syndicating the Debt Financing, if any (provided that such requested cooperation is consistent with applicable Laws and does not unreasonably interfere with the operations of the Group Companies), including as promptly as reasonably practical, (a) furnishing Buyer with the Required Financial Information and other pertinent information regarding the Group Companies as may be reasonably requested by Buyer for the completion of the Debt Financing, (b) participating in telephonic meetings and otherwise reasonably assisting with the preparation of appropriate and customary materials customary presentations, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies in connection with the Debt Financing to the extent reasonable and customary for financings of such type, (c) reasonably assisting in the preparation of (i) customary bank information memoranda, lender and investor presentations, offering documents, offering or private placement memoranda and other similar marketing documents and due diligence efforts for the Debt Financing and (ii) customary authorization and representation letters, each as required in connection with the Debt Financing, authorizing the distribution of information to prospective lenders and containing a representation that the public side of such documents, if any, do not include any information about any Group Company or any securities of any Group Company that would constitute material non-public information within the meaning of the United States federal and state securities laws if any Group Company were a public reporting company, (d) using reasonable best efforts to cause the

Company’s independent registered accounting firm to provide customary assistance, including (i) providing customary comfort letters (including “negative assurance comfort” and “change period comfort”) in connection with any capital markets transaction comprising a part of the Debt Financing, (ii) providing customary consents to the inclusion of their audit report in respect of any financial statements of the Company and the Company Subsidiaries in any offering documents relating to the Debt Financing and (iii) reasonable assistance and cooperation to Buyer with respect to any auditor due diligence, (e) subject to and conditioned on the occurrence of the Closing, the taking of customary corporate actions reasonably necessary to permit the consummation of and funding of the Debt Financing, (f) reasonably assisting in Buyer’s efforts to satisfy the conditions precedent set forth in any definitive document relating to the Debt Financing to the extent satisfaction of such condition requires the cooperation of, or is within the control of, the Group Companies, (g) delivering to Buyer at least three (3) Business Days prior to the Closing all such documentation and information as is reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing to the extent required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the requirements of 31 C.F.R. §1010.230, (h) facilitating and assisting in the preparation and delivery of any credit agreements, indentures, notes, underwriting agreements, purchase agreements, security documentation, guarantees, schedules, perfection certificates or other definitive documents relating to the Debt Financing relating to the Group Companies, and their respective businesses to be included in the definitive documents relating to the Debt Financing, and assist with the execution and delivery of the same, in each case, solely to the extent reasonable and customary for financings of such type, (i) cooperating with internal and external counsel of Buyer in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Debt Financing, in each case, solely to the extent reasonable and customary for financings of such type, and (j) obtaining and providing documents to Buyer (including draft payoff letters) relating to the repayment of the Indebtedness and the release of related guarantees and Liens in accordance with the terms of this Agreement. The Company hereby consents, on behalf of itself and the Group Companies, to the use of the logos of the Group Companies in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor is reasonably likely to, harm or disparage the Company’s or any of its Affiliates’ reputation or goodwill.
8.11.2.Notwithstanding anything in this Agreement to the contrary, (a) no Group Company nor any of their respective Representatives shall be required, under the provisions of this Section 8.11 or otherwise in connection with the Debt Financing, to pay any commitment or other similar fee or enter into any binding agreement (other than the execution of the authorization letters referred to in clause (c)(ii) of Section 8.11.1) or commitment or incur any other actual or potential liability or obligation in connection with the Debt Financing prior to the Closing that is not advanced by Buyer, (b) no Group Company or any of their respective Representatives, managers, officers or employees shall be required to execute or enter into, perform or authorize any agreement with respect to the Debt Financing (other than the execution of the authorization letters referred to in clause (c)(ii) of Section 8.11.1) that is not contingent upon the Closing or that would be effective prior to the Closing Date, (c) no Representative, manager, officer or employee of any Group Company shall be required to deliver any certificate or take any other action pursuant to this Section 8.11 to the extent any such action would reasonably be expected to result in personal liability to such Representative, manager, officer or employee, (d) no Group Company or their respective Representatives shall be required to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or breach of, any applicable Laws, any organizational documents of any Group Company, any contract or obligations of confidentiality (not created in contemplation hereof) binding on any Group Company, (e) no Group Company or any of their respective Representatives shall be required to take any action that would cause any condition to the Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement, (f) no Group Company or any of their respective Representatives shall be required to make any representation, warranties or certifications as to which, the Company has, in its good faith, determined is not true, (g) no Group Companies or their respective Representatives shall be required to provide, and the Buyer will be solely responsible for the preparation of: (1) pro forma financial information; (2) any description of all or any component of the Debt Financing; or (3) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing; and (h) no Group Company shall be required to provide access to or disclose information that the Company determines would jeopardize any attorney–client privilege or other similar privilege of the Company or any of its Subsidiaries. Promptly upon request by the Company, Buyer will reimburse the Company for any reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Company, the Company Subsidiaries or any of their Representatives in connection with the cooperation of the Company, the Company Subsidiaries and their Representatives contemplated by this Section 8.11. Except in the case of fraud or a breach of this Agreement, Buyer shall indemnify, defend, and hold harmless the Group Companies and their respective Representatives from and against any and all losses, damages, awards, fines, penalties, expenses, fees, costs, actions, demands, judgment, Taxes, fines, fees, expenses (including interest, penalties, reasonable legal, consulting and other professional fees and expenses and all amounts paid in prosecution, investigation, defense or settlement of any of the foregoing) and other amounts suffered or incurred by them in connection with (i) any action taken by them at the request of Buyer pursuant to this Section 8.11 or in connection with the arrangement of the Debt Financing or (ii) any information utilized in connection therewith, and the foregoing obligations shall survive termination of this Agreement and the occurrence of the Closing. In addition, no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to any Debt Financing (other than the execution of the authorization letters referred to in clause (c)(ii) of Section 8.11.1) will be effective until the Closing Date. All material, non-public information regarding the Group Companies provided to Buyer or any of its Representatives pursuant to this Section 8.11 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential investors as required in connection with the Debt Financing subject to customary confidentiality protections. Notwithstanding anything to the contrary, the Company shall be deemed to have complied with this Section 8.11 for all purposes of this Agreement (including Article 6 and Article 7) unless the Debt Financing has not been obtained primarily as a result of the Company’s Willful Breach of its obligations under this Section 8.11. Notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that obtaining any Debt Financing is not a condition to the Closing.
8.12.Bank Accounts. The Company shall use commercially reasonable efforts to cooperate with Buyer to remove, effective immediately after the Closing, each of the Persons holding general or special powers of attorney, or any signing or other authority with respect to the bank accounts of the Group Companies, and to replace each such Person with a designee(s) as notified in writing by Buyer at least ten (10) Business Days prior to the Closing.
8.13.Notification of Certain Matters. The Company shall give prompt written notice to Buyer of (a) an Occurrence or non-occurrence which has rendered, or may reasonably be expected to render, any representation or warranty of the Company contained in Article 3 or of Seller contained in Article 4, if made on or immediately following the date of such event, untrue or inaccurate, (b) an Occurrence or non-occurrence that has had or is reasonably likely to have a Material Adverse Effect, (c) any failure of either Seller, the Company or any of their respective Affiliates to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or under any agreement contemplated hereby or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Buyer’s obligations hereunder, and (d) any action pending or threatened relating to the transaction contemplated by this Agreement and the agreements contemplated hereby. Any updates to the Disclosure Schedules following the date hereof shall be for informational purposes only and shall not otherwise impact the indemnification obligations of the parties.
8.14.Exclusive Dealing. From the date hereof until the earlier of the Closing and the termination of this Agreement, Seller shall not, and shall cause the Group Companies, their respective Affiliates and each of their respective Representatives not to, directly or indirectly, take, or direct any other Person to take on its behalf, any action to solicit, encourage or enter into any negotiation, discussion, Contract or instrument, with, or provide any information to, any Person other than Buyer and its Affiliates and their respective Representatives, that relates to, or would reasonably be expected to lead to, (a) any sale of any Shares or any Equity Interests of the Company, (b) any lease, sale, transfer or other disposition of the assets of the Group Companies (other than in the ordinary course of business), (c) any merger, recapitalization or similar transaction with respect to the Group Companies, or (d) any other transaction that does or would reasonably be expected to impede or otherwise delay the transaction contemplated hereby (collectively, an “Alternative Transaction”). Seller shall not, and shall cause the Company, its Affiliates and each of their respective Representatives not to assist any third party in preparing or soliciting an offer relating in any way to an Alternative Transaction (in each case other than with respect to the transactions contemplated by this Agreement). Seller shall, and shall cause the Company, its Affiliates and each of their respective Representatives to, promptly following the date hereof, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Alternative Transaction. In the event that Seller or the Company receives any inquiry, proposal or offer from any third party concerning an Alternative Transaction, Seller shall promptly notify Buyer in writing of the receipt of any such correspondence as well as the material terms thereof.
8.15.OP Form 10. Prior to the Closing, the Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries and their respective Representatives to, in each case at Buyer’s sole expense, provide to Buyer such cooperation reasonably requested by Buyer that is reasonably necessary in connection with the preparation, review and filing of the OP Form 10 (provided that such requested cooperation is consistent with applicable Laws and does not unreasonably interfere with the operations of the Group Companies), including as promptly as reasonably practical, (a) furnishing Buyer with the Required Financial Information and other pertinent information regarding the Group Companies as may be reasonably requested by Buyer in writing in connection with the preparation, review and filing of the OP Form 10 and (b) causing the Company’s independent registered accounting firm to provide customary assistance as reasonably requested by Buyer, including providing customary consents to the inclusion of their audit report with respect to any financial statements of the Company and the Company Subsidiaries in the OP Form 10.
8.16.Section 280G Approval. To the extent that any payments or benefits would constitute “parachute payments,” as such term is defined in Section 280G of the Code and the Treasury Regulations promulgated thereunder (“Section 280G”) in connection with the consummation of the Contemplated Transactions (the “Potential Parachute Payments”), prior to the Closing, the Company shall conduct a vote in accordance with the requirements of Section 280G with respect to the Potential Parachute Payments (the “280G Vote”), including using commercially reasonable efforts to (a) obtain a waiver of the right to receive Potential Parachute Payments from each person who is a “disqualified individual” within the meaning of Section 280G and who has Potential Parachute Payments and (b) solicit stockholder approval of some portion of the Potential Parachute Payments such that, if stockholder approval is obtained, there will be no parachute payments. The Company shall provide copies of the calculations, waivers and all materials to be distributed in connection with the 280G Vote not later than five (5) Business Days prior to the execution or distribution, as applicable, of such materials, for Buyer’s (or Buyer’s designee’s) review and comment, and shall consider in good faith for incorporation all of Buyer’s (or Buyer’s designee’s) comments thereto. Prior to the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that stockholder approval of the Potential Parachute Payments was obtained in conformance with the applicable requirements of Section 280G, or that such stockholder approval was not obtained, and as a consequence the Potential Parachute Payments shall not be made or retained. Buyer shall reasonably cooperate with the Company in connection with the determination of any parachute payments subject to this Section 8.16, by responding to reasonable requests by the Company for material information in Buyer’s possession relevant to such payments (including copies of any go-forward employment, incentive, equity, or other agreements) no later than seven (7) Business Days prior to the Closing. Neither the Company nor Seller, nor any of their respective Affiliates, will be deemed to be in breach of this Section 8.16 to the extent that the 280G Vote does not meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder due to Buyer’s breach of the immediately preceding sentence. Notwithstanding the foregoing, in the event the Company is unable to obtain a waiver of the right to receive Potential Parachute Payments from any person who is a “disqualified individual” within the meaning of Section 280G and who has Potential Parachute Payments, such Potential Parachute Payments shall be made to such disqualified individual in accordance with the terms of the Contract related to such Potential Parachute Payments.

9.Termination.
9.1.Termination. The parties may not terminate this Agreement other than as follows:
9.1.1.This Agreement may be terminated at any time prior to the Closing by mutual written consent of Buyer and Seller.
9.1.2.Buyer may terminate this Agreement by delivering written notice to Seller at any time prior to the Closing in the event that (a) Seller or the Company is in material breach of this Agreement, (b) Buyer has notified Seller of such breach in reasonable detail in writing, (c) there is a reasonable likelihood that such breach will result in the failure of any condition set forth in Section 6.1 or 6.2, as applicable, to be satisfied at Closing and (d) such breach is incapable of cure, constitutes a breach of the obligation to consummate the Closing at the time established for the Closing pursuant to Section 2.3 or is not cured prior to the earlier of (i) thirty (30) days after delivery of such notice of breach and (ii) the Expiration Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1.2 if Buyer is then in material breach of this Agreement.
9.1.3.Seller may terminate this Agreement by delivering written notice to Buyer at any time prior to the Closing in the event: (a) Buyer is in material breach of this Agreement, (b) Seller has notified Buyer of such breach in reasonable detail in writing, (c) there is a reasonable likelihood that such breach will result in the failure of any condition set forth on Section 7.1 or 7.2 to be satisfied at Closing and (d) such breach is incapable of cure, constitutes a breach of the obligation to consummate the Closing at the time established for the Closing pursuant to Section 2.3 or is not cured prior to the earlier of (i) thirty (30) days after delivery of such notice of breach and (ii) the Expiration Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1.3 if Seller is then in material breach of this Agreement; provided further, that the failure by Buyer to deliver the payments under Section 2.4.1(a) and (b) shall not be subject to cure hereunder, unless otherwise agreed to in writing by Seller.
9.1.4.Buyer or Seller may terminate this Agreement by providing written notice to the other at any time on or after September 28, 2022 (the “Expiration Date”), if the Closing shall not have occurred by the Expiration Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1.4 if the Company or Seller is actively pursuing specific performance of any of Buyer’s obligations hereunder; provided, further, that no party may terminate this Agreement pursuant to this Section 9.1.4 if the failure of the Closing to occur by the Expiration Date is the result of a breach of this Agreement by such party; and provided, further, that if on the Expiration Date, all conditions set forth in Article 7 have been satisfied (other than those conditions set forth in Section 7.4 and Section 7.5 and those conditions that by their terms are to be satisfied at the Closing (which conditions shall be capable of being satisfied at the Closing)), then Buyer shall have the right to extend the Expiration Date by providing written notice to Seller no later than one (1) Business Day prior to the Expiration Date on one occasion for a period of nine (9) months.
9.1.5.Either Buyer or Seller may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues an order, decree, ruling or other action permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the Person seeking to terminate this Agreement pursuant to this Section 9.1.5 has fully complied with its obligations under Section 8.4.
9.1.6.Buyer and Seller may terminate this Agreement by mutual written consent in the event that, following the extension of the Expiration Date by Buyer in accordance with Section 9.1.4, Buyer and Seller mutually determine, that the conditions set forth in Section 6.8, Section 6.9, Section 7.4 and Section 7.5 are not likely to be satisfied prior to the expiration of the extended period.

9.2.Effect of Termination. Subject to Section 9.3, if this Agreement is terminated pursuant to Section 9.1, all rights and obligations of the parties hereunder will terminate without any liability of any party, any Affiliate thereof or any controlling Person, partner, member, equity holder or Representative of any party or any Affiliate thereof; provided, however, that (a) the rights and obligations of the parties under Section 8.3 (Confidentiality), this Section 9.2 (Effect of Termination), Section 9.3 (Regulatory Reverse Termination Fee), Article 1 (Definitions) and Article 10 (Miscellaneous) will survive termination of this Agreement, (b) all filings, applications and other submissions made pursuant to Section 8.4 shall, to the extent practicable, be withdrawn from the Governmental Authority, agency or other Person to which made and (c) nothing herein will relieve any party to this Agreement from liability for Actual Fraud or any Willful Breach of this Agreement by such party prior to such termination.
9.3.Regulatory Fees.
9.3.1.If this Agreement is validly terminated by Seller or Buyer pursuant to Section 9.1.4 or Section 9.1.5, if at the time of such termination, all conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied, other than the conditions to Closing set forth in Section 6.8, Section 6.9, Section 7.4 or Section 7.5, which, with respect to Section 6.9 and Section 7.5, shall not have been satisfied due to (x) the failure to receive any required antitrust, competition, foreign direct investment, trade, pre-merger notification or other regulatory clearance, from a Governmental Authority of competent jurisdiction or (y) any Action by a Governmental Authority of competent jurisdiction to prevent the Contemplated Transactions for antitrust, competition, foreign direct investment, trade, pre-merger notification or other regulatory reasons (each of the foregoing, a “Qualifying Termination”), then, (a) in the event Buyer did not extend the Expiration Date pursuant to Section 9.1.4, Buyer shall pay to Seller, by wire transfer of immediately available funds, a fee of $16,000,000 (the “Expiration Date Reverse Termination Fee”), or (b) in the event Buyer did extend the Expiration Date pursuant to Section 9.1.4 and (1) a Qualifying Termination occurs following such extension period, or (2) the Agreement is terminated pursuant to Section 9.1.6, Buyer shall pay to Seller, by wire transfer of immediately available funds, a fee of $32,400,000 (the “Regulatory Reverse Termination Fee”), in each case, such payment to be made no later than five (5) Business Days after the receipt by Buyer of Seller’s demand for payment thereof following a Qualifying Termination.
9.3.2. Notwithstanding anything to the contrary in this Agreement, following any termination of this Agreement in accordance with its terms, in the event that Buyer is required to pay either the Expiration Date Reverse Termination Fee or the Regulatory Reverse Termination Fee, as applicable, pursuant to Section 9.3 and Buyer pays or causes to be paid, the full amount of either the Expiration Date Reverse Termination Fee or the Regulatory Reverse Termination Fee, as applicable, (A) Seller’s receipt of such fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller and its Affiliates against Buyer, Parent, and any of their respective former, current and future Affiliates, Representatives, direct and indirect shareholders, members, managers, partners, successors and assigns for any losses, damages or liabilities suffered or incurred as a result of or under this Agreement or the transactions contemplated by this Agreement, including the failure of the Closing to occur, and (B) upon the payment by Buyer of the Expiration Date Reverse Termination Fee or the Regulatory Reverse Termination Fee, as applicable, in each case if and when required by this Section 9.3, no Buyer Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions to any Seller Releasing Party.
9.3.3.Each party acknowledges and agrees that (a) the agreements contained in this Section 9.3 are an integral part of this Agreement and that, without these agreements, the parties would not have entered into this Agreement, (b) under no circumstances will Seller or any of its Affiliates, indirectly and collectively, seek to recover, or be entitled to recover, any money damages or other damages of any kind, character or description in excess of the Expiration Date Reverse Termination Fee or the Regulatory Reverse Termination Fee, as applicable, (c) in no event shall Buyer be required to pay both the Expiration Date Reverse Termination Fee and the Regulatory Reverse Termination Fee or shall Buyer be required to pay any of the Expiration Date

Reverse Termination Fee and the Regulatory Reverse Termination Fee on more than one (1) occasion, and (d) in light of the difficulty of accurately determining actual losses or damages with respect to the foregoing, the Expiration Date Reverse Termination Fee or the Regulatory Reverse Termination Fee, in the circumstances in which such fee becomes payable, constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages and is not a penalty. Notwithstanding anything herein to the contrary, in no event shall Seller be permitted or entitled to receive both (x) a grant of specific performance to effectuate the Closing, on the one hand, and (y) payment of either the Expiration Date Reverse Termination Fee or the Regulatory Reverse Termination Fee, on the other hand.
10.Miscellaneous.
10.1.Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any party hereto shall terminate at the Closing such that no claim for breach of any representation, warranty, covenant or agreement may be brought after the Closing with respect thereto and there will be no liability in respect thereof, except that this Section 10.1 shall not limit (a) any covenant or agreement of the parties which by its terms contemplates performance in whole or in part after the Closing (b) Buyer’s ability to recover under the R&W Insurance Policy, or (c) the survival of any Action based upon Actual Fraud.
10.2.Notices. All notices, requests, demands, claims and other communications required or permitted hereunder must be in writing and must be delivered by nationally recognized overnight courier, registered mail, certified mail or facsimile or e-mail. Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one (1) Business Day following the date sent when sent by overnight delivery, (b) on the day when sent when sent by e-mail, if no indication of non-delivery has been received by the sender or (c) upon personal delivery, addressed as follows:
If to Seller, or, prior to the Closing, the Company, to:

c/o Altamont Capital Partners
400 Hamilton Avenue, Suite 230
Palo Alto, CA 94301
Attention: Jennifer Mello and Keoni Schwartz
E-mail:    jmello@altamontcapital.com; kschwartz@altamontcapital.com; legalnotices@altamontcapital.com.

With a copy (which will not constitute notice) to:

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention: Howard S. Glazer and Elizabeth Rahn Gallucci
E-mail: howard.glazer@ropesgray.com;     elizabeth.gallucci@ropesgray.com.

If to Buyer, or, after the Closing, to the Company, to:

Vista Outdoor Operations LLC
c/o Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Attention: Dylan S. Ramsey
Email: Dylan.Ramsey@VistaOutdoor.com
Facsimile: +1 801-447-3039

With a copy (which will not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Christopher M. Sheaffer and Anatoliy Rozental
Email: CSheaffer@ReedSmith.com and ARozental@ReedSmith.com
Facsimile: (212) 521-5450

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.
10.3.Expenses of Transaction. Whether or not the Contemplated Transactions are consummated, except as otherwise specifically provided for in this Agreement, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution and performance of this Agreement and the instruments and agreements referred to herein and the consummation of the Contemplated Transactions.
10.4.Entire Agreement. The agreement of the parties that is comprised of this Agreement and the instruments and agreements referred to herein sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement prior to the Closing), whether oral or written, relating to the subject matter of this Agreement or any of the instruments and agreements referred to herein.
10.5.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the Contemplated Transactions are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Seller and Buyer will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Contemplated Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible.
10.6.Amendment. This Agreement may be amended or modified, but only by an instrument in writing executed by each of Seller and Buyer.
10.7.Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns in accordance with Section 10.8, and except as provided in Section 8.8, Section 10.17 and Section 10.21, nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.
10.8.Assignment. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written agreement of Buyer and Seller; provided, that Buyer may assign its rights under this Agreement to any secured lender (including any agent or other representative thereof) as collateral security for their obligations under any of their secured debt financing arrangements (including the Debt Financing) and any refinancing, extensions, refunding or renewals thereof, without the consent of Seller, in each case, to the extent such action would not increase the amount of any withholding Taxes arising in connection with the transactions contemplated by this Agreement; provided further that, any such assignment shall not relieve Buyer of any of its obligation under this Agreement. Any purported assignment in breach of this Section 10.8 shall be null and void.
10.9.Governing Law. This Agreement, the Contemplated Transactions and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
10.10.Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery in Wilmington Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if such court declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware) for the purpose of any and all Actions arising in whole or in part out of, related to, based upon or in connection with this Agreement, the Contemplated Transactions or the subject matter hereof, (b) waives to the extent not prohibited by applicable Laws, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) agrees not to commence any such Action other than before one of the above-named courts nor to make any motion or take any other Action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party may bring an Action in a court other than one of the above-named courts, to enforce the judgment of the above-named courts. Each party hereby (x) consents to service of process in any such Action in any manner permitted by the Laws of the State of Delaware; (y) agrees that service of process made in accordance with clause (x) or made pursuant to Section 10.2, will constitute good and valid service of process in any such Action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (x) or clause (y) does not constitute good and valid service of process.
10.11.Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES, IF ANY, TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES, IF ANY, SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE SUBJECT MATTER OF SUCH AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE CONTEMPLATED TRANSACTIONS OR THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
10.12.Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 10.10 and 10.11 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 10.10 or 10.11 above would constitute a material breach of this Agreement.
10.13.Specific Enforcement. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties agrees that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof in any Action instituted in any court having jurisdiction over the parties and the matter in addition to any other remedy to which such party may be entitled, at law or in equity. Each party further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate. For the avoidance of doubt, in no event shall the exercise of the Company’s or Seller’s right to seek specific performance pursuant to this Section 10.13 reduce, restrict or otherwise limit Seller’s right to terminate this Agreement pursuant to Section 9.1 and/or pursue all applicable remedies at law.
10.14.No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.
10.15.Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
10.16.Disclosure Schedules. No reference to or disclosure of any information in the Disclosure Schedules shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Disclosure Schedules nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement. The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosures made in any single disclosure schedule shall be incorporated by this reference in each of the other disclosure schedules attached to this Agreement to the extent that it is reasonably apparent that such incorporated disclosure relates to the subject matter of the disclosure schedule into which it is being incorporated pursuant to this sentence.
10.17.Non-Recourse. Notwithstanding anything to the contrary contained herein, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Contemplated Transactions, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling Persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any representations made or alleged to be made in connection herewith; provided, that nothing in this Section 10.17 shall in any way limit or qualify the obligations and liabilities of (a) any other entity guaranteeing the obligations of Buyer under this Agreement, or (b) any of the parties to the Restrictive Covenant Agreements. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
10.18.DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT: (A) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4, RESPECTIVELY, AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 6.4, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO BUYER IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NONE OF SELLER, ANY GROUP COMPANY NOR ANY NON-RECOURSE PARTY HAS MADE OR IS

MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, OWNERSHIP, USE, ZONING, EXISTENCE OF LATENT DEFECTS OR ANY OTHER ASPECT OF THE BUSINESS OR THE ASSETS OF THE GROUP COMPANIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 6.4, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY, LEGAL OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, OWNERSHIP, USE, ZONING, EXISTENCE OF LATENT DEFECTS OR ANY OTHER ASPECT OF THE BUSINESS OR THE ASSETS OF THE GROUP COMPANIES, ARE HEREBY EXPRESSLY DISCLAIMED. BUYER REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF IT AND ITS AFFILIATES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, IT IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AND SELLER AS SET FORTH IN ARTICLE 3 AND ARTICLE 4, RESPECTIVELY, AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 6.4, THAT BUYER SHALL ACQUIRE THE GROUP COMPANIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AND SELLER AS SET FORTH IN ARTICLE 3 AND ARTICLE 4, RESPECTIVELY, AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 6.4, THAT BUYER IS PURCHASING THE RESPECTIVE ASSETS OF THE GROUP COMPANIES ON AN “AS IS, WHERE IS” BASIS AND THAT BUYER IS PURCHASING SUCH ASSETS AT ITS OWN RISK.
Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Buyer, on behalf of it and its Affiliates, that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by the Group Companies, Seller or any of their respective Representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article 3 and Article 4 and in the certificates delivered pursuant to Section 6.4 as a representation and warranty by (and only by) the Company or Seller, as applicable.
10.19.Due Diligence Review. Buyer acknowledges, covenants and agrees, on behalf of itself and its Affiliates: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Group Companies; (b) that it has been furnished with or given full access to such documents and information about the Group Companies and their Business and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Contemplated Transactions; (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representation, warranties, covenants and agreements set forth in this Agreement; and (d) that (i) no representation or warranty has been or is being made by the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Representatives and (ii) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, Buyer is familiar with such uncertainties, Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other similar materials or information that may have been delivered or made available to it or any of its respective agents or representatives, Buyer has relied or will rely on such information, and Buyer will not assert, and will cause its respective Affiliates not to assert, any claims against Seller or any Group Company (or against the Non-Recourse Parties) with respect thereto.

10.20.Attorney-Client Privilege and Waiver of Conflicts. Buyer hereby waives and agrees to not assert, and agrees to cause the Group Companies to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, after the Closing Date, of Seller in any dispute with Buyer or the Group Companies or any other matter involving the Contemplated Transactions (each, a “Post-Closing Representation”), by Ropes & Gray LLP, or any other internal or external legal counsel currently representing the Group Companies (each, a “Prior Company Counsel”) in connection with the Contemplated Transactions (“Pre-Closing Representation”). Buyer further waives and agrees to not assert, and agrees to cause each Group Company to waive and not assert, in connection with any Post-Closing Representation, any attorney-client privilege with respect to any communication between any Prior Company Counsel and Seller, such Group Company and/or any officer, employee or manager of the Group Company that relates to the Pre-Closing Representation (it being the intention of the parties hereto that all rights to such attorney-client privilege, including the right to control such attorney-client privilege, shall be held by Seller). Recognizing that Prior Company Counsel has acted as legal counsel to the Group Companies, certain of the direct and indirect holders of Shares and certain of their respective Affiliates prior to the Closing Date, and that Prior Company Counsel intends to act as legal counsel to Seller and certain of the direct and indirect holders of Shares and their respective Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates and the Subsidiaries to waive, any conflicts that may arise in connection with Prior Company Counsel representing Seller or any direct or indirect holders of the Shares or their Affiliates after the Closing as such representation may relate to Buyer, the Group Companies or the Contemplated Transactions. In addition, all communications between direct and indirect holders of Shares, the Group Companies and their respective Affiliates, on the one hand, and Prior Company Counsel, on the other hand, related to the sale of the Shares shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of Shares and their respective Affiliates (and not the Group Companies) (the “Seller Pre-Closing Communications”). Notwithstanding the foregoing, in the event that a dispute arises between any of Buyer or any Group Company, on the one hand, and a third party other than Seller or any direct or indirect holders of the Shares or their Affiliates, on the other hand, Buyer or such Group Companies may assert the attorney-client privilege to prevent the disclosure of the Seller Pre-Closing Communications; provided that neither Buyer or any Group Company may waive such privilege without the prior written consent of Seller. Accordingly, the Group Companies shall not have access to any such Seller Pre-Closing Communications or to the files of Prior Company Counsel relating to such engagement from and after the Closing, and all Records and other materials of the Group Companies in any medium (including electronic copies) containing or reflecting any of Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to Seller effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement and shall be distributed to Seller immediately prior to Closing with no copies thereof retained by the Company, Buyer or any of their respective Subsidiaries or representatives. From and after the Closing, Buyer and the Company and their respective Subsidiary shall maintain the confidentiality of all such material and information. From and after the Closing, none of Buyer, the Company and their respective Subsidiaries, Affiliates and representatives shall access or in any way, directly or indirectly, use or rely upon any such materials or information. Without limiting the generality of the foregoing, from and after the Closing, (a) the direct and indirect holders of Shares and their respective Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no Group Company shall be a holder thereof, (b) to the extent that files of Prior Company Counsel in respect of such engagement constitute property of the client, only the direct and indirect holders of Shares and their respective Affiliates (and not the Group Companies) shall hold such property rights and (c) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any Group Company by reason of any attorney-client relationship between Prior Company Counsel and any Group Company or otherwise. Each of Buyer and the Company hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 10.20, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 10.20 is for the benefit of Seller and each Prior Company Counsel, and Seller and each Prior Company Counsel are intended third party beneficiaries of this Section 10.20. This Section 10.20 shall be irrevocable, and no term of this Section 10.20 may be amended, waived or modified, without the prior written consent of Seller and the Prior Company Counsel affected thereby.

10.21.Release.
10.21.1.Effective as of the Closing Date (but only if the Closing actually occurs), except for any rights or obligations under this Agreement, Buyer, each on behalf of itself and each of its Subsidiaries (including the Group Companies) and Affiliates and each of its current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller, its Affiliates and each of their respective current, former and future officers, directors, employees, equity holders, partners, managers, members, advisors, successors and assigns (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Buyer Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or any of its current or former Subsidiaries or any actions taken or failed to be taken by any of the Seller Released Parties in any capacity related to the Company or its current or former Subsidiaries occurring or arising on or prior to the Closing, but only to the extent that such cause, matter or thing does not otherwise constitute Actual Fraud or enforcing the terms of this Agreement. The provisions of this Section 10.21.1 are intended to be for the benefit of, and enforceable by the Seller Released Parties referenced in this Section 10.21.1 and each such Person shall be a third-party beneficiary of this Section 10.21.1. Nothing contained in this Agreement shall be construed to prohibit a Buyer Releasing Party from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that each Buyer Releasing Party hereby agrees to waive its right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by such Buyer Releasing Party or by anyone else on its behalf.
10.21.2.Effective as of the Closing Date (but only if the Closing actually occurs), except for any rights or obligations under this Agreement, Seller, each on behalf of itself and each of its Subsidiaries (including the Group Companies) and each of its current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer, its Affiliates and each of their respective current, former and future officers, directors, employees, equity holders, partners, managers, members, advisors, successors and assigns (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to Seller’s ownership of the Company or any of its current or former Subsidiaries, or the operations of the Company or any of its current or former Subsidiaries, in each case occurring or arising prior to the Closing, but only to the extent that such cause, matter or thing does not (i) otherwise constitute Actual Fraud, (ii) relate to any matter arising under this Agreement or any other Transaction Document or (iii) with respect to any Seller Releasing Party who is or was an individual service provider to the Company or any of its current or former Subsidiaries, relate to any rights to accrued, earned or vested compensation or benefits or any rights to indemnification, protection under directors and officers liability or other similar insurance, or advancement of expenses under any agreement with or policy maintained by the Company or any of its current or former Subsidiaries or pursuant to applicable Law. The provisions of this Section 10.21.2 are intended to be for the benefit of, and enforceable by the Buyer Released Parties referenced in this Section 10.21.2 and each such Person shall be a third-party beneficiary of this Section 10.21.2. Nothing contained in this Agreement shall be construed to prohibit a Seller Releasing Party from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that each Seller Releasing Party hereby agrees to waive its right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by such Seller Releasing Party or by anyone else on its behalf.
10.22.Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.
10.23.Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or .pdf signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.
10.24.Debt Financing. Notwithstanding anything in this Agreement to the contrary, each of Seller and, prior to the Closing, the Company, on behalf of itself, its Subsidiaries, its controlled Affiliates and its Representatives, hereby: (a) agrees that any Action of any kind or description, whether in contract or in tort or otherwise, involving any Financing Party, arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court; (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in any applicable definitive document agreement relating to the Debt Financing; (c) agrees not to bring or support, or permit any of its controlled Affiliates to bring or support, any Action, whether in contract or in tort or otherwise, arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder against any Financing Party and to cause any such Action asserted to be dismissed or otherwise terminated; (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any such Action brought against any Financing Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law any rights or claims against any Financing Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that no Financing Party shall have any liability to Seller, any of its Affiliates or any of their respective Representatives arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (g) agrees that no Financing Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (h) agrees that the Financing Parties are express third party beneficiaries of, and may enforce any of the provisions of this Section 10.24; and (i) agrees that this Section 10.24 and the definition of “Financing Sources” and “Financing Parties” (and any provision of this Agreement to the extent an amendment, modification, or waiver of such provision would modify the substance of the foregoing provisions) may not be amended, modified or waived in any manner that is materially adverse to the Financing Parties without the prior written consent of the Financing Sources; provided that notwithstanding the foregoing, this Section 10.24 shall apply solely to the extent the Group Companies have been provided notice of the existence of any applicable Debt Financing (and received copies of the agreements related thereto) as required pursuant to Section 8.11.1. Notwithstanding the foregoing, nothing in this Section 10.24 shall affect the rights of Buyer against the Financing Parties with respect to the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated thereby or the performance of any services thereunder.

10.25.Parent Guarantee. The Parent hereby absolutely, unconditionally and irrevocably guarantees to Seller the payment and performance of all of the payment and other obligations of Buyer to Seller in this Agreement and the other Transaction Agreements (the “Parent Obligations”), in each case, when and to the extent that, any such Parent Obligations shall become due and payable; provided, however, that the Parent shall be subject to the limitations set forth herein and shall succeed to all rights of the Buyer hereunder. The Parent agrees that the guaranty set forth in this Section 10.25 is a present and continuing guaranty of payment and not of collectability, and that Seller shall not be required to prosecute collection, enforcement or other remedies against Buyer or any other Person, or to enforce or resort to any other rights or remedies hereunder, before calling on the Parent for payment or performance. The Parent agrees that if, for any reason, Buyer shall fail or be unable to pay or perform, punctually and fully, any of the Parent Obligations, the Parent shall pay or perform such Parent Obligations to Seller in full immediately upon demand. The Parent agrees that the obligations of the Parent pursuant to this Section 10.25 shall be primary obligations, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that the Parent may have against Seller or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by any circumstance or condition (whether or not the Parent shall have any knowledge thereof). The execution, delivery and performance by the Parent of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Parent. The Parent has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery by Seller, this Agreement constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.
[The remainder of this page is intentionally blank. Signatures follow.]

In witness whereof, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.
BUYER:    VISTA OUTDOOR OPERATIONS LLC

By: /s/ Sudhanshu Priyadarshi
Name: Sudhanshu Priyadarshi
Title: Chief Financial Officer

PARENT:    VISTA OUTDOOR INC.

By: /s/ Sudhanshu Priyadarshi
Name: Sudhanshu Priyadarshi
Title: Chief Financial Officer

THE COMPANY:    FOX (PARENT) HOLDINGS, INC.

By: /s/ Jeffery McGuane
Name: Jeffery McGuane
Title: President

SELLER:    FOX PARENT HOLDINGS, LLC

By: /s/Keoni Schwartz
Name: Keoni Schwartz
Title: President
[Signature Page to Share Purchase Agreement]